        Exhibit 10.2

Execution Version

CREDIT AGREEMENT

among
STITCH FIX, INC.

and

THE ADDITIONAL BORROWERS FROM TIME TO TIME PARTY HERETO,

as Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

CITIBANK, N.A.,

as Agent

Dated as of December 4, 2023

TABLE OF CONTENTS
Page

Schedules
Schedule 6.1(a)    Jurisdictions; Tax Identification Numbers and Organizational Identification     Numbers
Schedule 6.1(b)(i)    Locations of Collateral and Real Property
Schedule 6.1(b)(ii)    Permitted Inventory Locations
Schedule 6.1(f)    Consents and Authorizations
Schedule 6.1(g)    Ownership; Subsidiaries
Schedule 6.1(o)    Taxes and Tax Returns
Schedule 6.1(p)    Judgments; Litigation
Schedule 6.1(v)    ERISA Plans
Schedule 6.1(w)    Intellectual Property
Schedule 6.1(x)    Labor Contracts
Schedule 6.1(cc)    [Reserved]
Schedule 7.17    [Reserved]
Schedule 7.21    Post-Closing Covenants
Schedule 8.1(b)    Existing Indebtedness
Schedule 8.2    Contingent Obligations
Schedule 8.8    Existing Liens
Schedule 8.10    Existing Investments
Schedule 8.23    Affiliate Transactions

Annexes

Annex A    Lenders and Commitments
Exhibits
Exhibit A-1    Revolving Credit Note
Exhibit A-3    Swingline Note
Exhibit B    Notice of Borrowing
Exhibit C    Notice of Continuation/Conversion
Exhibit D    Letter of Credit Request
Exhibit F    Financial Condition Certificate
Exhibit G    Closing Certificate
Exhibit H    Compliance Certificate
Exhibit I    Borrowing Base Certificate
Exhibit J-1    Assignment and Acceptance
Exhibit J-2    Form of Joinder
Exhibits K-1 to K-4    U.S. Tax Compliance Certificates

CREDIT AGREEMENT
This CREDIT AGREEMENT, is entered into as of December 4, 2023, among (i) STITCH FIX, INC., a Delaware corporation (“Stitch Fix”) and those additional Persons that are joined as a party hereto as borrowers by executing the form of Joinder attached hereto as Exhibit J-2 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), (ii) each of the lenders identified as a “Lender” on Annex A attached hereto (together with each of its respective successors and assigns, if any, and any Additional Lenders, each a “Lender” and, collectively, the “Lenders”) and (iii) CITIBANK, N.A., a national banking association (“Citibank”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, herein called the “Agent”).
W I T N E S S E T H:
WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and other extensions of credit to Borrowers consisting of a revolving credit line in an amount of up to $50,000,000 and have requested that Citibank act as Agent in connection with such credit extensions;
NOW, THEREFORE, in respect of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Borrowers, the Lenders, and Agent, each intending to be legally bound, hereby agree as follows:
Article I.
DEFINITIONS
Definitions. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the UCC (including, without limitation, Account, Account Debtor, Chattel Paper, Commercial Tort Claims, Deposit Account, Drafts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Inventory, Investment Property, Instruments, Letters of Credit, Letter of Credit Rights, Promissory Notes, Proceeds, Securities Account and Supporting Obligations) shall be construed and defined as set forth in the UCC unless otherwise defined herein. In addition, as used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Acceptable Appraisal” means, with respect to an appraisal of Inventory, the most recent appraisal of such property received by Agent (a) from an appraisal company satisfactory to Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent, in each case, in Agent’s Permitted Discretion.
“Acquisition” has the meaning given such term in Section 8.3.
“Additional Lender” has the meaning set forth in Section 2.16.
“Adjusted EBITDA” means, for any period, with respect to the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP,
(a)    (i) EBITDA, without duplication, plus
(ii) noncash stock based compensation expense, plus
(iii) noncash exchange, transaction or performance losses relating to any foreign currency hedging transactions or currency fluctuations, plus

(iv) costs, fees and expenses in connection with the execution and delivery of this Agreement and the other Loan Documents and any amendments or other modifications thereto, plus
(v) one-time costs, fees, and expenses in connection with Permitted Acquisitions, Investments, dispositions, issuances or repurchases of Equity Interests, or the incurrence, amendment or waiver of Indebtedness (in each case permitted hereunder), in each case, whether or not consummated; provided that, any amounts described in this clause (a)(v) with respect to transactions that are not consummated shall not exceed $5,000,000 in any four (4) fiscal quarter period, plus
(vi) noncash purchase accounting adjustments (including, but not limited to deferred revenue write down) and any adjustments as required or permitted by the application of FASB 141 (requiring the use of purchase method of accounting for acquisitions and consolidations), FASB 142 (relating to changes in accounting for the amortization of good will and certain other intangibles) and FASB 144 (relating to the write downs of long-lived assets), in each case, in connection with Permitted Acquisitions, plus
(vii) noncash charges for goodwill and other intangible write-offs and write-downs in connection with Permitted Acquisitions or otherwise, plus
(viii) the amount of any restructuring charge, accrual or reserve, integration cost or other business optimization expense, including any restructuring costs incurred in connection with acquisitions, mergers or consolidations and any other restructuring expenses, severance expenses, one-time compensation charges, post-retirement employee benefits plans, any expenses relating to reconstruction, decommissioning or recommissioning fixed assets for alternate use, expenses or charges relating to facility or warehouse closing costs, acquisition integration costs and signing, retention or completion bonuses or expenses, in an amount for any such charges and expenses, when taken together with any amounts under clause (a)(xv) below, not to exceed (A) for each four (4) fiscal quarter period ending in the 2024 fiscal year, $20,000,000 and (B) otherwise, $15,000,000 in any four (4) fiscal quarter period; provided that any non-cash charges, accruals, reserves, costs or expenses shall not be capped (except to the extent such non-cash items represent an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period); plus
(ix) (A) any extraordinary, unusual or non-recurring non-cash expenses or non-cash charges and (B) any non-recurring expenses or charges, in an amount not to exceed $5,000,000 in any four (4) fiscal quarter period; plus
(x) other noncash items reducing Net Income (excluding any such non cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent in writing as an ‘add-back’ to Adjusted EBITDA, plus
(xi) any Insurance Loss Addback; plus
(xii) expenses and payments that are covered by indemnification or purchase price adjustment provisions in any agreement entered into by a Loan Party or a Subsidiary in connection with any proposed or actual Permitted Acquisition and for which (A) the indemnitor or counterparty has assumed coverage and (B) the Borrower reasonably expects to receive such expenses and payments within one year from the date of calculation; plus
(xiii) any expense deducted in calculating Net Income and reimbursed by third parties (other than any Loan Party or a Subsidiary); plus
(xiv) the amount of earn-out obligations incurred in connection with any Permitted Acquisition, to the extent such earn-outs are permitted under this Agreement and expensed under GAAP standards in an aggregate amount not to exceed $2,500,000 in any four (4) fiscal quarter period; plus
(xv) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Borrower in good faith to result from actions taken or to be taken in connection with any Investment, disposition, merger, amalgamation, consolidation, discontinued operations, or operational changes (which will be added to Adjusted EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions in an amount, when taken together with any amounts paid in cash under clause (a)(viii) above, not to exceed (A) for each four (4) fiscal quarter period ending in the 2024 fiscal year, $20,000,000 and (B) otherwise, $15,000,000 in any four (4) fiscal quarter period; provided that (x) such actions have been taken or are expected to be taken within 12 months after the consummation of the Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operations, or operational change expected to result in such cost savings or other benefits, and (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower); plus
(xvi)    write-downs of capitalized software development costs; minus
(b)     the sum, without duplication of the amounts for such period of
(i) noncash items increasing Net Income for such period (excluding any such non cash item to the extent that it represents the reversal of an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus
(ii) interest income; plus
(iii) capitalized software development costs;
provided that Adjusted EBITDA for any period shall be determined on a pro forma basis to give effect to any Permitted Acquisitions or any disposition of any business or assets consummated during such period, in each case as if such transaction occurred on the first day of such period and in accordance with Regulation S-X promulgated by the SEC as in effect on January 1, 2021.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Advance” means amounts advanced by the Lenders (or any of them, as applicable) to or for the benefit of Borrowers pursuant to Section 2.1 hereof on the occasion of any borrowing and which are of the same initial Type and which have the same initial Interest Period, as applicable, and “Advances” shall mean more than one Advance.
“Affiliate” means, as to any Person, any other Person who directly or indirectly Controls, is under common Control with, is Controlled by or is a director, officer, manager or general partner of such Person. Without limitation of the foregoing, the following Persons shall at all times constitute Affiliates of each Borrower: (i) Borrower Agent, (ii) each other Borrower, (iii) each Guarantor, and (iv) all Subsidiaries.
“Agent” has the meaning specified in the preamble to this Agreement.

“Agent’s Payment Account” means an account at the Bank designated on the Closing Date and from time to time thereafter by Agent to the Lenders and Borrower Agent as the “Agent’s Payment Account”.
“Aggregate Revolving Credit Commitment” means $50,000,000, as such amount may be decreased by the amount of any permanent reductions in the Revolving Credit Commitments made in accordance with Section 2.5, and increased by the amount of any Incremental Revolving Credit Commitments established in accordance with Section 2.16, which amount is the aggregate amount of the Revolving Credit Commitments of the Lenders.
“Agreement” means this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.
“All-In Yield” means, as to any Indebtedness, the annual yield thereof, whether in the form of interest rate margins, original issue discount (“OID”) or upfront fees and any floors (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin); provided that, (i) OID and upfront fees shall be equated to interest rates assuming a four year life to maturity and (ii) “All-In Yield” shall not include arrangement fees, structuring fees, underwriting fees or similar fees that are not paid to all Lenders providing the relevant Indebtedness.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable statutes, laws, regulations or rules in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq.) and the Patriot Act.
        “Applicable Margin” means (i) in the case of Base Rate Advances which are Revolving Credit Loans, 2.00% per annum, and (ii) in the case of SOFR Advances which are Revolving Credit Loans, 2.00% per annum.
“Assignment and Acceptance” means an Assignment and Acceptance entered into by a Lender and its assignee, and accepted by Agent, to be substantially in the form of Exhibit J-1.
“Auditors” means a nationally recognized firm of independent public accountants selected by Borrower Agent or other accountant reasonably satisfactory to Agent.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.3(j)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” means Citibank, so long as Citibank is Agent and, if Citibank ceases to be Agent, then, “Bank” shall mean a bank designated by the Required Lenders as the “Bank” for purposes hereof.
“Bank Product” means any of the following products, services or facilities extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (i) Cash Management Services; (ii) products under Hedging Agreements; and (iii) other banking products or services as may be requested by a Loan Party or one of its Subsidiaries from Bank.
“Bank Product Agreements” means any agreements entered into from time to time by any Loan Party or any of its Subsidiaries with the Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Obligations” means Indebtedness and other obligations of any Loan Party or any of its Subsidiaries to any Bank Product Provider arising from Bank Products; provided, that, for the avoidance of doubt, in order for any Indebtedness or other obligations to constitute “Bank Product Obligations”, the applicable Bank Product Provider and Borrower Agent must have provided the notice required pursuant to the definition of Bank Product Provider, unless the applicable Bank Product Provider is Agent or one of its Affiliates.
“Bank Product Provider” means Agent, any Lender or any of their respective Affiliates; provided that no such Person (other than Agent or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until the applicable Lender (or Affiliate, as the case may be) and Borrower Agent shall have each provided written notice to Agent of (i) the existence of such Bank Product; (ii) the maximum dollar amount of the obligations arising under such Bank Product (which amount may be changed from time to time, except as provided below, by such Lender (or Affiliate, as the case may be) and Borrower Agent by delivering written notice to Agent); and (iii) the methodology to be used by such parties in determining the Bank Product Obligations owing with respect thereto from time to time; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
“Bank Product Reserve” means the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion (based upon Agent’s and the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products (including, for the avoidance of doubt, Cash Management Services) then provided or outstanding.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.
“Base Rate” means, for any period, a fluctuating interest rate per annum at all times equal to the greatest of: (i) the Federal Funds Rate plus 0.50%, (ii) the Prime Rate, and (iii) Adjusted Term SOFR for a one-month tenor plus 1.00% per annum. If, for any reason, Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable, after due inquiry, to ascertain Adjusted Term SOFR, for any reason, including the inability or failure of Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (iii) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or Adjusted Term SOFR shall be effective on the effective date of such change in the Prime Rate or Adjusted Term SOFR, respectively, automatically and without notice to any Person. Notwithstanding anything in this Agreement to the contrary, if the Base Rate determined as provided above would be less than 0%, then the Base Rate shall be deemed to be 0%.
“Base Rate Advance” means an Advance that bears interest as provided in Section 4.1(a).
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.3(j)(i).
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(j) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(j).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” and “Borrowers” have the respective meanings specified in the preamble to this Agreement.
“Borrower Agent” means Stitch Fix.
“Borrowing” has the meaning specified in Section 2.3(a).
“Borrowing Base” means, as of any date of determination, the result of:
(a)    90% of the Value of Eligible Credit Card Receivables, plus

(b)    90% of the Value of Eligible Domestic Investment Grade or Credit Insured Receivables; plus
(c)    85% of the Value of Eligible Domestic Non-Investment Grade or Non-Credit Insured Receivables; plus
(d)    an amount equal to the lesser of (i) 90% of the Net Orderly Liquidation Value of Eligible Inventory (including Eligible In-Transit Inventory) and (ii) 70% of the Value of Eligible Inventory (including Eligible In-Transit Inventory); minus
(e)    the aggregate amount of all Reserves.
“Borrowing Base Certificate” has the meaning specified in Section 7.11(e).
“Borrowing Date” means the date on which a Borrowing is obtained.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or permitted by law to close.
“Business Plan” means a business plan of the Loan Parties and their Subsidiaries, consisting of consolidated projected balance sheets, income statements, related cash flow statements and related profit and loss statements, and availability forecasts, together with appropriate supporting details and a statement of the underlying assumptions and a projection of Excess Availability, which (i) as of the Closing Date, covers a three (3) year period, beginning with the fiscal year ending July 2024, which is prepared on a quarterly basis for the fiscal year ending July 2024 and on an annual basis for each fiscal year ending thereafter, and (ii) for business plans delivered after the Closing Date, covers a fiscal year period, which is prepared on a quarterly basis.
“Capital Expenditures” means (a) expenditures for any fixed assets or improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year, and shall include all commitments, payments in respect of Capitalized Lease Obligations and leasehold improvements and/or (b) any capitalized labor expenditures.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Capitalized Lease Obligations” means that portion of the obligations under a Capital Lease which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness (net of Interest Expense) in accordance with GAAP.
“Cash Dominion Period” means the period (i) commencing on the date that (A) any Event of Default occurs and is continuing or (B) Excess Availability is less than the greater of (A) $7,000,000 and (B) 15% of the Line Cap as of such date, and (ii) continuing until a period of thirty (30) consecutive days has elapsed during which at all times (A) no Event of Default shall exist and (B) Excess Availability has equaled or exceeded the greater of (x) $7,000,000 and (y) 15% of the Line Cap on each day in such period.
“Cash Equivalents” means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (A) a Lender or its Affiliates; (B) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $1,000,000,000; or (C) any bank or its holding company that has a short-term commercial paper rating of at least A 1 or the equivalent by Standard & Poor’s Ratings Services or at least P 1 or the equivalent by Moody’s Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A 1 or the equivalent by Standard & Poor’s Ratings Services or at least P 1 or the equivalent by Moody’s Investors Service, Inc.; (iv) commercial paper, other than commercial paper issued by Borrowers or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A 1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P 1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $1,000,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above, and (vi) investments permitted by the Borrower’s board-approved investment policy as approved from time to time by the Agent (such approval not to be unreasonably withheld, delayed or conditioned).
“Cash Management Services” means any one or more of the following types of services or facilities: (i) credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) and (iii) any other demand deposit or operating account relationships or other cash management services.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or CRD IV, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means
(a)    any Person or two or more Persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of the Borrower Agent (or other securities convertible into such Equity Interests) representing 40% or more of the combined voting power of all Equity Interests of the Borrower Agent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of the Borrower Agent,
(b)    Borrower Agent fails to own and control, directly or indirectly, 100% of the Equity Interests of any other Loan Party other than in connection with a transaction expressly permitted hereunder, or
(c)    a change in control or similar event with respect to any Loan Party, as defined or described under any indenture or agreement in respect of Material Indebtedness to which any Loan Party is a party, shall have occurred and is not otherwise consented to in writing by the holder(s) of such Material Indebtedness.
“Citibank” has the meaning specified in the preamble to this Agreement.
“Claims” has the meaning specified in Section 12.4(a).
“Closing Date” means December 4, 2023.
“Closing Fee” has the meaning specified in the Fee Letter.
“Code” means the Internal Revenue Code of 1986, as in effect from time to time, and all regulations and guidelines promulgated thereunder.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents; provided that Collateral shall not include any Excluded Property.
“Collateral Access Agreements” means a landlord waiver, mortgagee waiver, bailee letter, lien waiver or similar agreement of any lessor, bailee, warehouseman, freight forwarder, shipper or processor in possession of any Collateral or on whose property any Collateral is located in form and substance reasonably satisfactory to Agent.
“Collateralization” and “Collateralize” each means, (i) with respect to any Letter of Credit, the deposit by Borrowers in a cash collateral account established and controlled by or on behalf of Agent of an amount equal to 103% of the undrawn amount of such Letter of Credit or, if Agent and the Letter of Credit Issuer shall agree in their reasonable discretion, the provision of other credit support, in each case, pursuant to documentation in form and satisfactory reasonably satisfactory to Agent and the Letter of Credit Issuer, and (ii) with respect to any Bank Product Obligation, the deposit by Borrowers in a cash collateral account established and controlled by or on behalf of Agent of an amount equal to 103% of the amount of such Bank Product Obligation as reasonably determined by Agent and the applicable Bank Product Provider to be sufficient to satisfy the estimated credit exposure with respect to such Bank Product Obligation at such time, pursuant to documentation in form and satisfactory reasonably satisfactory to Agent and the applicable Bank Product Provider.
“Collections” means all cash, funds, checks, notes, instruments, any other form of remittance tendered by account debtors in respect of payment of Receivables of the Loan Parties and any other payments received by the Loan Parties with respect to any Collateral.
“Commitments” means, collectively, the Revolving Credit Commitments and any other commitments that the Lenders may from time to time make to Borrowers pursuant hereto for the extension of any credit or other financial accommodation (but excluding any Bank Product Obligations).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute, and all regulations and guidelines promulgated thereunder
“Compliance Certificate” has the meaning specified in Section 7.11(d).
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Fixed Charge Coverage Ratio” means, for any period, with respect to the Loan Parties and their Subsidiaries, on a consolidated basis in accordance with GAAP, as of the date of determination thereof, the ratio of (i) Adjusted EBITDA for such period, minus the sum of (A) all

Unfinanced Capital Expenditures paid or payable during such period, plus (B) all Unfinanced Capitalized Software Expenditures paid or payable during such period to (ii) the sum of, without duplication, (A) all principal amounts of Indebtedness (including Indebtedness to the Lenders to the extent such amounts may not be reborrowed) paid or payable during such period, plus (B) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to Agent or the Lenders) paid or payable during such period, plus (C) all amounts paid or payable on account of Capital Leases during such period, plus (D) without limitation of the restrictions specified in Section 8.9, all dividends, redemptions, repurchases or other distributions paid or payable in cash on account of Borrower Agent’s or a Borrower’s Equity Interests during such period, plus (E) all cash Tax Expense paid or payable during such period.
“Contingent Obligation” means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another Person, except endorsements in the ordinary course of business.
“Continuation” has the meaning specified in Section 2.3(b).
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” shall mean, with respect to any deposit account, securities account or commodity account maintained in the United States, an agreement, in form and substance reasonably satisfactory to Agent and the Loan Party maintaining such account, among Agent, the financial institution or other Person at which such account is maintained and the Loan Party maintaining such account, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent or, with respect to any jurisdiction outside the United States, any equivalent agreement or notice under applicable foreign (or non-United States) law required by such law to perfect, or give notice to the applicable depository institution of, a Lien in underlying property in accordance with, and enforceable under, such law.
“Controlled Account” and “Controlled Accounts” have the respective meanings specified in Section 2.7.
“Conversion Date” means the last day of the first full fiscal quarter after the Loan Parties and their Subsidiaries have achieved a Consolidated Fixed Charge Coverage Ratio of 1.10:1.00 or greater for four (4) consecutive fiscal quarters.
“Convert,” “Conversion” and “Converted” each refers to conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(c).
“Copyrights” means (i) any and all copyright rights in any works subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise, (ii) all registrations and applications for registration of any such copyright in the United States or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule 6.1(w); and (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing, including the right to damages and payments for past or future infringement thereof.
“Cost” means the cost of Inventory determined on a basis consistent with the most recent Acceptable Appraisal.
“Covenant Testing Period” means a period (i) commencing on the last day of the fiscal quarter most recently ended prior to the occurrence of a Covenant Trigger Event for which Borrowers were required to deliver to Agent quarterly Financial Statements pursuant to the terms of this Agreement, and (ii) continuing until a period of thirty (30) consecutive days has elapsed from the date of the occurrence of such Covenant Trigger Event during which period at all times Excess Availability has equaled or exceeded the greater of (A) $7,000,000 and (B) 15% of the Line Cap.
“Covenant Trigger Event” means the occurrence at any time of the failure of Borrowers to have Excess Availability in an amount of at least the greater of (i) $7,000,000 and (ii) 15% of the Line Cap at such time.
“Credit Card Processor” means any Person (other than a Loan Party or any Affiliate of a Loan Party) who issues or whose members or Affiliates issue credit or debit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, and other non-bank credit or debit cards, including credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., Venmo, Paypal, Square and any servicing or processing agent or any factor or financial intermediary that facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards, including, without limitation, Braintree.
“Credit Card Processor Accounts” means rights to payment (including rights to receive payment in respect of accounts or general intangibles or receivables) owing to a Loan Party from a Credit Card Processor.
“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory and (b) outstanding merchandise credits of the Borrowers, net of any dormancy reserves maintained by the Borrowers on their books and records in the ordinary course of business consistent with past practices.
“Customer Credit Liability Reserves” means, as of any date, an amount equal to 50% (or such lesser percentage as determined by the Agent in its Permitted Discretion based on of the redemption history of the gift certificates, gift cards and merchandise credits of the Borrowers) of the Customer Credit Liabilities as reflected in the Borrowers’ books and records.
“Default” means any of the events specified in Section 10.1, which, with the giving of notice or lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default.
“Defaulting Lender” any Lender that (i) has failed to perform any funding obligations hereunder, including in respect of the making of Revolving Credit Loans, the settlement of any Swingline Loans, Protective Advances or Overadvances, or the funding of any risk participations in Letters of Credit and such failure is not cured within three (3) Business Days; (ii) has notified Agent, any other Lender or any Loan Party that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (iii) has failed, within three (3) Business Days following request by Agent or Borrower Agent, to confirm in a manner satisfactory to Agent or Borrower Agent that such Lender will comply with its funding obligations hereunder; (iv) has become the subject of a Bail-In Action; or (v) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Event or taken any action in furtherance thereof; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company. Any determination by Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrowers, the Letter of Credit Issuer, the Swingline Lender and each Lender.
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (i) mature automatically or are mandatorily redeemable (other than solely for Equity Interests issued by Borrower Agent (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) are redeemable at the option of the holder thereof (other than solely for Equity Interests issued by Borrower Agent (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (iii) provide for the scheduled payments of dividends in cash that are payable without further action or decision of Borrower Agent, or (iv) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Termination Date.
“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.
“Domestic Investment Grade Entity” means an Entity that (a) is organized under the laws of the United States, any state thereof or the District of Columbia and (b) either (x) has a credit rating of BBB- or higher by Standard & Poor’s Ratings Services or Baa3 or higher by Moody’s Investors Service, Inc. or (y) is a public entity with no debt rating, and deemed a “Domestic Investment Grade Entity” by Agent, in its Permitted Discretion.
“Domestic Loan Party” means each Loan Party organized under the laws of the United States, a state thereof or the District of Columbia.
“EBITDA” means, for any period, with respect to the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP (i) Net Income for such period, plus (ii) the amount of depreciation and amortization of fixed and intangible assets deducted in determining such Net Income for such period (including, without limitation, amortization of intangibles from purchase price accounting), plus (iii) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to Agent or Lenders) paid or payable during such period, without duplication, plus (iv) Tax Expense paid or accrued during such period.
“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a Borrower Agent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its Borrower Agent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (i) a Lender or any Affiliate thereof; (ii) a commercial bank organized or licensed under the laws of the United States or a state thereof having total assets in excess of $1,000,000,000; (iii) a finance company, insurance company or other financial institution or fund, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $1,000,000,000; or (iv) a savings and loan association or savings bank organized under the laws of the United States or a state thereof which has a net worth, determined in accordance with GAAP, in excess of $500,000,000; provided, that (A) none of any owner of Equity Interests of a Loan Party, any Loan Party or any of their respective Affiliates shall qualify as an Eligible Assignee, (B) neither a natural person nor a Defaulting Lender shall qualify as an Eligible Assignee, (C) each Eligible Assignee under clauses (ii) through (iv) hereof shall be reasonably acceptable to and subject to the consent of Agent, and (D) nothing herein shall restrict or require the consent of any Person to the pledge by any Lender of all or any portion of its rights and interests under this Agreement, its Notes or any other Loan Document to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge in any manner permitted by applicable law.
“Eligible Credit Card Receivables” means as of any date of determination, all Credit Card Processor Accounts of a Borrower that constitute proceeds from the sale or disposition of Inventory or the provision of services, in each case, arising in the ordinary course of business of the Borrowers and that are reflected in the most recent Borrowing Base Certificate, except any Credit Card Processor Account with respect to which any of the exclusionary criteria set forth below applies; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion in consultation with Borrower to address the results of any information with respect to Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. No Credit Card Processor Account will be an Eligible Credit Card Receivable if:
(a)    such Credit Card Processor Account has been outstanding for more than five (5) Business Days from the date of sale (or such longer period as may be approved by the Agent in its sole discretion);
(b)    such Credit Card Processor Account is not subject to the first priority, valid and perfected Lien of the Agent;
(c)    such Credit Card Processor Account is subject to any other Lien, other than non-consensual Liens arising by operation of law so long as such Lien does not have priority over the Lien of the Agent and is junior to the Lien of the Agent (it being understood that customary offsets to fees and chargebacks in the ordinary course by the credit card or debit card processors will not be deemed violative of this clause (c));
(d)    a Borrower does not have good, valid and marketable title thereto;
(e)    such Credit Card Processor Account does not constitute the legal, valid and binding obligation of the applicable Credit Card Processor enforceable in accordance with its terms;
(f)    such Credit Card Processor Account is disputed, or a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback has been asserted with respect thereto by the applicable Credit Card Processor (but only to the extent of such dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback);
(g)    [reserved];
(h)    such Credit Card Processor Account is owed by a Credit Card Processor that is subject to an Insolvency Event;
(i)    except as otherwise agreed by the Agent in its Permitted Discretion, such Credit Card Processor Account does not conform with a covenant or representation contained herein or the Security Documents as to such Credit Card Processor Account in any material respect;
(j)    such Credit Card Processor Account is due from a Credit Card Processor (other than Visa, Mastercard, American Express and Discover) which the Agent determines in its Permitted Discretion to be unlikely to be collected;
(k)    unless otherwise agreed by the Agent, the Credit Card Processor is organized or has its principal offices or assets outside the United States or Canada;

(l)    such Credit Card Processor Account is evidenced by Chattel Paper or an Instrument of any kind, other than Chattel Paper or an Instrument over which the Agent has a first-priority (subject to any non-consensual Liens arising by operation of law for which no amount is due and owing) perfected security interest;
(m)    such Credit Card Processor Account includes a billing for interest, fees or late charges, but ineligibility will be limited to the extent thereof; or
(n)    such Credit Card Processor Account was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Credit Card Processor Account is owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Credit Card Processor Account that is satisfactory to Agent in its Permitted Discretion
        If any Credit Card Processor Account at any time ceases to be an Eligible Credit Card Receivable, then such Credit Card Processor Account will promptly be excluded from the calculation of the Borrowing Base.

“Eligible Customer In-Transit Inventory” means Inventory that is in-transit from a Borrower’s customer to a Borrower that meets the following requirements:
(a)    it has been shipped from a United States location for receipt by a Borrower at a United States location of such Borrower;
(b)     legal ownership is retained by the applicable Borrower;
(c)     not more than sixty (60) days has passed since the deadline for return of the Inventory by the customer to the applicable Borrower;
(d)     the Borrower’s customer has not paid for such Inventory; and
(e)     it is insured in accordance with the requirements of Section 7.6.
“Eligible Domestic Investment Grade or Credit Insured Receivables” means Eligible Receivables that: (a) are owing by an account debtor which is a Domestic Investment Grade Entity; (b) payment thereof is secured under a letter of credit from a bank and on terms, in each case, acceptable to Agent, in its Permitted Discretion, which has been insured or assigned to the Agent and on which the Agent otherwise has a first priority perfected Lien; or (c) non-payment thereof is insured by credit insurance from an insurer and having terms of coverage, in each case, acceptable to the Agent, in its Permitted Discretion, and on which the Agent is named “lenders loss payee”.
“Eligible Domestic Non-Investment Grade or Non-Credit Insured Receivables” means Eligible Receivables not constituting Eligible Domestic Investment Grade or Credit Insured Receivables; provided that the sale or rendition or services is to an account debtor domiciled in the United States and (if not a natural person) organized under the laws of the United States or any political subdivision thereof.

“Eligible In-Transit Inventory” means Inventory that is in-transit from a vendor to a Borrower that meets the following requirements:
(a)    it has been shipped from a United States location for receipt by a Borrower at a United States location of such Borrower within fourteen (14) days of the date of shipment;
(b)     it is not being shipped by a carrier that is owned by or affiliated with the vendor;
(c)     legal ownership thereof has passed to the applicable Borrower (or is retained by the applicable Borrower) as evidenced by customary documents of title;

(d)     is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against such Inventory, or with respect to whom any Borrower is in default of any obligations;
(e)     either, as determined by Agent in its Permitted Discretion (i) it has been paid for in advance of shipment or (ii) appropriate Reserves for amounts due by Borrowers to the customs broker (if applicable), shipper or other carrier with respect to such Inventory have been established by Agent; and
(f)     it is insured in accordance with the requirements of Section 7.6.
“Eligible Inventory” means as of any date of determination, all Inventory owned by any Borrower reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion in consultation with Borrower to address the results of any information with respect to Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any appraisal performed by (or on behalf of) Agent from time to time after the Closing Date.  No item of Inventory will be Eligible Inventory if such item:
(a)     is not subject to the first priority, valid and perfected Lien of the Agent;
(b)     is subject to any other Lien, other than non-consensual Liens arising by operation of law so long as any such Lien does not have priority over the Lien of the Agent and is junior to the Lien of the Agent;
(c)     except as otherwise approved by the Agent in its sole discretion, is obsolete, unmerchantable, defective or damaged or unfit for sale;
(d)      except as otherwise agreed by the Agent in its Permitted Discretion, does not conform in all material respects to the representations and warranties with respect to Eligible Inventory contained in this Agreement or the Security Documents;
(e)     is not owned only by one or more Borrowers;
(f)     is not finished goods or which constitutes work-in-process, raw materials, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (but not held for resale) or repossessed, or which constitutes goods held on consignment or goods which are not of a type held for sale in the ordinary course of business (for the avoidance of doubt, sales in the ordinary course of business include routine clearance sales);
(g)     is not located in the United States at a Permitted Inventory Location (other than, in each case, to the extent that it is in-transit and is not deemed ineligible in accordance with clause (m) of this definition);
(h)     is Inventory in which a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower);
(i)     is located in any third-party warehouse or is in the possession of a bailee, processor or handler, unless (i) evidenced by a Document (as defined in Article 9 of the UCC), and (ii) either (x) the applicable warehouseman, bailee, processor or similar Person has delivered to the Agent a Collateral Access Agreement with regard to such Person and such other documentation as the Agent may reasonably require or (y) a Rent and Charges Reserve with respect to such location has been established by the Agent in its Permitted Discretion; it being acknowledged that the Agent will not impose Rent and Charges Reserves under this clause for a period of 90 days after the Closing Date;
(j)     is the subject of a consignment by any Borrower as consignor;

(k)     contains or bears any Intellectual Property rights licensed to any Borrower by any Person other than a Borrower unless (x) for any Collateral for which a Borrower has a license to a Licensor’s Intellectual Property rights where such license is necessary to distribute, sell or dispose of such Collateral, the Licensor grants to the Agent the right, vis-à-vis such Licensor, to dispose of such Collateral, whether or not a default exists under any applicable License or (y) the Agent is reasonably satisfied in its Permitted Discretion that it may sell or otherwise dispose of such Inventory;
(l)     is not reflected in a current stock ledger report of a Borrower (other than to the extent that it is in-transit and is not deemed ineligible in accordance with clause (m) of this definition);
(m)     is in-transit other than any Eligible In-Transit Inventory or Eligible Customer In-Transit Inventory; provided that (x) not more than 30% of the total amount of Eligible Inventory included in the Borrowing Base may be Eligible In-Transit Inventory and Eligible Customer In-Transit Inventory, (y) not more than 10% of the total amount of Eligible Inventory included in the Borrowing Base may be Eligible Customer In-Transit Inventory and (y) the Agent may, in its Permitted Discretion, exclude any particular item of Inventory from this clause (m) in the event the Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory;
(n)     constitutes supplies, packaging or shipping materials, cartons, repair parts, labels, marketing materials, or other such items not considered for sale in the ordinary course of business; or
(o)     was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Inventory is owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Inventory and the completion of a field examination with respect to such Inventory that is satisfactory to Agent in its Permitted Discretion.
        If any Inventory at any time ceases to be Eligible Inventory, such Inventory will promptly be excluded from the calculation of the Borrowing Base.
“Eligible Receivables” means as of any date of determination, all Receivables (other than Credit Card Processor Accounts) of a Borrower that constitute proceeds from the sale or disposition of Inventory or the provision of services, in each case, arising in the ordinary course of business of the Borrowers and that are reflected in the most recent Borrowing Base Certificate, except any Receivables with respect to which any of the exclusionary criteria set forth below applies; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion in consultation with Borrower to address the results of any information with respect to Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. No Receivable will be an Eligible Receivable if:

(a)    such Receivable does not constitute the legal, valid and binding obligation of the account debtor, enforceable in accordance with its terms;
(b)    the account debtor is, or is controlled by, an Affiliate or owner of any Borrower, or an employee, officer or director of any Borrower or any Affiliate or owner of any Borrower;
(c)    the amount payable in respect of such Receivable is the subject of renegotiation or redating;
(d)    it is not subject to the first priority, valid and perfected Lien of the Agent;
(e)    it is subject to any other Lien, other than non-consensual Liens arising by operation of law so long as any such Lien does not have priority over the Lien of the Agent and is junior to the Lien of the Agent;

(f)    (i) the Inventory giving rise to such Receivable have not been shipped and billed to the account debtor or (ii) the services giving rise to such Receivable have not been performed and billed to the account debtor;
(g)    such Receivable is more than 90 days past the date of the original invoice therefor or more than 60 days past its due date for payment, whichever is the shorter period;
(h)    such Receivable has a selling term of more than 90 days;
(i)    a Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, including any “sale on approval,” “sale or return,” “guaranteed sale” or sale on consignment, or a Borrower’s right to receive payment is subject to any right of rescission, repurchase or reclamation; provided that if any such Receivable is based on consignment, it shall not be excluded by this clause (i) if the applicable sale has been consummated and the Receivable is due and owing to Borrower;
(j)    the sale arises from any “bill and hold” or other sale of goods which remain in a Borrower’s possession or under such Borrower’s control;
(k)    the invoiced amount consists of or includes interest payments, late charges, finance charges or service charges owing to a Borrower, but only to the extent of such payments or charges;
(l)    the terms of sale are “cash on delivery” or “cash before delivery”;
(m)    the account debtor or any Affiliate of the account debtor has disputed liability or has, or has asserted in writing, a right of setoff, defense or counterclaim or has made any other claim with respect to any other Receivable due from such account debtor or Affiliate to a Borrower, solely to the extent of the amount of such dispute or claim, or the amount of such actual or asserted right of setoff, defense, counterclaim or other claim, as the case may be;
(n)    the account debtor has suspended business or is liquidating, dissolving or winding up its affairs, or the account debtor is insolvent, or a Borrower has received written notice of an imminent Insolvency Event or a material impairment of the financial condition of the account debtor, or the account debtor or a material portion of such account debtor’s assets is the subject of an Insolvency Event, or the account debtor or any Affiliate of the account debtor has called a meeting of its creditors to obtain any general financial accommodation;
(o)    the account debtor is also a supplier to, or creditor of, a Borrower, or is otherwise a “contra” account, whether in respect of contractual allowances with respect thereto, audit adjustments, anticipated discounts or otherwise, but only to the extent of the aggregate amount owed (or anticipated to be owed as determined by Agent in its Permitted Discretion) by Borrowers to the account debtor in respect thereto, and in each case a “no-offset letter” in form and substance acceptable to Agent in its Permitted Discretion does not exist;
(p)    if fifty percent (50%) or more of the aggregate balance of the Receivables of any account debtor and its Affiliates owing to Borrowers are deemed ineligible under clause (g) above;
(q)    the account debtor is (i) the United States of America or any department, agency or instrumentality thereof, unless a Borrower assigns its right to payment under such Receivable to Agent as collateral hereunder in full compliance with (including, without limitation, the filing of a written notice of the assignment and a copy of the assignment with, and receipt of acknowledgment thereof by, the appropriate contracting and disbursing offices pursuant to) the Assignment of Claims Act of 1940, as amended (U.S.C. § 3727; 41 U.S.C. § 15) or (ii) the government of any foreign country or State of the United States, or of any state, province, municipality, or other political subdivision thereof;
(r)    such Receivable arises from the sale of a gift card;

(s)    such Receivable is evidenced by a judgment or by an instrument or chattel paper;
(t)    such Receivable represents a progress billing or retainage or if the obligation of the account debtor to pay is subject to a Borrower’s completion of further performance or is subject to the equitable lien of any surety bond insurer, but only to the extent or amount of such limitation;
(u)    such Receivable is payable in any currency other than Dollars;
(v)    the sale or rendition of services is to an account debtor that either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any State thereof;
(w)    the account debtor is located in any State that requires a creditor to file a business activity report or similar document, or to qualify to do business in such jurisdiction in order to bring suit in such jurisdiction to recover on such Receivable unless the relevant Borrower (i) had filed and has maintained effective a current notice of business activities or similar documents with the appropriate office or agency of the applicable jurisdictions or qualified to do business therein as applicable for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or cost, or (ii) was and has continued to be exempt from such filing and has provided Agent with reasonably satisfactory evidence thereof;
(x)    a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback has been asserted with respect to such Receivable by the applicable account debtor (but only to the extent of such claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback);
(y)    Agent believes, in its Permitted Discretion, the collection of such Receivable to be insecure or to be doubtful by reason of the account debtor’s inability or unwillingness to pay;
(z)    such Receivable is owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, or is owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, and a field examination with respect to such Receivables, in each case, satisfactory to Agent in its Permitted Discretion, has not been completed.
In calculating delinquent portions of Receivables under clause (g) above, credit balances more than 90 days old will be excluded.
If any Receivable at any time ceases to be an Eligible Receivable, then such Receivable will promptly be excluded from the calculation of the Borrowing Base.

“Entity” for each Loan Party (other than an individual), means its status, as applicable, as a corporation, limited liability company or limited partnership.
“Environment” means ambient air, indoor air, surface water (including potable waters, navigable waters and wetlands), groundwater, surface and subsurface strata, natural resources, wildlife, plant life, biota, and the work place or as otherwise defined in Environmental Laws.
“Environmental Action” means any summons, citation, notice of investigation or judicial or administrative proceeding, action, suit, abatement order or other order, judgment, decree or directive (conditional or otherwise) from any Governmental Authority, or any written notice of violation, complaint, claim, or other demand from any Person arising (i) pursuant to Environmental Laws, (ii) in connection with any actual or alleged violation of, or liability pursuant to, Environmental Laws, including any Permits issued pursuant to Environmental Laws, (iii) in connection with any Hazardous Materials, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials, or (iv) in connection with any actual or alleged damage, injury, threat or harm to health, safety or the Environment.

“Environmental Laws” means all federal, state and local statutes, laws (including common laws), rulings, regulations, ordinances, codes, legally binding and enforceable policies or guidelines or governmental, administrative or judicial directives, judgments, orders or interpretations of any of the foregoing now or hereafter in effect relating to pollution or protection of human health or the Environment including, without limitation, laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to any Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation, feasibility study, removal, remediation or post remediation monitoring or action), fines, penalties, sanctions, and interest incurred as a result of any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equity Interests” means (i) in the case of a corporation, its capital stock, (ii) in the case of a limited liability company, its membership interests, and (iii) in the case of a limited partnership, its general and limited partnership interests, including in each case, all of the following rights relating to such Equity Interests, whether arising under the Governing Documents of the Entity issuing such Equity Interests or under any applicable law of such Entity’s jurisdiction of organization or formation: (x) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (y) all voting rights and rights to consent to any particular actions by the applicable issuer; and (z) all management rights with respect to such issuer, but, in each case, excluding any debt security (including Permitted Convertible Indebtedness) convertible into, or exchangeable for, Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.
“ERISA Affiliate” means any entity that, together with a Loan Party is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or under Section 4001(a)(14) of ERISA. Any former ERISA Affiliate of any Loan Party shall continue to be considered an ERISA Affiliate of such Loan Party for purposes of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party and with respect to liabilities arising after such period for which such Loan Party would be liable under the Code or ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 11.13(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.13(d)(i).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.13(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.13(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.13(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means the occurrence of any of the events specified in Section 10.1.

“Excess Availability” means, as of any date, the amount (if any) as of such date by which (i) the Line Cap, exceeds (ii) the sum on such date of (A) the aggregate principal amount of all Revolving Credit Loans (inclusive of Swingline Loans) then outstanding, plus (B) the aggregate undrawn amount of all unexpired Letters of Credit then outstanding.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Account” means any deposit account or securities account (a) the sole purpose of which is for funding payroll, workers’ compensation claims, 401(k) benefits, health care benefits, retirement benefits or other employee benefits, or which is a withholding tax or fiduciary account or similar operational disbursement account, (b) the sole purpose of which is for funding escrow arrangements or holding funds owned by persons other than a Loan Party or a Subsidiary, (c) which is a zero-balance account, (d) any account that, when combined with the account balance of all other accounts (other than deposit accounts and securities accounts described in clauses (a) and (b) above) over which the Agent does not have “control” (within the meanings of Section 8-106 and 9-106 of the UCC), has a balance of less than $ 500,000 or (e) deposit accounts or securities accounts, established as security for Indebtedness secured by a Permitted Lien.
“Excluded Property” means (i) any rights or interest in any contract, lease, permit, license, franchise, charter, authorization or license agreement covering real or personal property of any Loan Party if under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, franchise, charter, authorization or license agreement has not been obtained (provided, that (A) the foregoing exclusions of this clause (i) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, franchise, charter, authorization or license agreement and (B) the foregoing exclusion shall in no way be construed to limit, impair, or otherwise affect any of Agent’s or any Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, franchise, charter, authorization, license agreement, or Equity Interests (including any Receivables or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, franchise, charter, authorization, license agreement, or Equity Interests); (ii) all leasehold Real Property interests; (iii) all fee simple Real Property interests; (iv) motor vehicles and other assets subject to certificates of title; (v) any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant, attachment or enforcement of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein or any trademark or service mark or any such application or any registration issued as a result of such application under applicable Federal law; (vi) Excluded Accounts; (vii) Equipment owned by any Loan Party on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capitalized Lease Obligation not prohibited by the terms of this Agreement if the contract or other agreement pursuant to which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Equipment and proceeds of such Equipment (after giving effect to the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity), (viii) any Collateral with respect to which the Agent has determined, in consultation with the Borrower, that the costs of obtaining a security interest in such Collateral are excessive in relation to the benefits provided to the Secured Parties by such security interest, (ix) margin stock (within the meaning of Regulation U issued by the Board) to the extent the creation of a security interest therein in favor of the Agent will result in a violation of Regulation U issued by the Board, (x) any Equity Interests (other than Equity Interests of a Subsidiary) if the granting of a security interest in such Equity Interests is prohibited by the applicable joint venture, shareholder, stock purchase or similar agreement (after giving effect to the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity), (xi) Equity Interests of any (i) direct or indirect Foreign Subsidiary or (ii) FSHCO, in each case other than Equity

Interests representing up to 65% of the total outstanding voting Equity Interests and 100% of the non-voting Equity Interests of any Foreign Subsidiary or FSHCO (as applicable) that is a direct Subsidiary of Borrower or any Domestic Loan Party, and (xii) Equity Interests of any Immaterial Subsidiary that is not a Guarantor.
“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary, (b) a FSHCO or (c) an Immaterial Subsidiary.
“Excluded Swap Obligation” means any obligation of any Loan Party to pay or perform under any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party (including by virtue of the joint and several liability provisions of Section 12.11) of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guaranty or the grant of such security interest becomes effective with respect to such Swap Obligation (after giving effect to Section 12.29). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.11) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Letter of Credit” means the letter of credit issued by the Bank in favor of Dawson Logistics Assets LLC in the face amount of $500,000.
“FATCA” mean Sections 1471 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation adopted pursuant to any such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by it, as determined in good faith by Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Person succeeding to the functions thereof.

“Fee Letter” means the fee letter, dated as of the date hereof, among Borrowers and Agent.
“Financial Covenants” means the covenants set forth in Article VIII.
“Financial Statements” means, with respect to the Loan Parties and their Subsidiaries, the balance sheets, profit and loss statements, and statements of cash flow of the Loan Parties and their Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices and, except in the case of annual audited Financial Statements, a comparison in reasonable detail to the balance sheets, profit and loss statements, and statements of cash flow for the same year-to-date and quarterly periods of the immediately preceding year.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means (i) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.
“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.
“Fronting Exposure” means a Defaulting Lender’s Pro Rata Share of reimbursement obligations under Letters of Credit, except to the extent allocated to other Lenders under Section 2.12.
“FSHCO” means any Subsidiary that owns (directly or indirectly) no material assets other than equity or debt interests of one or more Foreign Subsidiaries.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination. Notwithstanding anything to the contrary in this definition or in this Agreement, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purposes of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP) whether or not such operating lease obligations were in effect on such date, notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.
“Governing Body” means (i) in the case of a corporation, its board of directors or shareholders, (ii) in the case of a limited liability company, its managers or members, and (iii) in the case of a limited partnership, its general partner(s), or in each case, another comparable governing body of the applicable Entity.
“Governing Documents” means (i) in the case of a corporation, its articles (or certificate) of incorporation and bylaws, (ii) in the case of a limited liability company, its articles (or certificate) of organization (or formation) and its operating agreement, and (iii) in the case of a limited partnership, its articles (or certificate) of limited partnership and its limited partnership agreement, or in each case, another comparable governing document of the applicable Entity.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any supranational or other entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto, in each case whether associated with a state of the United States, the United States, or a foreign entity or government, or a supranational authority, including, without limitation, the European Union.

“Guarantors” means each Borrower, as to the other Borrowers, and each other Person that guarantees, in whole or in part, the Obligations on the Closing Date or at any time thereafter.
“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.
“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive and hazardous materials, substances and wastes including petroleum or petroleum distillates, urea formaldehyde foam insulation, asbestos or asbestos-containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, that are regulated under any Environmental Laws.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement. The term “Hedging Agreement,” as used herein, shall extend to and include any Swap Obligation; provided that the following shall not constitute “Hedging Agreements”: (a) any phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Parties or their Subsidiaries, (b) any stock option or warrant agreement for the purchase of Equity Interests of the Borrower (including any Permitted Warrant Transaction), (c) the purchase of Equity Interests or Indebtedness (including securities convertible into Equity Interests) of the Borrower pursuant to delayed delivery contracts, accelerated stock repurchase agreements, forward contracts or other similar agreements (including any Permitted Bond Hedge Transaction) and (d) any of the items specified in the foregoing clauses (a) through (c), to the extent the same constitutes a derivative embedded in a convertible security issued by the Borrower.
“Historical Financials” shall have the meaning set forth in Section 5.1(a)(viii).
“Immaterial Subsidiary” means as of the last day of each fiscal quarter and at any other date of determination, any Subsidiary of any Loan Party (other than a Borrower or a Guarantor) designated as such by the Borrower in writing and which as of such date (a) holds assets representing 10% or less of the Borrowers’ consolidated total assets as of such date (determined in accordance with GAAP), (b) has generated less than 10% of the Borrowers’ consolidated total revenues determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to this Agreement; provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent 10% or more of the Borrowers’ consolidated total assets as of such date or have generated 10% or more of the Borrowers’ consolidated total revenues for such four fiscal quarter period, in each case determined in accordance with GAAP, (c) owns no Equity Interest of any Subsidiary that is not an Immaterial Subsidiary, and (d) owns no material Intellectual Property.
“Increased Reporting Event” means if at any time Excess Availability is less than the greater of (a) 15% of Line Cap, and (b) $7,000,000.
“Increased Reporting Period” means the period commencing after the occurrence of an Increased Reporting Event and continuing until the date when no Increased Reporting Event has occurred for thirty (30) consecutive days.
“Increasing Lenders” shall have the meaning set forth in Section 2.16.
“Incremental Revolving Credit Commitments” shall have the meaning set forth in Section 2.16.
“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all monetary obligations of such Person owing under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedging Agreement were terminated on the date of determination), (iii) all obligations of such Person to pay the deferred purchase price of assets (other than (a) current trade payables incurred in the ordinary course of such Person’s business, (b) any earn-out obligation unless either such obligation is not paid after becoming due and payable or such obligation is required to be reflected on the Borrower’s balance sheet in accordance with GAAP, (c) accruals for payroll and other liabilities, including deferred compensation arrangements, in each case, accrued in the ordinary course of business and (d) royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (iv) all Capitalized Lease Obligations, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vi) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), (vii) any Disqualified Equity Interests, (viii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, and (ix) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (viii) above. For purposes of this definition, (A) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (B) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (1) if applicable, the limited amount of such obligations, and (2) if applicable, the fair market value of such assets securing such obligation. For the purposes of this definition, the amount of any Permitted Convertible Indebtedness will be the principal amount thereof.
“Indemnified Party” has the meaning specified in Section 12.4(a).
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Insolvency Event” means, with respect to any Person, the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings under the Bankruptcy Code or otherwise to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian, liquidator, administrative receiver, administrator, compulsory manager or other similar officer for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian, liquidator, administrative receiver, administrator, compulsory manager or other similar officer for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under, or shall seek the entry of an order for relief under, any bankruptcy, insolvency or similar law, including the Bankruptcy Code, (v) such Person shall take any corporate, limited liability company, partnership or similar act, as applicable, in furtherance of any of the foregoing, (vi) an involuntary proceeding is commenced against such Person under, any bankruptcy, insolvency or similar law, including the Bankruptcy Code and, solely for the purposes of Section 10.1 hereof (and not any other provision hereof) any of the following events occur: (A) such Person consents to the institution of such proceeding against it, (B) the petition commencing the proceeding is not timely controverted, (C) the petition commencing the proceeding is not dismissed within sixty (60) days of the date of the filing thereof, (D) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Person, or (E) an order for relief shall have been issued or entered therein, (vii) the value of the assets of any Person is less than its liabilities (taking into account contingent and prospective liabilities), (viii) a moratorium is declared in respect of any indebtedness of any Person, or (ix) such Person, or a substantial portion of its property, assets or business, shall become the subject of a petition for (A) its dissolution, the suspension of payments, a moratorium of any indebtedness, winding-up, administration or reorganization (by way of voluntary arrangement, scheme or arrangement or otherwise) or (B) the appointment of a receiver, trustee, custodian, liquidator, administrative receiver, administrator, compulsory manager or other similar officer and (I) such proceeding shall not be dismissed or stayed within sixty (60) days or (II) such receiver, trustee, custodian or liquidator shall be appointed; provided, however, that the Lenders shall have no obligation to make any Loans or cause to be issued any Letter of Credit during the pendency of any sixty (60) day period described in this definition. For the avoidance of doubt, an “Insolvency Event” includes an analogous procedure or step being taken in any jurisdiction with respect to that Person.
“Insurance Loss Addback” means, with respect to any fiscal period, the amount of any loss incurred during such fiscal period for which there is insurance or indemnity coverage and for which a related insurance or indemnity recovery is not recorded in accordance with GAAP, but for which such insurance or indemnity recovery is reasonably expected to be received by a Loan Party in a subsequent fiscal period and within one year of the date of the underlying loss.
“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, inventions (whether or not patentable), algorithms, software programs (including source code and object code), URLs and domain names, including all rights therein and all applications for registration or registrations thereof.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party and each of its Subsidiaries and Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Interest Expense” means, for any period, all interest with respect to Indebtedness (including, without limitation, the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.
“Interest Payment Date” means (i) with respect to any Base Rate Advance, the first day of each fiscal quarter during any period in which such Advance is outstanding, (ii) with respect to any SOFR Advance, the last day of the Interest Period applicable to the Borrowing of which such Advance is a part and, in the case of a SOFR Advance with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and (iii) with respect to any Loans, the Termination Date or such earlier date on which the Commitments are terminated.
“Interest Period” means the period commencing on the date of a SOFR Advance and ending one (1), three (3) or six (6) months thereafter (in each case, subject to the availability thereof), as selected by Borrower Agent; provided, however, that (i) Borrower Agent may not select any Interest Period that ends after the Termination Date; (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day; (iii) if there is no corresponding date of the month that is one (1), three (3) or six (6) months, as the case may be, after the first day of an Interest Period, such Interest Period shall end on the last Business Day of such first, third or sixth month, as the case may be; and (iv) no tenor that has been removed from this definition pursuant to Section 2.3(j)(iv) shall be available. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interests” has the meaning specified in Section 8.9.
“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“Inventory Reserves” means reserves established by Agent, in its Permitted Discretion, to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns, vendor charge backs, slow moving Inventory, estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Inventory, or the estimated reclamation claims of unpaid vendors.
“Investment” in any Person means, as of the date of determination, (i) any payment or contribution, or commitment to make a payment or contribution, in or to such Person for or in connection with its acquisition of any stock, bonds, notes, indebtedness, debentures, partnership or other ownership interest or any other security of such Person, (ii) any payment or contribution, or commitment to make a payment or contribution, for all or substantially all of the assets of such Person (or of any division or business line of such other Person), (iii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness made to, or for the benefit of, such Person, and (iv) any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. In determining the aggregate amount of Investments outstanding at any particular time, (A) a guaranty (or other surety obligation) shall be valued at not less than the principal outstanding amount of the primary obligation; (B) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (C) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (D) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.
“Items of Payment” has the meaning set forth in Section 2.7.
“Joinder” means a joinder agreement substantially in the form of Exhibit J-2 to this Agreement.
“Lender” and “Lenders” have the respective meanings specified in the preamble to this Agreement.
“Lender Group Expenses” means all (i) reasonable and documented out of pocket costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Agent, the Letter of Credit Issuer, and the Lenders, or any of them, (ii) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with transactions under any of the Loan Documents, (iii) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries performed in connection with the transactions contemplated under the Loan Documents, (iv) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (v) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (vi) reasonable and documented out-of-pocket costs and expenses paid or incurred by Agent, the Letter of Credit Issuer and the Lenders, or any of them, to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (vii) reasonable and documented fees and expenses of Agent related to any field examinations, appraisals, or valuations to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 7.7(b), (viii) Agent’s and the Lenders’ reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the relationship of Agent, the Letter of Credit Issuer, and the Lenders, or any of them, with any Loan Party or any of its Subsidiaries, (ix) Agent’s reasonable and documented costs and expenses (including reasonable attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending, waiving, or modifying the Loan Documents, and (x) Agent’s and each Lender’s reasonable and documented costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Event concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral.
“Letter of Credit” means (a) each letter of credit issued for the account of Borrowers by the Letter of Credit Issuer under Section 2.13 and (b) the Existing Letter of Credit, and all amendments, renewals, extensions or replacements thereof.
“Letter of Credit Agreement” means the collective reference to any and all applications, reimbursement agreements and other agreements from time to time entered into by the Letter of Credit Issuer and Borrowers, to be in form and substance reasonably satisfactory to the Letter of Credit Issuer, pursuant to which the Letter of Credit Issuer issues Letters of Credit for the account of Borrowers in accordance with the terms of this Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Letter of Credit Issuer” means the Bank or other Lender acceptable to Agent in its sole discretion.
“Letter of Credit Sublimit” means $30,000,000.
“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.
“Line Cap” means, as of any date of determination, the lesser of (i) the Aggregate Revolving Credit Commitment as of such date of determination, and (ii) the Borrowing Base as of such date of determination.
“Loan Account” has the meaning specified in Section 2.6.
“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Security Documents, the Intercompany Subordination Agreement, any Subordination Agreement, each Letter of Credit, each Letter of Credit Agreement, and any other documents and instruments entered into, now or in the future, by any Loan Party or any of its Subsidiaries under or in connection with this Agreement (but specifically excluding Bank Product Agreements), as each of the same may be amended, restated, supplemented or otherwise modified from time to time.
“Loan Party” means each Borrower and each Guarantor.
“Loans” means the loans and financial accommodations made by the Lenders hereunder or under this Agreement including the Revolving Credit Loans, the Swingline Loans, the Protective Advances and the Overadvances.
“Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities, or financial condition of the Loan Parties, taken as a whole or (ii) the material impairment of (A) the Loan Parties’ ability to perform their payment or other material obligations under the Loan Documents to which they are a party or (B) the ability of Agent or the Lenders to enforce the Obligations or realize upon the Collateral (other than solely as a result of an action or failure to act on the part of Agent or any Lender), or (iii) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral other than any material impairment caused by any action or inaction of Agent or any Lender.

“Material Contract” means any agreement or arrangement to which a Loan Party is party (other than the Loan Documents)  for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements or other Bank Products, of any Loan Party in an aggregate principal amount exceeding $5,000,000. For purposes of this definition, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.
“Material Subsidiary” means any Subsidiary of a Borrower that is not an Immaterial Subsidiary.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which Borrower or any ERISA Affiliate has any liability, whether fixed or contingent.
“Net Income” means, for any period, (i) the net income (or loss) of the Loan Parties and their Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) the income (or loss) of any Person (other than a wholly owned Subsidiary of Borrower Agent) in which any other Person (other than Borrower Agent or any of its wholly owned Subsidiaries) has any kind of ownership interest, except to the extent that any such income is actually received by a Loan Party in the form of cash dividends or similar cash distributions, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower Agent or is merged into or consolidated with Borrower Agent or any of its Subsidiaries or that Person’s assets are acquired by Borrower Agent or any of its Subsidiaries, plus (c) the income of any Subsidiary of Borrower Agent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.
“Net Orderly Liquidation Value” means, with respect to the Inventory of any Person, the orderly liquidation value (net of costs and expenses reasonably estimated to be incurred in connection with such liquidation) that is estimated to be recoverable in an orderly liquidation of such Inventory expressed as a percentage of the Cost thereof, such percentage to be as determined from time to time by reference to the most recent Acceptable Appraisal.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.7 and (ii) has been approved by the Required Lenders.
“Notes” means the Revolving Credit Notes and the Swingline Note.
“Notice of Borrowing” has the meaning specified in Section 2.3(a).
“Notice of Continuation/Conversion” has the meaning specified in Section 2.3(b).
“Obligations” means and includes (i) all loans (including the Loans), advances, debts, liabilities, obligations, covenants and duties owing by the Loan Parties to (A) Agent, the Lenders, the Letter of Credit Issuer, or any of them, or any of their respective Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents (including the guaranty contained in the Guaranty and Security Agreement) or any other agreement executed in connection herewith or therewith, or (B) Agent, the Lenders, the Letter of Credit Issuer, or any of them, or any of their respective Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty, or other instrument or agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit (including the

Letters of Credit) or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, now existing or hereafter arising, and however acquired, (ii) all Bank Product Obligations and (iii) the Loan Parties’ obligation to pay, discharge and satisfy the Erroneous Payment Subrogation Rights. The term “Obligations” includes all interest, charges, Lender Group Expenses, commitment, facility, closing and collateral management fees, letter of credit fees, cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to any of the Loan Parties under this Agreement, the Notes, the other Loan Documents, or any Bank Product Agreement (including, in each case, any such amounts accruing on or after an Insolvency Event, whether or not such amounts are allowed or allowable following such Insolvency Event). Notwithstanding the foregoing, the term “Obligations” shall not include Excluded Swap Obligations.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Offsite Collateral” means computer equipment, cell phones and related equipment in the possession of employees in the ordinary course of business.
“Operating Account” means a deposit account of Borrowers maintained at the Bank that Borrower Agent designates in writing to Agent on the Closing Date as Borrowers’ “operating account” for purposes hereof in regard to the receipt and distribution of the proceeds any Borrowings, or such other deposit account of Borrowers at the Bank as Borrower Agent may from time to time subsequent to the Closing Date so designate in writing to Agent as such account.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10 or Section 2.11).
“Overadvance” means, as of any date of determination, the amount by which the aggregate outstanding amount (without duplication) of the Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit is greater than the Line Cap, after giving effect to any Reserves applicable thereto.
“Patents” means patents and patent applications (including those listed on Schedule 6.1(w)) and including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) the right to sue for past, present, and future infringements thereof, including the right to damages and payments for past, present, or future infringements thereof, and (iii) all rights corresponding thereto throughout the world.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title II of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“Payment Conditions” shall be deemed to be satisfied in connection with an Investment, Permitted Acquisition, Restricted Payment or prepayment of Indebtedness (each, a “Specified Transaction”) if (a) no Event of Default has occurred and is continuing or would result therefrom and (b) either (i) (A) on a pro forma basis, after giving effect to such Specified Transaction, the Consolidated Fixed Charge Coverage Ratio for the most recently ended fiscal quarter for which financial statements have been delivered to Agent pursuant to this Agreement is 1.00:1.00 or greater and (B) on a pro forma basis, after giving effect to such Specified Transaction, on each Business Day ended during the most recently completed thirty (30) consecutive day period and both immediately before and after giving effect thereto, Excess Availability is not less than the greater of (x) 20% of the Line Cap, and (y) $10,000,000 or (ii) on a pro forma basis, after giving effect to such Specified Transaction, on each Business Day ended during the most recently completed thirty (30) consecutive day period and both immediately before and after giving effect thereto, Excess Availability is not less than the greater of (x) 25% of the Line Cap, and (y) $12,500,000.
“Payment in Full” or “Paid in Full” (or words of similar import) means with respect to any Obligations, (i) the payment or repayment in full in cash of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to repaid or cash collateralized in the manner set forth in clauses (iii) and (iv) below), (ii) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Collateralization, (iii) in the case of Bank Product Obligations (other than Bank Product Obligations arising from Hedging Agreements), providing Collateralization, (iv) in the case of Bank Product Obligations arising from Hedging Agreements, the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedging Agreements provided by the applicable Bank Product Provider, and (v) all Commitments related to such Obligations have expired or been terminated.
“Payment Recipient” has the meaning assigned to it in Section 11.13(a).
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which a Borrower or any ERISA Affiliate sponsors or maintains, under which a Borrower or any ERISA Affiliate has any liability, whether fixed or contingent, or to which it is making or is obligated to make contributions, or, in the case of a multiple employer plan (as described in Section 4063 or 4064(a) of ERISA), has made contributions at any time during the immediately preceding six (6) plan years.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permits” means, in respect of any Person, all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority to which or by which such Person is bound.
“Permitted Acquisition” means any Acquisition, consisting of a single transaction or a series of related transactions, by a Loan Party or a Subsidiary in the form of Acquisitions of any other Person if (i) the Target shall be in a similar line of business as that of the Loan Parties and its Subsidiaries; (ii) the Target shall not be involved in any material litigation that could reasonably be expected to result in a Material Adverse Effect; (iii) no Event of Default has occurred and is continuing or would exist after giving effect to such Acquisition; (iv) if such Acquisition is in the form of a merger by a Loan Party into another Person, a Loan Party is the surviving legal entity; (v) if such Acquisition is in the form of a merger by a Subsidiary that is owned by a Loan Party into another Person, one hundred percent (100%) of the outstanding and issued equity of the surviving legal entity shall be owned by a Loan Party; (vi) no Indebtedness shall be assumed by any Loan Party in connection with such Acquisition other than Indebtedness permitted by Section 8.1; (vii) the Acquisition is not a hostile Acquisition; (viii) the Loan Parties and their Subsidiaries shall be in compliance, on a pro forma basis immediately after giving effect to such Acquisition, with the Financial Covenants recomputed as of the last day of the most recently ended fiscal quarter as applicable as if such transaction had occurred on the first (1st) day of the relevant fiscal quarter for testing such compliance; (ix) each such Acquisition is of a Person that becomes a Loan Party or of assets that become Collateral hereunder unless otherwise agreed to in writing by Agent; (x) on a pro forma basis, after giving effect to such Acquisition, the Payment Conditions are satisfied; and (xi)

Agent shall receive at least five (5) days’ prior notice of such Permitted Acquisition, which notice shall include a reasonably detailed description of such Permitted Acquisition, and such other financial information, financial analysis, documentation or other information relating to such Permitted Acquisition as Agent shall reasonably request.
“Permitted Bond Hedge Transaction” means any bond hedge, call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower Agent’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower Agent) purchased by the Borrower Agent in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of the Borrower Agent (or such other securities or property), cash or a combination thereof, and cash in lieu of fractional shares of common stock of the Borrower Agent; provided that the purchase of any such Permitted Bond Hedge Transaction is made with, and the purchase price thereof less the proceeds received from the Borrower Agent from the sale of any substantially concurrently executed Permitted Warrant Transaction, if any, does not exceed, the net proceeds received by the Borrower Agent in connection with the issuance of any Permitted Convertible Indebtedness; provided, further that the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Borrower Agent in good faith).
“Permitted Convertible Indebtedness” means any unsecured Indebtedness of the Borrower that is or will become, upon the occurrence of certain specified events or after the passage of a specified amount of time, either (a) convertible into or exchangeable for common stock of the Borrower (or other securities of a successor Person following merger event, reclassification or other change of the common stock of Borrower) (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Borrower and/or cash (in an amount determined by reference to the price of such common stock); provided that:
(i) (A) such Indebtedness does not require any scheduled amortization, mandatory prepayments, redemptions, sinking fund payments or purchase offers prior to the final maturity date thereof (other than pursuant to customary asset sale and change of control (or fundamental change) offers, following Borrower’s election to redeem such Permitted Convertible Indebtedness and pursuant to settlements upon conversion) and (B) such Indebtedness shall have a stated maturity that is not earlier than the date that is 91 days after the Termination Date (it being understood, for the avoidance of doubt, that a redemption right of the Borrower with respect to such convertible Indebtedness will not be prohibited by this proviso, but the exercise of such redemption right will be deemed to be the declaration of a Restricted Payment);
(ii) such Indebtedness is not guaranteed by any person other than the Guarantors;
(iii) as of the date of issuance thereof, the other terms and conditions of such Indebtedness are typical and customary for Indebtedness of such type as determined by the Borrower in good faith (it being understood that such Indebtedness shall not include any financial maintenance covenant unless such financial maintenance covenant is also added for the benefit of this Agreement);
(iv) no Event of Default shall have occurred and be continuing at the time of the signing of the binding agreement for the issuance of such Indebtedness or would result from such incurrence;
(v) immediately after giving effect to the incurrence of such Indebtedness, the Borrower shall be in compliance with the financial covenants set forth in Article IX hereof as of the most recently ended fiscal quarter for which financial statements were required to be delivered (regardless of whether then required to be tested), based upon financial statements delivered to the Administrative Agent which give effect, on a pro forma basis, to such Indebtedness; and
(vi) prior to or concurrently with the offering of such Indebtedness, the Borrower shall have notified the Agent of its intent to issue such Indebtedness and the material terms (or anticipated terms if not then determined) thereof.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Hedging Agreement” means a Hedging Agreement made by a Loan Party or one of its Subsidiaries in the ordinary course of its business in accordance with the reasonable requirements of its business, and not for speculative purposes.
“Permitted Intercompany Investments” means intercompany Investments by (a) any Loan Party in any other Loan Party, (b) any Subsidiary that is not a Loan Party in any other Subsidiary or Loan Party, or (c) any Loan Party in any Subsidiary that is not a Loan Party to the extent (i) no Event of Defaults exists or would result therefrom and (ii) such Investments (valued at cost) do not exceed $1,000,000 in any fiscal year of the Borrower (or such greater amount as the Agent may agree to in its sole discretion).
“Permitted Inventory Location” means each location listed on Schedule 6.01(b)(ii) and such other locations within the United States as the Borrower Agent may notify the Agent from time to time.
“Permitted Investments” has the meaning specified in Section 8.10.
“Permitted Liens” means the following:
(a)    Liens created hereunder and by the Security Documents;
(b)    Liens securing Indebtedness permitted by Section 8.1(c), provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets or within one hundred twenty (120) days after the acquisition or the completion of the construction or improvements thereof, (B) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness and any improvements thereon or proceeds thereof, and (C) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, constructing or improving such assets;
(c)    Liens on any property or asset of Loan Parties or their Subsidiaries existing on the Closing Date and set forth on Schedule 8.8 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (A) does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Closing Date and (B) does not encumber any property in any material manner other than the property that secured such original Indebtedness (or would have been required to secure such original Indebtedness pursuant to the terms thereof);
(d)    judgment Liens that do not constitute an Event of Default;
(e)    Liens for taxes, assessments and other governmental charges or levies not yet delinquent or that are being contested by a Borrower or the applicable Subsidiary in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;
(f)    Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than forty-five (45) days or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;
(g)    deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by a Borrower or any of its Subsidiaries in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(h)    zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of any Real Property which do not materially impair either the use of such Real Property in the operation of the business of any Loan Party or its Subsidiaries or the value of such Real Property;
(i)    rights of general application reserved to or vested in any Governmental Authority to control or regulate any Real Property, or to use any Real Property in a manner which does not materially impair the use of such Real Property for the purposes for which it is held by any Loan Party or any of its Subsidiaries;
(j)    any interest or title of a lessor or sublessor under any leases or subleases entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business;
(k)    rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000;
(l)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(m)    (i) leases, licenses, subleases and sublicenses of real property granted to others in the ordinary course of business and (ii) non-exclusive licenses of Intellectual Property in the ordinary course of business and exclusive licenses of Intellectual Property with respect customized products for specific customers given in the ordinary course of business that would not result in a transfer of title of the licensed property under applicable law nor materially impair the value or use of such Intellectual Property;
(n)    (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 8.1(m), (ii) Liens securing reimbursement obligations with respect to letters of credit, banker’s acceptances, bank guarantees permitted by Section 8.1(m) that encumber documents and other property relating to such letters of credit, and (iii) cash deposits and liens on cash and Cash Equivalents pledged to secure Permitted Hedging Agreements; provided that such pledged cash and Cash Equivalents does not exceed $10,000,000 at any one time;
(o)    Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Loan Party or a Subsidiary or becomes a Subsidiary of a Loan Party or a Subsidiary or acquired by a Loan Party or a Subsidiary; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness or obligation secured by such Lien is not prohibited under Section 8.1;
(p)    Liens on insurance proceeds in favor of insurance companies granted solely to secured financed insurance premiums;
(q)    Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;
(r)    Liens on any earnest money deposits required in connection with a Permitted Acquisition or consisting of earnest money deposits required in connection with an acquisition of property not otherwise prohibited hereunder;
(s)    Liens securing Subordinated Debt permitted under Section 8.1(j); and

(t)    Liens that are contractual rights of setoff relating to purchase orders and other agreements entered into with customers of such Person in the ordinary course of business.
The designation of a Lien as a Permitted Lien shall not limit or restrict the ability of Agent to establish any Reserve relating thereto.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower Agent’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower Agent) sold by the Borrower Agent substantially concurrently with any purchase by the Borrower Agent of a related Permitted Bond Hedge Transaction and settled in common stock of the Borrower Agent (or such other securities or property), cash or a combination thereof, and cash in lieu of fractional shares of common stock of the Borrower Agent; provided that (x) the terms, conditions and covenants of each such transaction shall be as are customary for transactions of such type (as determined by the Borrower Agent in good faith), and (y) the terms of such transaction provide for “net share settlement” (or substantially equivalent term) as the default “settlement method” (or substantially equivalent term) thereunder.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.
“Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained or contributed to by a Borrower or any ERISA Affiliate or with respect to which any of them may incur liability (whether fixed or contingent) even if such plan is not covered by ERISA pursuant to Section 4(b)(4) thereof.
“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.
“Pledged Interests” has the meaning specified in the Guaranty and Security Agreement.
“Pledged Interests Addendum” has the meaning specified in the Guaranty and Security Agreement.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Wall Street Journal as the prime rate for loans denominated in Dollars, with each change in Prime Rate to be effective from and including the date on which such change is publicly announced as being effective.
“Pro Rata Share” of any amount means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of the outstanding Loans, the risk participation liability with respect to outstanding Letters of Credit and the unutilized Commitments of such Lender and the denominator of which is the aggregate outstanding amount of the Loans, the risk participation liability with respect to outstanding Letters of Credit and the aggregate amount of the unutilized Commitments of all of the Lenders. Notwithstanding the foregoing, if the Revolving Credit Commitments have terminated or expired, “Pro Rata Share” shall be determined in accordance with the foregoing, but based upon the unutilized portion of the Revolving Credit Commitments most recently in effect, after giving effect to any assignments. The initial Pro Rata Share of such Lender in respect of the Aggregate Revolving Credit Commitment shall be as set forth opposite such Lender’s name on Annex A or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.
“Proceeds” has the meaning specified in the definition of “Collateral”.
“Prohibited Transaction” has the meaning specified in Section 6.1(x)(v).

“Protective Advance” has the meaning specified in Section 2.15.
“Qualification” or “Qualified” means, with respect to any report of independent public accountants covering Financial Statements, a material qualification to such report (i) resulting from a limitation on the scope of examination of such Financial Statements or the underlying data, (ii) as to the capability of a Borrower or any other Loan Party to continue operations as a going concern or (iii) which could be eliminated by changes in Financial Statements or notes thereto covered by such report (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would result in a Default or an Event of Default; provided that a qualification relating solely to impending maturity of Indebtedness for borrowed money that is within twelve (12) months of the date of the report shall not constitute a material qualification to such report.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding Ten Million Dollars ($10,000,000) (or whatever greater or lesser sum as is then prescribed for such purposes under the Commodity Exchange Act) at the time that the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Property” means any real property owned or leased by a Loan Party or any Subsidiary of a Loan Party.
“Receivables” means all present and future accounts, including, whether or not constituting “accounts”, any rights to payment for the sale or lease of goods or rendition of services.
“Recipient” means (i) Agent, or (ii) any Lender or (iii) any Letter of Credit Issuer, as applicable.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as (i) such refinancings, renewals, or extensions do not result in an increase in the original principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, the fees and expenses incurred in connection therewith, any accrued and unpaid interest and by the amount of unfunded commitments with respect thereto, (ii) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially adverse to the interests of the Lenders, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are not less favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness in any material respect, (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, (v) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and (vi) if the Indebtedness that is refinanced, renewed, or extended was secured (A) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms, taken as a whole, no less favorable to Agent or the Lenders and (B) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing Hazardous Materials) and the migration through Environment, including movement through the air, soil, surface water or groundwater,

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Remedial Action” means all actions taken to (i) clean up, remove, remediate, treat, monitor, assess or evaluate Hazardous Materials in the environment, (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public or employee health or welfare or the environment, (iii) restore or reclaim natural resources or the environment, (iv) perform any pre-remedial environmental-related studies, investigations, or post-remedial environmental-related operation and maintenance activities, or (v) conduct any other remedial actions with respect to Hazardous Materials required by Environmental Laws.
“Rent and Charges Reserve” means the aggregate of all past due rent and other amounts owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses any Collateral or could assert a Lien on any Collateral; provided that the amount of such reserve shall not exceed the lesser of (a) availability under the Borrowing Base provided by the Eligible Inventory at such location and (b) three (3) months’ rent and other charges that could be payable to any such Person; provided that (i) the Agent shall not establish any Rent and Charges Reserves prior to the date that is 90 days following the Closing Date and (ii) no Rent and Charges Reserve shall be established for any location where there is a Collateral Access Agreement in place.
“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations issued thereunder other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.
“Required Lenders” means Lenders having more than 50% of the sum of all Loans outstanding and unutilized Commitments; provided that the Loans and unutilized Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another). Notwithstanding the foregoing, if the Revolving Credit Commitments have terminated or expired, “Required Lenders” shall be determined in accordance with the foregoing, but based upon the unutilized portion of the Revolving Credit Commitments most recently in effect, after giving effect to any assignments.
“Requirement of Law” or “Requirements of Law” means (i) the Governing Documents, (ii) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority (including, without limitation, laws related to data privacy, information security and collections), or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.
“Reserves” means the sum (without duplication) of (i) any Rent and Charges Reserve; (ii) any Bank Product Reserve; (iii) any Inventory Reserve; (iv) any Customer Credit Liability Reserves; and (v) those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(b), to establish and maintain (including reserves with respect to sums that any Loan Party or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as Lender Group Expenses, taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay).
“Responsible Officer” means, with respect to any Loan Party, the chairman, president, chief executive officer, chief financial officer, chief operating officer, vice president, secretary, treasurer or any other individual designated in writing to Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.
“Revolving Credit Commitment” means the commitment of each Lender to make Revolving Credit Loans and to participate in the making of Swingline Loans, Protective Advances, Overadvances, and to have risk participation liability in respect of Letters of Credit, subject to the terms and conditions set forth herein, up to the maximum amount specified for such Lender on Annex A, as it may change from time to time pursuant to Section 2.16 and Section 12.7, and in a maximum aggregate amount not to exceed, as to all such Lenders, the Aggregate Revolving Credit Commitment.
“Revolving Credit Lenders” means Lenders specified on Annex A as having Revolving Credit Commitments, as they may change from time to time pursuant to Section 2.16 and Section 12.7.
“Revolving Credit Loans” has the meaning specified in Section 2.1(a).
“Revolving Credit Note” and “Revolving Credit Notes” have the respective meanings specified in Section 2.1(c).
“Secured Parties” mean Agent, the Letter of Credit Issuer, the Lenders, and any Bank Product Providers.
“Security Documents” means this Agreement, the Guaranty and Security Agreement, any Control Agreement and any other agreement delivered in connection herewith which grants or purports to grant a Lien in favor of Agent or any other Secured Party to secure all or any of the Obligations, including any Intellectual Property security agreement.
“Settlement” has the meaning specified in Section 2.3(i).
“Settlement Date” has the meaning specified in Section 2.3(i).
“Small Business Administration” means the U.S. Small Business Administration.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Advance” means an Advance that bears interest as provided in Section 4.1(b).
“Solvent” means, when used with respect to any Person, that as of the date as to which such Person’s solvency is to be measured: (i) the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured; (ii) it has sufficient capital to conduct its business; and (iii) it is able to meet its debts as they mature.
“Stitch Fix” has the meaning given to such term in the preamble.
“Subordinated Debt” means Indebtedness of a Borrower or a Subsidiary of a Borrower that (i) is expressly subordinated and junior in right of payment to Payment in Full of all Obligations pursuant to a Subordination Agreement, and (ii) does not require any cash payment or prepayment of principal in respect thereof, or any cash redemption thereof, at any time prior the date that is 91 days after the Termination Date.
“Subordination Agreement” means an agreement among Agent, the applicable Borrower or Subsidiary of Borrower and the holder of any Subordinated Debt, pursuant to which such Indebtedness is made subordinate in right of payment to Payment in Full of all Obligations on terms reasonably satisfactory to Agent.
“Subsidiary” means, as to any Person, any Entity in which that Person directly or indirectly owns or controls more than 50% of the issued and outstanding Voting Interests of such Entity. Unless otherwise stated herein, any reference herein to a “Subsidiary” means a direct or indirect Subsidiary of Borrower Agent.

“Super Majority Lenders” means Lenders having more than 66 2/3% of the sum of all Loans outstanding and unutilized Commitments; provided that the Loans and unutilized Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Super Majority Lender; provided further that at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Super Majority Lenders” must include at least two Lenders (who are not Affiliates of one another). Notwithstanding the foregoing, if the Revolving Credit Commitments have terminated or expired, “Super Majority Lenders” shall be determined in accordance with the foregoing, but based upon the unutilized portion of the Revolving Credit Commitments most recently in effect, after giving effect to any assignments.
“Swap Obligation” means with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Lender” means the Bank or other Lender acceptable to Agent in its sole discretion.
“Swingline Loan” means any borrowing of Revolving Credit Loans funded with Swingline Lender’s funds pursuant to Section 2.3(h), until such Borrowing is settled among the Lenders pursuant to Section 2.3(h).
“Swingline Note” has the meaning given such term in Section 2.3(h).
“Target” has the meaning given to such term in Section 8.3.
“Tax Expense” shall mean, for any period, the tax expense (including federal, state, local, foreign, franchise, excise and foreign withholding taxes) of the Loan Parties and their Subsidiaries, including any penalties and interest relating to any tax examinations for such period, determined on a consolidated basis in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Advance or a SOFR Advance, 0.10%.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the earlier of (i) the third (3rd) anniversary of the Closing Date or (ii) the date of termination of the Commitments as provided for herein.
“Termination Event” means (i) a Reportable Event with respect to any Pension Plan, any failure to make a required contribution to any Plan that would reasonably be expected to result in the imposition of a Lien, or the arising of a Lien with respect to a Pension Plan; (ii) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA; (iii) the provision of notice by the administrator of any Pension Plan of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), or the imposition of liability on a Borrower or any ERISA Affiliate of liability under Section 4062(e) or 4069 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA; (v) the occurrence of any event or condition that (A) constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (B) could reasonably be expected to result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (vi) the partial or complete withdrawal, within the meaning of Sections 4203 or 4205 of ERISA, of a Borrower or any ERISA Affiliate from a Multiemployer Plan; (vii) receipt by a Borrower or any ERISA Affiliate of notice that a Multiemployer Plan is “insolvent” or in “reorganization” within the meaning of Section 4245(b) or 4241of ERISA, is in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), is in “critical and declining” status (within the meaning of Section 305 of ERISA), or has become subject to the limitations of Section 436 of the Code; or (viii) the imposition of any liability under Title IV of ERISA, other than for premiums due but not delinquent, upon a Borrower or any ERISA Affiliate.
“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications (including those listed on Schedule 6.1(w)) and including (i) all renewals thereof, (ii) the right to sue for past, present and future infringements and dilutions thereof, including the right to damages and payments for past or future infringements or dilutions thereof, (iii) the goodwill symbolized by the foregoing or connected therewith, and (iv) all rights corresponding thereto throughout the world.
“Type” means a Base Rate Advance or a SOFR Advance.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, then the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means Capital Expenditures (i) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Credit Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (ii) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.
“Unfinanced Capitalized Software Expenditures” means software development costs of the Loan Parties and their Subsidiaries to the extent capitalized and (i) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Credit Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (ii) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.
“U.S. Borrower” means any Borrower that is a U.S. Person.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.11(f).
“Value” means (i) with respect to Inventory, the lower of (a) Cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, the Value of the Inventory shall not include: (x) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to a Borrower or (y) write-ups or write-downs in value with respect to currency exchange rates and (ii) with respect to Receivables, the gross face amount of such Receivables less the sum of (a) sales, excise or similar taxes included in the amount thereof and (b) returns and credit, trade or volume or other discounts, claims, credits, charges and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.
“Voting Interests” means Equity Interests having ordinary voting power for the election of the Governing Body of such Person.
“Withholding Agent” means any Loan Party or Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with the covenants contained herein shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Borrower Agent (acting upon the request of Borrowers) or Agent (acting upon the request of the Required

Lenders), Borrowers, Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrowers’ financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will be calculated as if no such Accounting Change had occurred until the effective date of such amendment effected in accordance with this Agreement. “Accounting Change” means (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (ii) any change in the application of GAAP by Borrowers.
Other Terms; Headings. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been cured or waived in writing by Agent and the Required Lenders (or all Lenders, as applicable). The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The term “or” has, except where otherwise specifically indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) time of day means time of day New York, New York, except as otherwise expressly provided; and (vii) the “discretion” of Agent, the Required Lenders or the Lenders means the sole and absolute discretion of such Person(s). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. All calculations of Value, making of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of the Borrowing Base and the Financial Covenant) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, the Lenders or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the knowledge of” or words of similar import are used in any Loan Documents, it means actual knowledge of a Responsible Officer of the applicable Loan Party or knowledge that such Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.
Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term

SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Article II.
THE CREDIT FACILITIES
The Revolving Credit Loans.
(a)    Revolving Credit Loans; Borrowing Base. Each Revolving Credit Lender agrees (severally, not jointly or jointly and severally), subject to Section 2.5(a) and the other terms and conditions of this Agreement, to make revolving credit loans (together with the Swingline Loans, Protective Advances and Overadvances, the “Revolving Credit Loans”) to Borrowers, from time to time from the Closing Date to but excluding the Termination Date, at Borrower Agent’s request to Agent, in amount at any one time outstanding not to exceed the lesser of (i) such Lender’s Revolving Credit Commitment, or (ii) such Lender’s Pro Rata Share of an aggregate principal amount at any one time outstanding which, when combined with the aggregate undrawn amount of all unexpired Letters of Credit, does not exceed the lesser of (x) the Aggregate Revolving Credit Commitment, and (y) the Borrowing Base at such time.
(b)    Reserves. Agent, at any time in the exercise of its Permitted Discretion, may (i) establish and increase or decrease Reserves against Eligible Credit Card Receivables, Eligible Inventory, the Borrowing Base and the Aggregate Revolving Credit Commitment, (ii) reduce the advance rates against Eligible Credit Card Receivables or Eligible Inventory, or thereafter increase such advance rates to any level equal to or below the advance rates in effect on the Closing Date and (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definition of “Eligible Credit Card Receivables” or “Eligible Inventory”; provided that provided that the imposition of any such changes following the Closing Date shall not take effect with respect to the Borrowing Base until five (5) Business Days after notice has been sent by the Agent to the Borrowers of the Agent’s intention to impose such change, which notice shall include a reasonably detailed description of such change (during which period (i) the Agent shall, if requested, discuss any such change with the Borrowers and (ii) the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve, change or modification thereto no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in a manner and to the extent reasonably satisfactory to the Agent); provided further that (A) the Borrowers may not obtain any new Revolving Credit Loans (including Swingline Loans) or Letters of Credit to the extent that such Revolving Credit Loan (including Swingline Loans) or Letter of Credit would cause an Overadvance after such change as set forth in such notice, (B) no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation set forth in this Agreement or previously utilized, (C) no such prior notice shall be required during the continuance of any Event of Default, and (D) no such prior notice shall be required with respect to any Reserve established in respect of any Lien that has priority over Agent’s Liens on the Collateral. The amount of any Reserve established by Agent, and any changes to the advance rates or the eligibility criteria set forth in the definitions of Eligible Credit Card Receivables, Eligible Receivables or Eligible Inventory, shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change and shall not be duplicative of any other reserve established and currently maintained.

(c)    Revolving Credit Notes. The Revolving Credit Loans made by each Revolving Credit Lender may, at the request of such Revolving Credit Lender, be evidenced by a single promissory note payable to the order of such Revolving Credit Lender, substantially in the form of Exhibit A-1 (as amended, restated, supplemented or otherwise modified from time to time, a “Revolving Credit Note” and, collectively, the “Revolving Credit Notes”), executed by Borrowers and delivered to such Lender in a stated maximum principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment.
(d)    Payment. Borrowers hereby promise to pay all of the Revolving Credit Loans and all other Obligations in respect thereof (including, without limitation, principal, interest, fees, costs, and expenses payable under this Agreement and the other Loan Documents) in full on the Termination Date or, if earlier, on the date on which the Revolving Credit Loans and the Obligations (other than Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers may borrow, repay and reborrow Revolving Credit Loans, in whole or in part, in accordance with the terms hereof prior to the Termination Date.
Section II.2    [Reserved].
Procedure for Borrowing; Notices of Borrowing; Notices of Continuation; Notices of Conversion.
(a)    Borrowing. Each borrowing of a Loan (each, a “Borrowing”) shall be made on notice, given not later than 12:00 p.m. (New York time) on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing in the case of a SOFR Advance, and not later than 12:00 p.m. (New York time) on the date of the proposed Borrowing in the case of a Base Rate Advance, by Borrower Agent to Agent; provided that any Borrowing made on the Closing Date must be made as a Base Rate Advance unless Borrower Agent shall have given the notice required for a SOFR Advance under Section 2.3(d) and provided an indemnity letter extending the benefits of Section 4.10 to Lenders in respect of such Borrowing. Each such notice of a Borrowing shall be in writing (by electronic transmission or otherwise as permitted hereunder), substantially in the form of Exhibit B (a “Notice of Borrowing”), specifying therein the requested (i) date of such Borrowing, (ii) the Type of Advance comprising such Borrowing, (iii) the aggregate principal amount of such Borrowing and (iv) the Interest Period, in the case of a SOFR Advance.
(b)    Continuations. With respect to any Borrowing consisting of a SOFR Advance, Borrower Agent may, subject to the provisions of Section 2.3(d) and so long as all the conditions set forth in Article V have been fulfilled, elect to maintain such Borrowing or any portion thereof as a SOFR Advance by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the Interest Period then ending. Each selection of a new Interest Period (a “Continuation”) shall be made by notice given not later than 12:00 p.m. (New York time) on the third U.S. Government Securities Business Day prior to the date of any such Continuation by Borrower Agent to Agent. Such notice by Borrower Agent of a Continuation shall be in writing (by electronic transmission or otherwise as permitted hereunder), substantially in the form of Exhibit C (a “Notice of Continuation/Conversion”), specifying whether the Advance subject to the requested Continuation comprises part (or all) of the Revolving Credit Loans and the requested (i) date of such Continuation, (ii) the new Interest Period and (iii) aggregate amount of the Advance subject to such Continuation, which shall comply with all limitations on Loans hereunder. Unless, on or before 12:00 p.m. (New York time) of the third U.S. Government Securities Business Day prior to the expiration of an Interest Period, Agent shall have received a Notice of Continuation/Conversion from Borrower Agent for the entire Borrowing consisting of the SOFR Advance outstanding during such Interest Period, any amount of such Advance comprising such Borrowing remaining outstanding at the end of such Interest Period (or any portion of such Advance not covered by a timely Notice of Continuation/Conversion) shall, upon the expiration of such Interest Period, be Converted to a Base Rate Advance.
(c)    Conversions. Borrower Agent may on any Business Day by giving a Notice of Continuation/Conversion to Agent, and subject to the provisions of Section 2.3(d), Convert the entire amount of or a portion of an Advance of one Type into an Advance of another Type; provided, however, that any Conversion of a SOFR Advance into a Base Rate Advance shall be made on, and only on, the last day of an Interest Period for such SOFR Advance. Each such Notice of Continuation/Conversion shall be given not later than 12:00 p.m. (New York time) on the Business Day prior to the date of any proposed Conversion into a Base Rate Advance and on the third U.S. Government Securities Business Day prior to the date of any proposed Conversion into a SOFR Advance. Subject to the restrictions specified above, each Notice of Continuation/Conversion shall be in writing (by electronic transmission or otherwise as permitted hereunder), specifying (i) the requested date of such Conversion, (ii) the Type of Advance to be Converted, (iii) the requested Interest Period, in the case of a Conversion into a SOFR Advance, and (iv) the amount of such Advance to be Converted and whether such amount comprises part (or all) of the Revolving Credit Loans. Each Conversion shall be in an aggregate amount not less than $2,000,000 or an integral multiple of $500,000 in excess thereof.
(d)    Limitations on Use of Adjusted Term SOFR. Anything in subsection (b) or (c) above to the contrary notwithstanding,
(i)    if, at least one (1) Business Day before the date of any requested SOFR Advance, the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the Lenders or any of its Affiliates to perform its obligations hereunder to make a SOFR Advance or to fund or maintain a SOFR Advance hereunder (including in the case of a Continuation or a Conversion), Agent shall promptly give written notice of such circumstance to Borrower Agent, and the right of Borrower Agent to select a SOFR Advance for such Borrowing or any subsequent Borrowing (including a Continuation or a Conversion) shall be suspended until the circumstances causing such suspension no longer exist, and any Advance comprising such requested Borrowing (or Continuation or Conversion) shall be a Base Rate Advance;
(ii)    if, at least one (1) Business Day before the first day of any Interest Period, Agent is unable to determine the Adjusted Term SOFR for SOFR Advances comprising any requested Borrowing, Continuation or Conversion, Agent shall promptly give written notice of such circumstance to Borrower Agent, and the right of Borrower Agent to select or maintain SOFR Advances for such Borrowing (or Continuation or Conversion) or any subsequent Borrowing shall be suspended until Agent shall notify Borrower Agent that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing (or Continuation or Conversion) shall be a Base Rate Advance;
(iii)    if any Lender shall, at least one (1) Business Day before the date of any requested Borrowing or Continuation of, or Conversion into, a SOFR Advance, notify Agent and Borrower Agent that the SOFR for Advances comprising such Borrowing, Continuation or Conversion will not adequately reflect the cost to such Lender of making or funding Advances for such Borrowing, the right of Borrower Agent to select SOFR Advances shall be suspended until such Lender shall notify Agent and Borrower Agent that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing shall be a Base Rate Advance;
(iv)    there shall not be outstanding at any time more than five (5) Borrowings which consist of SOFR Advances;
(v)    each Borrowing which consists of SOFR Advances shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof; and
(vi)    if an Event of Default has occurred and is continuing, no SOFR Advances may be borrowed or continued as such and no Base Rate Advance may be Converted into a SOFR Advance.
(e)    Effect of Notice. Each Notice of Borrowing and each Notice of Continuation/Conversion shall be irrevocable and binding on Borrowers. Borrowers agree to indemnify Agent and the Lenders against any loss, cost or expense incurred by Agent or any Lender as a result of (i) default by Borrowers in making a Borrowing of, Conversion into or Continuation of a SOFR Advance after Borrower Agent has given notice requesting the same, (ii) default by Borrowers in payment when due of the principal amount of or interest on any SOFR Advance or (iii) the making of a payment or prepayment of a SOFR Advance on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Agent or any Lender to fund such Advance.
(f)    Disbursements. Promptly after its receipt of a Notice of Borrowing under Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(g) apply to the requested Borrowings, or (ii) to make a Loan under Section 2.3(h) to Borrowers in the amount of the requested Borrowing.
(g)    Lenders to Advance.
(i)    If Agent shall elect to have the terms of this Section 2.3(g) apply to a requested Borrowing as described in Section 2.3(f)(i) then, promptly after its receipt of a Notice of Borrowing under Section 2.3(a), Agent shall notify the Lenders in writing (by electronic transmission or otherwise as permitted hereunder) of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in same day funds, for the account of Borrowers, at Agent’s Payment Account prior to 4:00 p.m. (New York time), on the Borrowing Date requested by Borrower Agent. The proceeds of such Borrowing will then be made available to Borrowers by Agent wire transferring to the Operating Account the aggregate of the amounts made available to Agent by the Lenders, and in like funds as received by Agent by 4:00 p.m. (New York time), on the requested Borrowing Date or as otherwise requested by Borrower Agent in its Notice of Borrowing, and approved by Agent for such purpose.
(ii)    Unless Agent receives contrary written notice prior to 3:00 p.m. (New York time) on the date of any proposed Borrowing, Agent shall be entitled to assume that each Lender will make available its Pro Rata Share of such Borrowing and, in reliance upon that assumption, but without any obligation to do so, may advance such Pro Rata Share on behalf of such Lender. If and to the extent that such Lender shall not have made such amount available to Agent, but Agent has made such amount available to Borrowers, such Lender and Borrowers jointly and severally agree to pay and repay Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date of such Borrowing until the date such amount is paid or repaid to Agent, at (A) in the case of Borrowers, the interest rate applicable at such time to such Loan and (B) in the case of each Lender, for the period from the date such Borrowing to (and including) three days after demand therefor by Agent to such Lender, at the Federal Funds Rate and, following such third day, at the interest rate applicable at such time to such Loan, in each case, together with all costs and expenses incurred by Agent in connection therewith. If a Lender shall pay to Agent any or all of such amount, such amount so paid shall constitute a Loan by such Lender to Borrowers for purposes of this Agreement.
(h)    Swingline Loan. If Agent shall elect, in its discretion, to have the terms of this Section 2.3(h) apply to a requested Borrowing of Revolving Credit Loans (as described in Section 2.3(f)(ii)), the Swingline Lender shall make a Loan in the amount of such requested Borrowing (any such Loan made solely by the Swingline Lender under this Section 2.3(h) being referred to as an “Swingline Loan”) available to Borrowers in same day funds by wire transferring such amount to the Operating Account by 4:00 p.m. (New York time) on the requested Borrowing Date. Each Swingline Loan shall be subject to all the terms and conditions applicable hereunder to the other Revolving Credit Loans except that prior to settlement all payments thereon shall be payable to the Swingline Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Loan). The Swingline Lender shall not make any Swingline Loan if (i) the requested Borrowing would cause the aggregate outstanding amount of Revolving Credit Loans, Swingline Loans and undrawn amount of unexpired Letters of Credit to exceed the lesser of (x) the Borrowing Base and (y) the Aggregate Revolving Credit Commitment on such Borrowing Date or (ii) the requested Borrowing would cause the aggregate outstanding amount of Swingline Loans to exceed ten percent (10%) of the Commitments. The Swingline Lender may reduce the Swingline Sublimit in its sole discretion upon notice of such reduction to Borrower Agent and Agent. The Swingline Loans shall be repayable on demand, shall be secured by the Collateral, shall constitute Revolving Credit Loans and Obligations hereunder and shall bear interest at the rate in effect from time to time applicable to the Revolving Credit Loans comprised of Base Rate Advances, including any increase in such rate that is applicable under Section 4.2. The Swingline Loans made by the Swingline Lender may, at the request of the Swingline Lender, be evidenced by a single promissory note payable to the order of such Lender, in the form of Exhibit A-3 (as amended, restated, supplemented or otherwise modified from time to time, a “Swingline Note”), as executed by Borrowers and delivered to the Swingline Lender, in a stated amount equal to the maximum amount of the Swingline Loans specified in this subsection.
(i)    Settlements. Each Revolving Credit Lender’s funded portion of any Revolving Credit Loan is intended to be equal at all times to such Lender’s Pro Rata Share of all outstanding Revolving Credit Loans. Notwithstanding such agreement, Agent and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that, to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Swingline Loans, any Protective Advances and any Overadvances shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, with respect to (A) each outstanding Swingline Loan, Protective Advance and Overadvance and (B) all payments made by Borrowers on account of the Revolving Credit Loans, in each case by notifying the Revolving Credit Lenders of such requested Settlement in writing (by electronic transmission or otherwise as permitted hereunder), prior to 2:00 p.m. (New York time) on the date of such requested Settlement (any such date being a “Settlement Date”).
(ii)    Each Lender shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Swingline Loan, any Protective Advance and any Overadvance with respect to which Settlement is requested available to Agent in same day funds, for itself or for the account of Agent, to Agent’s Payment Account prior to 4:00 p.m. (New York time), on the Settlement Date applicable thereto, regardless of whether the conditions precedent specified in Section 5.2 have then been satisfied. Such amounts made available to Agent shall be applied against the amounts of the applicable Swingline Loan, Protective Advance and Overadvance, and, together with the portion of such Swingline Loan, any Protective Advance and any Overadvance representing Agent’s Pro Rata Share thereof, shall constitute Revolving Credit Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) Business Days from and after such Settlement Date and thereafter at the interest rate then applicable to Base Rate Advances.
(iii)    Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender (other than the Bank) shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty, an undivided interest and participation in such Swingline Loan, any Protective Advance and any Overadvance to the extent of such Lender’s Pro Rata Share thereof, by paying to Agent, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Swingline Loan, regardless of whether the conditions precedent specified in Section 5.2 have then been satisfied. If such amount is not made available to Agent by any Lender, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three days from and after such demand and thereafter at the interest rate then applicable to the Revolving Credit Loans that are Base Rate Advances, including any increase in such rate that is applicable under Section 4.2.
(iv)    From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Swingline Loan, Protective Advance or Overadvance under clause (C) above, Agent shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swingline Loan, Protective Advance and Overadvance.
(j)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, upon the occurrence of a Benchmark Transition Event, the

Agent and the Borrowers may amend this Agreement to replace the then current Benchmark with a Benchmark Replacement. Any such amended with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all effected Lenders and the Borrowers, so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.3(j)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.3(j)(iv). Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.3(j), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.3(j).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for a SOFR Advance of, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(k)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
(a)    Application of Proceeds. The proceeds of the Loans shall be used by Borrowers to refinance existing Indebtedness, for their general working capital purposes, for expenses incurred by Borrowers in connection herewith and for other, general purposes consistent with the terms of this Agreement.
Revolving Credit Commitment; Mandatory Prepayments; Optional Prepayments.
(l)    Maximum Amount. In no event shall the sum of the aggregate outstanding principal balance of the Revolving Credit Loans and the aggregate undrawn amount of all unexpired Letters of Credit exceed the Line Cap.
(m)    Mandatory Prepayments. In addition to any prepayment required in accordance with Section 10.2 as a result of an Event of Default hereunder, the Loans shall be subject to mandatory prepayment as follows:
(i)    immediately upon discovery by or notice to Borrower Agent that any of the lending limits set forth in Section 2.1(a) or Section 2.5(a) have been exceeded, Borrowers shall pay Agent for the benefit of the Lenders an amount sufficient to reduce the outstanding principal balance of the Loans, Collateralize outstanding Letters of Credit, or any combination thereof, to the applicable maximum allowed amount, and such amount shall become due and payable by Borrowers without the necessity of a demand by Agent or any Lender; and
(ii)    the entire outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and all fees and Lender Group Expenses payable by Borrowers hereunder, shall become due and payable on the Termination Date;
(n)    Voluntary Commitment Reductions and Prepayments.
(i)    Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of the Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the amount of the Revolving Credit Loans then outstanding plus the undrawn amount of the Letters of Credit would exceed the Line Cap at such time. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or, if the then Aggregate Revolving Credit Commitments are less than $1,000,000, such lesser amount), and shall reduce permanently the Revolving Credit Commitments then in effect. The Borrower shall have the right, without penalty or premium, upon not less than 3 Business Days’ notice to the Agent, to terminate the Letter of Credit Sublimit or, from time to time, to reduce the amount of the Letter of Credit Sublimit; provided that no such termination or reduction of Letter of Credit Sublimit shall be permitted if, after giving effect thereto, the Letter of Credit Sublimit shall be reduced to an amount that would result in the aggregate undrawn amount of the Letters of Credit exceeding the Letter of Credit Sublimit (as so reduced). Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or, if the then Letter of Credit Sublimit is less than $1,000,000, such lesser amount), and shall reduce permanently the Letter of Credit Sublimit then in effect.
(ii)    Borrowers shall have the right, at any time and from time to time to prepay any Loan in whole or in part, upon not less than 3 Business Days’ notice to the Agent. Upon receipt of any such notice, the Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Advances and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Notwithstanding the foregoing, SOFR Advances may not be optionally prepaid other than on the last day of any Interest Period with respect thereto.
Maintenance of Loan Account; Statements of Account. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) in which Borrowers will be charged with all Loans and Advances made by the Lenders to Borrowers or for Borrowers’ account, including the Revolving Credit Loans, interest, fees, Lender Group Expenses and any other Obligations. The Loan Account will be credited with all amounts received by the Lenders from Borrowers or for Borrowers’ account, including, as set forth in Section 2.7 below, all amounts received from the Collections Account. The Lender shall send Borrower Agent a monthly statement reflecting the activity in the Loan Account. Each such statement shall be an account stated and shall be final, conclusive and binding on Borrowers, absent manifest error.
Collection of Receivables.
(o)    [Reserved].
(p)    Collections. By not later than forty-five (45) days after the Closing Date (or such longer time as Agent may agree in its sole discretion), the Loan Parties shall have notified all existing account debtors, and at all times thereafter the Loan Parties shall notify all new account debtors, to remit all payments of Receivables and other payments constituting proceeds of Collateral directly to a collections account maintained by the Borrower with Bank (the “Collections Account”) or, to the extent any such remittances are made by wire transfer, automated clearing house (ACH) or other like form of electronic transmission, to make such transmissions directly to the Collections Account. The Loan Parties shall cause any checks, drafts, instruments and other items of payment (“Items of Payment”) (or cash or money) that the Loan Parties directly receive from any of their respective account debtors subsequent to the Closing Date (notwithstanding its contrary direction, given per above) to be deposited on a daily basis into the Collections Account.
(q)    Controlled Accounts. Without limitation of the foregoing, by not later than forty-five (45) days after the Closing Date (or such longer time as Agent may agree in its sole discretion), the Loan Parties will establish their primary deposit accounts and securities accounts with and through the Bank or an Affiliate of the Bank and shall maintain such deposit accounts and securities accounts with and through the Bank or an Affiliate of the Bank during the term of the Agreement. Except as otherwise permitted under Section 8.21 or agreed to by Agent in writing, the Loan Parties shall establish and maintain Control Agreements with Agent and the applicable bank or securities intermediary, on terms reasonably satisfactory to Agent, with respect to all of their deposit accounts and securities accounts except to the extent such deposit accounts or securities accounts constitute Excluded Property (each, a “Controlled Account” and collectively, the “Controlled Accounts”).
(r)    Cash Dominion Period. If a Cash Dominion Period has occurred and is continuing, Agent will cause all funds deposited into the Collections Account to be credited on a daily basis to the Loan Account, conditional upon final collection, and such funds shall be applied to the Obligations in such order as Agent shall elect. Credit will be given only for funds received prior to 4:00 p.m. (New York time) by Agent in the Collections Account. In all cases, the Collection Account will be credited only with the net amounts actually received in payment of its Receivables. So long as no Cash Dominion Period is in effect, the Loan Parties may direct the manner of disposition of funds in the Collections Account.
(s)    No Commingling. The Loan Parties will not commingle any Items of Payment with any of their other funds or property, but will segregate them from their other assets and will hold them in trust and for the account and as the property of Agent until remitted as provided hereinabove, and the Loan Parties will not establish any other deposit account, lockbox, lockbox account or blocked account for the purpose of collecting any such Items of Payment or divert or direct at any time any such Items of Payment to any other deposit account.
Term. The term of this Agreement shall be for a period from the Closing Date through and including the Termination Date. Notwithstanding the foregoing, Borrowers shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Loans is outstanding, except upon Payment in Full of all Obligations.
Payment Procedures.
(t)    Loan Account. Borrowers hereby authorize Agent to charge the Loan Account or any other account of Borrowers with Agent with the amount of all principal, interest, fees, Lender Group Expenses and other payments to be made hereunder and under the other Loan Documents. Agent may, but shall not be obligated to, discharge Borrowers’ payment obligations hereunder by so charging the Loan Account.
(u)    Time of Payment. Each payment by Borrowers on account of principal, interest, fees or Lender Group Expenses hereunder shall be made to Agent. All payments to be made by Borrowers hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 4:00 p.m. (New York time) on the due date thereof to Agent, for the account of the Lenders according to their Pro Rata Shares (except as expressly otherwise provided), at Agent’s Payment Account in immediately available funds. Except for payments which are expressly provided to be made (i) for the account of Agent or Swingline Lender only or (ii) under the settlement provisions of Section 2.3(i), Agent shall distribute all payments to the Lenders on the Business Day following receipt in like funds as received. Notwithstanding anything to the contrary contained in this Agreement, if a Lender or any of its Affiliates exercises its right of setoff under Section 12.3 or otherwise, any amounts so recovered shall promptly be shared by such Lender with the other Lenders according to their respective Pro Rata Shares.
(v)    Next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day (except as specified in clause (ii) of the definition of Interest Period) and such extension of time shall be included in the computation of the amount of interest due hereunder.
(w)    Application. Subject to Section 10.5, Agent shall have the continuing and exclusive right, if an Event of Default exists, to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent receives any payment or proceeds of the Collateral for any Borrower’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent.
Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender (at the request of Borrower Agent) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.10, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at their sole expense and effort, upon notice by Borrower Agent to such Lender and Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 12.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) Borrowers shall have paid to Agent the assignment fee (if any) specified in Section 12.7; (b) such Lender shall have received payment of an amount equal to the outstanding principal of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (c) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter; (d) such assignment does not conflict with applicable law; and (e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall consent, at the time of such assignment, to each applicable amendment, waiver or consent. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.11 shall be deemed to prejudice any rights that Borrower or any Lender that is not a Defaulting Lender may have against any Defaulting Lender.
Defaulting Lenders.
(x)    Agent may recover all amounts owing by a Defaulting Lender on demand, and all such amounts owing shall bear interest at a per annum rate equal to two percent (2%) above the per annum rate otherwise applicable to Base Rate Advances until Paid in Full.
(y)    The failure of any Defaulting Lender to fund its Pro Rata Share of any Borrowing shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Borrowing. Conversely, no Lender shall be responsible for the failure of another Lender to fund such other Lender’s Pro Rata Share of a Borrowing.
(z)    Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its Permitted Discretion, apply any or all of such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Collateralize such Lender’s Fronting Exposure, or re-lend to Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Lender’s Commitment or Loans made by it, as applicable, for such purposes shall be deemed to be zero (0). This Section shall remain effective with respect to such Lender until the Defaulting Lender has ceased to be a Defaulting Lender. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender or to relieve or excuse the performance by any of Borrowers of their duties and obligations hereunder.
(aa)    Agent, at its election, at any time, may require that the reimbursement obligations of a Defaulting Lender in respect of Letters of Credit be reallocated to, and assumed by, the other Lenders based on their respective Pro Rata Shares (calculated as if the Defaulting Lender’s Pro Rata Share was zero (0)), provided that no Lender shall be reallocated, or required to fund, any such amounts that could would cause the sum of such Lender’s outstanding Loans and outstanding reimbursement obligations in respect of Letters of Credit to exceed its Commitment.
(bb)    If Agent determines, in its sole discretion, that a Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateralization), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and the funded and unfunded participations in Letters of Credit to be held by the Lenders in accordance with their Pro Rata Shares (without giving effect to subsection (c) above) whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 2.11, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Letters of Credit.
(cc)    Subject to the terms and conditions of this Agreement, Agent, upon the request of Borrower Agent, shall request the Letter of Credit Issuer to issue for the account of any of Borrowers Letters of Credit of a tenor and containing terms acceptable to Agent and the Letter of Credit Issuer, in a maximum aggregate face amount outstanding at any time not to exceed the Letter of Credit Sublimit; provided that Agent shall have no obligation to request to be issued any Letter of Credit with an termination date after the Termination Date. The term of any Letter of Credit shall not exceed three hundred sixty (360) days from the date of issuance, subject to renewal in accordance with the terms thereof, but in no event to a date beyond the Termination Date unless otherwise agreed to by the Letter of Credit Issuer. All Letters of Credit shall be subject to the limitations set forth in Section 2.5, and a sum equal to the aggregate amount of all outstanding Letters of Credit shall be included in calculating outstanding amounts for purposes of determining compliance with Section 2.5. Without limitation of the foregoing, but for the avoidance of any doubt, the maximum amount of all unexpired Letters of Credit outstanding at any one time, when aggregated with (without duplication) all Revolving Credit Loans and Swingline Loans shall not exceed the lesser of (x) the Aggregate Revolving Credit Commitment and (y) the Borrowing Base. All Letters of Credit shall be denominated in Dollars.
(dd)    Immediately upon issuance, amendment, renewal or extension of any Letter of Credit in accordance with the procedures set forth in this Section 2.13, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Letter of Credit Issuer and Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, of the liability and obligations under and with respect to such Letter of Credit and the Letter of Credit Agreement (including all obligations of Borrowers with respect thereto, other than amounts owing to Agent or Letter of Credit Issuer pursuant to the first sentence of Section 4.4(b)) and any security therefor or guaranty pertaining thereto.
(ee)    Whenever Borrower Agent desires the issuance of a Letter of Credit, Borrower Agent shall deliver to Agent and the Letter of Credit Issuer a written notice no later than 2:00 p.m. (New York time) at least ten (10) Business Days (or such shorter period as may be agreed to by Agent and the Letter of Credit Issuer) in advance of the proposed date of issuance of a letter of credit request substantially in the form attached as Exhibit D (a “Letter of Credit Request”). The transmittal by Borrower Agent of each Letter of Credit Request shall be deemed to be a representation and warranty by Borrower Agent that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Section 2.13. Prior to the date of issuance of each Letter of Credit, Borrower Agent shall provide to Agent and the Letter of Credit Issuer a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the Letter of Credit Issuer to make payment under such Letter of Credit. Each of Agent and Letter of Credit Issuer, in its Permitted Discretion, may require changes in any such documents and certificates. No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day after the date on which such draft is presented.
(ff)    Upon any request for a drawing under any Letter of Credit by the beneficiary thereof, (i) Borrower Agent shall be deemed to have timely given a Notice of Borrowing to Agent for a Revolving Credit Loan on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) without regard to satisfaction of the applicable conditions specified in Section 5.2 and the other terms and conditions of borrowings contained herein, the Lenders shall, on the date of such drawing, make Revolving Credit Loans comprised of Base Rate Advances in the amount of such drawing, the proceeds of which shall be applied directly by Agent to reimburse the Letter of Credit Issuer for the amount of such drawing or payment. If for any reason, proceeds of Advances are not received by Agent on such date in an amount equal to the amount of such drawing, Borrowers shall reimburse Agent, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 4.1(a) or 4.2, as applicable.
(gg)    As among Borrowers, Agent, the Letter of Credit Issuer and each Lender, Borrowers assume all risks of the acts and omissions of Agent and the Letter of Credit Issuer (other than for the gross negligence or willful misconduct of Agent or the Letter of Credit Issuer) or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither Agent nor any of the Lenders nor the Letter of Credit Issuer shall be responsible (i) for the accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the Letter of Credit Issuer, Agent or the Lenders, provided, that the foregoing shall not release Agent or the Letter of Credit Issuer for any liability for its gross negligence or willful misconduct. None of the above shall affect, impair, or prevent the vesting of any of Agent’s rights or powers hereunder. Any action taken or omitted to be taken by Agent or the Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct of Agent or the Letter of Credit Issuer, as the case may be, shall not create any liability of Agent or the Letter of Credit Issuer to any Borrower or any Lender.
(hh)    The obligations of Borrowers to reimburse the Letter of Credit Issuer for drawings honored under the Letters of Credit and the obligations of the Lenders under this Section 2.13 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, or any Letter of Credit Agreement; (ii) the existence of any claim, setoff, defense or other right which any Borrower or any Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), Agent, any Lender or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vi) that a Default or Event of Default shall have occurred and be continuing.
Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (a) the amount of such Obligations to (b) the aggregate amount of the Obligations payable to all Lenders hereunder at such time), such Lender shall forthwith purchase from the other Lenders (other than any Defaulting Lender) such participations in the Obligations payable to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such other Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
Protective Advances and Optional Overadvances.
(ii)    Subject to the limitations set forth below and notwithstanding anything to the contrary in this Agreement, Agent is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion (but shall have absolutely no obligation to), to make Revolving Credit Loans to Borrowers, on behalf of all Lenders, which Agent, in its Permitted Discretion deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans or other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Loan Parties pursuant to the terms of this Agreement, including payments of reimbursable expenses (including fees and Lender Group Expenses) and other sums payable under the Loan Documents (any of such Revolving Credit Loans are herein referred to as “Protective Advances”); provided that (i) the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 10% of the Aggregate Revolving Credit Commitment, (ii) after giving effect to such Revolving Credit Loans, the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit shall not exceed 110% of the Borrowing Base on such Borrowing Date, and (iii) to the extent the making of any Protective Advance causes the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit to exceed the Aggregate Revolving Credit Commitment on such Borrowing Date, such portion of such Protective Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 10.5. Protective Advances may be made even if the conditions precedent to Borrowing set forth in Section 5.2 have not been satisfied. Notwithstanding anything to the contrary set forth in this Agreement, at any time that there is sufficient Excess Availability and the conditions set forth in Section 5.2 have been satisfied, Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time Agent may require the Lenders to fund their risk participations described in clause (c) below. Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof.
(jj)    Subject to the limitations set forth below and notwithstanding anything to the contrary in this Agreement, Agent is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion (but shall have absolutely no obligation to), to knowingly and intentionally, continue to make Revolving Credit Loans to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as, after giving effect to such Revolving Credit Loans, the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit shall not exceed the lesser of (i) 110% of the Borrowing Base as of such Borrowing Date, and (ii) the Aggregate Revolving Credit Commitment on such Borrowing Date. If any Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay the Revolving Credit Loans in an amount sufficient to eliminate all such Overadvances. Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5(a).
(kk)    Upon the making of a Protective Advance or an Overadvance by Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent without recourse or warranty an undivided interest and participation in such Protective Advance or such Overadvance, as the case may be, in proportion to its Pro Rata Share. On any Business Day, Agent may, in its sole discretion, give notice to the Lenders that the Lenders are required to fund their risk participation in Protective Advances and Overadvances, in which case each Lender shall fund its participation on the date specified in such notice. Notwithstanding the foregoing, Agent may also request Settlement of all Protective Advances and Overadvances in accordance with Section 2.3(i). From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance or Overadvance purchased hereunder, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Protective Advance or Overadvance.
(ll)    Each Protective Advance and each Overadvance shall be deemed to be a Revolving Credit Loan hereunder, except that no Protective Advance nor any Overadvance shall be eligible to be a SOFR Advance and, prior to Settlement therefor, all payments on the Protective Advances and Overadvances, including interest thereon, shall be payable to Agent solely for its own account. Protective Advances and Overadvances shall be repayable upon demand, shall be secured by the Collateral, shall constitute Loans and Obligations hereunder and shall bear interest at the rate in effect from time to time applicable to the Revolving Credit Loans comprised of Base Rate Advances, including any increase in such rate that is applicable under Section 4.2. The provisions of this Section 2.15 are for the exclusive benefit of Agent, Swingline Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.
Increase of Commitments; Additional Lenders.
(mm)    Borrowers may increase, upon the request of Borrower Agent, the then effective amount of the Aggregate Revolving Credit Commitment; provided that: (i) the principal amount of the increases in the Aggregate Revolving Credit Commitment pursuant to this Section 2.16, shall not exceed $25,000,000; (ii) Borrowers shall execute and deliver such documents and instruments and take such other actions as may be required by Agent in connection with such increases and at the time of any such proposed increase; (iii) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such increase and all representations and warranties by or on behalf of each Loan Party and its Subsidiaries set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such increase or, to the extent such representations and warranties expressly relate to an earlier date, true and correct in all material respects on and as of such earlier date; (iv) the Incremental Revolving Credit Commitments provided under this Section 2.16 (the “Incremental Revolving Credit Commitments”) shall have an expiration date no earlier than the Termination Date; and (v) all other terms and conditions with respect to the Incremental Revolving Credit Commitments shall, except with respect to All-In Yield (which shall be subject to clause (d) below), be identical to those applicable to the Revolving Credit Commitments or otherwise reasonably satisfactory to Agent.
(nn)    Agent shall invite each Lender to increase the principal amount of its Revolving Credit Commitment, on a pro rata basis, in connection with the proposed Incremental Revolving Credit Commitments at the interest margin proposed by Borrowers, and if sufficient Lenders do not agree to increase their Revolving Credit Commitments in connection with such proposed Incremental Revolving Credit Commitments, then Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent to become a Lender (each such new lender being an “Additional Lender”) in accordance with this Section 2.16. No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Credit Commitment. Only the consent of the Lenders agreeing to increase their Revolving Credit Commitments (the “Increasing Lenders”) shall be required for an increase in the aggregate principal amount of the Revolving Credit Commitments pursuant to this Section 2.16. No Lender which declines to increase the principal amount of its Revolving Credit Commitments may be replaced in respect to its existing Revolving Credit Commitments, as applicable, as a result thereof without such Lender’s consent.

(oo)    Subject to subsections (a) and (b) of this Section 2.16, any increase requested by Borrowers shall be effective upon delivery to Agent of each of the following documents (the date of such effectiveness, the “Increase Date”): (i) an originally executed copy of any instrument of joinder signed by a duly authorized officer of each Additional Lender, in form and substance reasonably acceptable to Agent; (ii) a notice to the Increasing Lenders and Additional Lenders, in form and substance reasonably acceptable to Agent, signed by a Responsible Officer of Borrower Agent; (iii) a certificate of Borrower Agent signed by a Responsible Officer, in form and substance reasonably acceptable to Agent, certifying that each of the conditions in subsection (a) of this Section 2.16 has been satisfied and each other condition precedent to the making of Loans set forth in Section 5.2 hereof has been satisfied or waived; and (iv) any other certificates or documents that Agent shall request, each in form and substance reasonably satisfactory to Agent.
(pp)    Anything to the contrary contained herein notwithstanding, the All-In Yield that is to be applicable to the Loans to be made pursuant to the Incremental Revolving Credit Commitments may be equal to or higher than the All-In Yield applicable to the Loans hereunder immediately prior to the Increase Date; provided that if the All-In Yield that is to be applicable to the Loans to be made pursuant to the Incremental Revolving Credit Commitments is higher than the All-In Yield applicable to the Loans hereunder immediately prior to the Increase Date (the amount by which the All-In Yield is higher, the “Excess”), then the interest margin applicable to the Loans immediately prior to the Increase Date shall be increased by the amount of the Excess, subject to the occurrence of and effective upon the Increase Date, and without the necessity of any action by any party hereto.
(qq)    Each of the Lenders having a Revolving Credit Commitment prior to the Increase Date (the “Pre-Increase Revolving Credit Lenders”) shall assign to any Lender which is acquiring a new or additional Revolving Credit Commitment on the Increase Date (the “Post-Increase Revolving Credit Lenders”), and such Post-Increase Revolving Credit Lenders shall purchase from each Pre-Increase Revolving Credit Lender, at the principal amount thereof, such interests in the Revolving Credit Loans and participation interests in Swingline Loans and undrawn Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans and participation interests in Swingline Loans and Letters of Credit will be held by Pre-Increase Revolving Credit Lenders and Post-Increase Revolving Credit Lenders ratably in accordance with their Pro Rata Shares after giving effect to such increased Revolving Credit Commitments.
(rr)    Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Loans shall be deemed, unless the context otherwise requires, to include Loans made pursuant to the Incremental Revolving Credit Commitments pursuant to this Section 2.16.
Article III.
[RESERVED]
Article IV.
INTEREST, FEES AND EXPENSES
Interest. Subject to Section 4.2, Borrowers shall pay to Agent for the ratable benefit of the Lenders interest on the Advances, payable in arrears on each Interest Payment Date, at the following rates per annum:
(a)    Base Rate Advances. If such Advance is a Base Rate Advance, at a fluctuating rate which is equal to (i) the Base Rate then in effect plus (ii) the Applicable Margin.
(b)    SOFR Advances. If such Advance is a SOFR Advance, at a rate which is equal at all times during the Interest Period for such SOFR Advance to (i) Adjusted Term SOFR for the Interest Period selected by Borrower Agent corresponding to such SOFR Advance plus (ii) the Applicable Margin.
Interest and Letter of Credit Fees After Event of Default. (a) Automatically upon the occurrence and during the continuation of an Event of Default under Section 10.1(d), and (b) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 10.1(d)), at the direction of Agent or the Required Lenders, (i) all Loans and all Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate equal to two percent (2%) above the per annum rate otherwise applicable thereunder, and (ii) and the letter of credit fee pursuant to Section 4.5 shall be payable at the rate that would otherwise apply under Section 4.5 plus up to an additional two percent (2%).
[Reserved].
Unused Line Fee. Borrowers shall pay to Agent for the ratable benefit of the Lenders on the first day of each fiscal quarter, commencing with the quarter immediately following the Closing Date, and on the Termination Date, in arrears, an unused line fee equal to the product of 0.30% per annum multiplied by the difference, if positive, between (a) the Aggregate Revolving Credit Commitment and (b) the average daily aggregate outstanding amount of the Revolving Credit Loans plus the average daily aggregate undrawn amount of all unexpired Letters of Credit during the immediately preceding fiscal quarter or portion thereof.
Letter of Credit Fees. Borrowers shall pay to the Letter of Credit Issuer for its own account (i) a fronting fee equal to 0.125% per annum times the daily average of the amount of the Letters of Credit outstanding during the preceding quarter or during the interim period ending on the expiry date, as the case may be, which fronting fee shall be paid on the first day of each fiscal quarter, commencing with the fiscal quarter immediately following the Closing Date, and on the Termination Date, in arrears, and (ii) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. In addition, Borrowers shall pay to Agent for the ratable benefit of the Lenders in respect of each Letter of Credit, on the first day of each quarter, commencing with the quarter immediately following the issuance of such Letter of Credit and on the expiry thereof, in arrears, a fee equal to (a) the Applicable Margin then in effect with respect to SOFR Advances, multiplied by (b) the daily average of the amount of the Letters of Credit outstanding during the preceding month or during the interim period ending on the expiry date, as the case may be.
Section IV.2    [Reserved].
[Reserved].
Fee Letter. Borrowers shall pay to Agent for its own account as and when due in accordance with the terms thereof all fees required to be paid to Agent under the Fee Letter.
Calculations. All calculations of interest and fees hereunder shall be made by Agent on the basis of a year of 360 days for the actual number of days elapsed in the period for which such interest or fees are payable. Each determination by Agent of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error. Borrowers hereby acknowledge and agree that each fee payable under this Agreement is fully earned and non-refundable on the date such fee is due and payable and that each such fee constitutes Obligations and is in addition to any other fees payable by Borrowers under the Loan Document.
Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Letter of Credit Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection

Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or Letter of Credit Issuer or the London interbank market any other condition (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or Letter of Credit Issuer of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Letter of Credit Issuer hereunder (whether of principal, interest or any other amount), then Borrowers will pay to such Lender or Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or Letter of Credit Issuer determines that any Change in Law affecting such Lender or Letter of Credit Issuer or any lending office of such Lender or such Lender’s or Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Letter of Credit Issuer’s capital or on the capital of such Lender’s or Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Letter of Credit Issuer, to a level below that which such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Letter of Credit Issuer’s policies and the policies of such Lender’s or such Letter of Credit Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time Borrowers will pay to such Lender or such Letter of Credit Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 4.10 and delivered to Borrowers will be conclusive absent manifest error. Borrowers will pay such Lender or Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Letter of Credit Issuer to demand compensation pursuant to this Section 4.10 shall not constitute a waiver of such Lender’s or Letter of Credit Issuer’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or a Letter of Credit Issuer pursuant to this Section 4.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Letter of Credit Issuer, as the case may be, notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
Taxes.
(e)    Defined Terms. For purposes of this Section 4.11, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.
(f)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(g)    Payment of Other Taxes by Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.
(h)    Indemnification by Borrower. The Loan Parties, jointly and severally, shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(i)    Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this clause (e).
(j)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.11, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(k)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Agent or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower Agent or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that each Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to Borrower Agent and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower Agent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Agent and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Agent or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Agent and Agent in writing of its legal inability to do so.
(l)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(m)    Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Article V.
CONDITIONS OF LENDING
Conditions to Initial Loan or Letter of Credit. The obligation of the Lenders to make the initial Loans or of the Letter of Credit Issuer to cause to be issued the initial Letter of Credit is subject to the satisfaction or waiver in writing of the following conditions prior to making of such initial Loan or Letter of Credit:
(a)    Loan Documents. Agent shall have received the following, each dated as of the Closing Date or as of an earlier date acceptable to Agent, in form and substance satisfactory to Agent and its counsel:
(i)    counterparts of this Agreement, duly executed by the parties hereto;
(ii)    the Notes, each duly executed by Borrowers, to the extent such Notes were requested three (3) Business Days prior to the Closing Date;
(iii)    the original certificates (if any) representing Pledged Interests required to be delivered pursuant to this Agreement and undated transfer powers, executed in blank, and the originals of any promissory notes pledged pursuant to this Agreement duly endorsed (either directly or by allonge) to Agent’s favor in blank;
(iv)    a Guaranty and Security Agreement, duly executed by each Loan Party;

(v)    copies of financing statements duly authorized under the Uniform Commercial Code (naming Agent as secured party and the Loan Parties as debtors and containing a description of the applicable Collateral) with respect to each Loan Party in the jurisdiction in which such Loan Party is organized as set forth on Schedule 6.1(a);
(vi)    a financial condition certificate of the chief financial officer of each of the Loan Parties, in the form of Exhibit F;
(vii)    a Borrowing Base Certificate, duly executed by Borrower Agent’s chief financial officer prepared on a pro forma basis as of the last day of the calendar month immediately preceding the Closing Date;
(viii)    the following (collectively, the “Historical Financials”) (A) the audited Financial Statements for the fiscal year ended July 29, 2023, certified by the Auditors, certified by a Responsible Officer of Borrower Agent, (B) a pro forma consolidated balance sheet of the Loan Parties and their Subsidiaries, after giving effect to the consummation of the transactions contemplated hereby, in form and substance satisfactory to Agent, and (C) a certificate executed by a Responsible Officer of Borrower Agent certifying that since July 29, 2023, (I) there has been no change, occurrence, development or event which has had or could reasonably be expected to have a Material Adverse Effect, (II) all data, reports and written information (other than projections and budgets) heretofore or contemporaneously furnished by or on behalf of the Loan Parties in writing to Agent or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, are true and accurate in all material respects as of the date or certification thereof and are not incomplete by omitting to state any material fact necessary to make such data, reports and information not materially misleading at such time, and (III) all projections and budgets heretofore furnished to Agent or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, have been prepared in good faith based on assumptions believed by Borrowers to be reasonable at the time of preparation;
(ix)    an opinion of counsel for each Loan Party addressed to Agent covering such matters incident to the transactions contemplated by this Agreement as Agent may reasonably require, which such counsel is hereby requested by Borrower Agent on behalf of all the Loan Parties to provide;
(x)    certified copies of all policies of insurance required by this Agreement and the other Loan Documents, (inclusive of those described in Section 7.6 hereof);
(xi)    a copy of the Business Plan for the 2024, 2025 and 2026 fiscal years, accompanied by a certificate executed by the chief financial officer of Borrower Agent certifying to Agent and the Lenders that the Business Plan has been prepared in good faith on the basis of assumptions which were believed to be reasonable in the context of the conditions existing on the date hereof, and represents, as of the date hereof, Borrower Agent’s good faith estimate of its future financial performance;
(xii)    copies of the Governing Documents of each Loan Party and a copy of the resolutions of the Governing Body (or similar evidence of authorization) of each Loan Party authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which such Loan Party is or is to be a party, and the transactions contemplated hereby and thereby, attached to a certificate of the Secretary or an Assistant Secretary of such Loan Party certifying (A) that such copies of the Governing Documents and resolutions of the Governing Body (or similar evidence of authorization) relating to such Loan Party are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect, (B) the incumbency, names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, (C) that attached thereto is a list of all persons authorized to execute and deliver Notices of Borrowing, Letter of Credit Requests, and Notices of Continuation/Conversion on behalf of Borrowers, and (D) that borrowing or guaranteeing, as appropriate, the Aggregate Revolving Credit Commitment would not cause any borrowing, guaranteeing or similar limit binding on any Loan Party to be exceeded;

(xiii)    a certified copy of a certificate of the Secretary of State of the state of incorporation, organization or formation of each Loan Party, dated within thirty (30) days of the Closing Date, listing the certificate of incorporation, organization or formation of such Loan Party and each amendment thereto on file in such official’s office and certifying that (A) such amendments are the only amendments to such certificate of incorporation, organization or formation on file in that office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is in good standing in that jurisdiction;
(xiv)    a good standing certificate from the Secretary of State of each state in which each Loan Party is required to be qualified as a foreign Entity, each dated within thirty (30) days of the Closing Date (unless otherwise approved by Agent in its Permitted Discretion);
(xv)    a closing certificate from a Responsible Officer of Borrower Agent, in the form of Exhibit G;
(xvi)    a Control Agreement, as applicable, to the extent required pursuant to Section 8.21; and
(xvii)    such other agreements, instruments, documents and evidence as Agent or its counsel deems necessary in its discretion in connection with the transactions contemplated hereby.
(b)    Bank Accounts. Borrowers shall have opened bank accounts at Bank with deposits of cash and Cash Equivalents of at least the amounts necessary to satisfy the Financial Covenant set forth in Section 9.1 as of the Closing Date after giving effect to the transactions consummated on the Closing Date.
(c)    No Litigation. There shall be no pending or, to the knowledge of the Loan Parties after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement or the other Loan Documents or (ii) which affects or could reasonably be expected to affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of any Loan Party, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(d)    Reimbursement. Borrowers shall have paid (i) all reasonable and documented out-of-pocket fees and Lender Group Expenses required to be paid pursuant to Section 12.4 of this Agreement, (ii) the fees referred to in this Agreement that are required to be paid on the Closing Date, and (iii) any fees due and payable to Agent under the Fee Letter that are required to be paid on the Closing Date.
(e)    No Change. No change, occurrence, event or development or event involving a prospective change that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect shall have occurred and be continuing.
(f)    Material Contracts. Agent and its counsel shall have performed (i) a review satisfactory to Agent of all of the Material Contracts and other assets of each Loan Party, the financial condition of each Loan Party, including all of its tax, litigation, and other potential contingent liabilities, the capitalization and capital structure of each Loan Party and the cash management and management information systems of Borrowers, (ii) a pre-closing audit and collateral review and (iii) reviews and investigations of such other matters as Agent and its counsel deem appropriate, in each case with results satisfactory to Agent.
(g)    Law. The Loan Parties shall be in compliance with all Requirements of Law, including Environmental Law, ERISA, and Material Contracts, in each case, other than such noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h)    Liens. Substantially contemporaneously with the Closing Date, the Liens in favor of Agent shall have been duly perfected and shall constitute first priority Liens, and the Collateral shall be free and clear of all Liens other than Liens in favor of Agent and Permitted Liens.
(i)    Availability. After giving effect to all Loans to be made and all Letters of Credit to be issued on the Closing Date, Excess Availability, after deduction for the amount of all costs, fees and expenses (including Lender Group Expenses) associated with the closing of the transactions contemplated hereby which have accrued, but which have not been paid by or on the Closing Date (either from the proceeds of the Loans or otherwise), shall equal or exceed $15,000,000.
(j)    Due Diligence. Agent shall have completed satisfactory business and legal due diligence, including, but not limited to a field examination of the financial condition of Borrowers and their books and records.
(k)    Payment of Outstanding Indebtedness, etc. Agent shall have received reasonably satisfactory evidence that all Indebtedness (other than Indebtedness permitted under Section 8.1), together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, will have been paid in full upon the making of the initial Loan and all obligations with respect thereto will, substantially concurrently with the making of the initial Loan, be terminated (other than contingent indemnification obligations), and payoff letters evidencing that all Liens securing payment of any such Indebtedness will substantially contemporaneously be released at the time of the making of the initial Loan, on terms and in a manner reasonably satisfactory to Agent. In addition, Agent shall have received duly authorized release or termination statements, duly filed (or an authorization from all required Persons to file release or termination statements) in all jurisdictions that Agent deems necessary from any creditors of the Loan Parties being paid off on the Closing Date.
(l)    KYC. Upon the request of Agent or any Lender made at least three (3) days prior to the Closing Date, Borrowers shall have provided to Agent or such Lender the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act, and at least three (3) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to Agent a Beneficial Ownership Certification in relation to such Borrower.
Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make any Loan or the Letter of Credit Issuer to cause to be issued any Letter of Credit is subject to the satisfaction of the following conditions precedent:
(m)    Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
(n)    No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit.
Each condition in Sections 5.1 and 5.2 that are subject to the satisfaction or discretion of Agent, any Lender or the Letter of Credit Issuer shall be deemed satisfied upon Agent’s, Lender’s or Letter of Credit Issuer’s, as applicable, making of any Loan or the issuance of any Letter of Credit.

Article VI.
REPRESENTATIONS AND WARRANTIES
Representations and Warranties. Each of the Loan Parties makes the following representations and warranties to Agent and the Lenders, which shall be true, correct and complete in all respects as of the Closing Date, and after the Closing Date, shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of any Borrowing or issuance of any Letter of Credit as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:
(a)    Organization, Good Standing and Qualification. Each Loan Party (i) is an Entity duly organized, validly existing (other than Subsidiaries that are dissolved as permitted pursuant to this Agreement) and in good standing under the laws of the state of its incorporation, organization or formation, (ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Schedule 6.1(a) specifies the jurisdiction in which each Loan Party is organized and all jurisdictions in which each Loan Party is qualified to do business as a foreign Entity as of the Closing Date. Schedule 6.1(a) also specifies the tax identification numbers and organizational identification numbers of each Loan Party as of the Closing Date.
(b)    Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of each Loan Party is, and the books and records of each Loan Party and all of its chattel paper and records of its Receivables are maintained exclusively in the possession of such Loan Party at the address of such Loan Party specified in Schedule 6.1(b) as of the Closing Date. There is no location at which any Loan Party maintains any Collateral (other than Offsite Collateral) other than the locations specified for it in Schedule 6.1(b) as of the Closing Date. As of the Closing Date, Schedule 6.1(b) specifies all Real Property of each Loan Party, and indicates whether each location specified therein is leased or owned by such Loan Party.
(c)    Authority. Each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All requisite corporate, limited liability company or partnership action necessary for the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (including the consent of its Owners, where required) has been taken.
(d)    Enforceability. The Loan Documents delivered by the Loan Parties, when executed and delivered, will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(e)    No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (i) do not and will not contravene any of the Governing Documents of such Loan Party, (ii) do not and will not contravene any Requirement of Law except as such contravention could not be expected, individually or in the aggregate, to have a Material Adverse Effect, (iii) do not and will not contravene any Material Contract, except as such contravention could not be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iv) do not and will not result in the imposition of any Liens upon any of its properties except for Permitted Liens.

(f)    Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other Loan Document, or the consummation of the transactions contemplated hereby or thereby, except (i) such consents, authorizations, approvals, filings or other acts as have been made or obtained, as applicable, and are in full force and effect, (ii) the filing of UCC financing statements, (iii)  filings or other actions listed on Schedule 6.1(f), and (iv) such consents, authorizations, approvals, filings or other acts the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(g)    Ownership; Subsidiaries. As of the Closing Date, Schedule 6.1(g) sets forth the legal name (within the meaning of Section 9-503 of the UCC), the Persons that own the Equity Interests of each Loan Party (other than the Borrower), and the number of Equity Interests owned by each such Person.
(h)    Solvency. Borrower and its Subsidiaries, on a consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
(i)    Financial Data. Borrower Agent has provided to Agent complete and accurate copies of the Historical Financials. The Historical Financials have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present, in all material respects, the financial position, results of operations and cash flows of the Loan Parties and their Subsidiaries for each of the periods covered, except with respect to unaudited financial statements for the absence of footnotes and year end audit adjustments. Since July 29, 2023, there has been no change, occurrence, development or event, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(j)    Accuracy and Completeness of Information. All written factual data, reports and written factual information (other than any projections, estimates and information of a general economic or industry specific nature) concerning the Loan Parties and their Subsidiaries that has been furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby, when taken as a whole, are correct in all material respects as of the date of certification of such data, reports and information, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made at such time (it being recognized by Agent and the Lenders that the projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ materially from the projected or forecasted results). In addition, for the avoidance of doubt, subsequent iterations of any information previously furnished by or on behalf of any Loan Party to Agent or any Lender shall be the information that is subject to the scope of this representation.
(k)    Legal and Trade Name. As of the Closing Date except as set forth on Schedule 6.1(k), during the past year, none of the Loan Parties has been known by or used any legal name or any trade name or fictitious name, except for its name as set forth in the introductory paragraph and on the signature page of this Agreement or the Guaranty and Security Agreement, as applicable, which is the exact correct legal name of such Loan Party.
(l)    No Broker’s or Finder’s Fees. No broker or finder brought about the obtaining, making or closing of the Loans or financial accommodations afforded hereunder or in connection herewith by Agent, any Lender or any of its Affiliates. No broker’s or finder’s fees or commissions will be payable by any Loan Party to any Person in connection with the transactions contemplated by this Agreement.
(m)    Investment Company. None of the Loan Parties is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(n)    Margin Stock. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” as that term is defined in Regulation U of the Federal Reserve Board. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Federal Reserve Board, including Regulations T, U or X.
(o)    Taxes and Tax Returns. Except as specified in Schedule 6.1(o) or to the extent any such taxes do not exceed $1,000,000,
(i)    Each Loan Party and each of its Subsidiaries has properly completed and timely filed (taking into account all applicable extension periods) all federal and other material tax returns it is required to file and such returns were complete and accurate in all material respects;
(ii)    All federal and other material taxes and similar governmental charges required to have been paid by the Loan Parties have been timely paid (taking into account all applicable grace periods);
(iii)    No material deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Loan Party or any of its Subsidiaries which remain unpaid; and
(iv)    There are no pending or, to the knowledge of Borrowers, threatened audits, investigations or claims by a Governmental Authority for or relating to any material liability of any Loan Party or any of its Subsidiaries for taxes.
(p)    No Judgments or Litigation. Except as specified in Schedule 6.1(p), no judgments, orders, writs or decrees are outstanding against any Loan Party or any of its Subsidiaries, nor is there now pending or, to the knowledge of any Loan Party after due inquiry, any threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Loan Party or any of its Subsidiaries that (i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Notes, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.
(q)    Title to Property. Each Loan Party and each of its Subsidiaries has (i) valid fee simple title to or valid leasehold interests in all of its Real Property and (ii) good and marketable title to all of its other assets, in each case, as reflected in their most recent financial statements delivered pursuant to this Agreement, except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
(r)    No Other Indebtedness. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries have any Indebtedness other than Indebtedness permitted under Section 8.1.
(s)    Investments; Contracts. None of the Loan Parties, nor any of their Subsidiaries, (i) has committed to make any Investment other than Permitted Investments; (ii) is a party to any indenture, agreement, contract, instrument or lease, or subject to any restriction in the Governing Documents or similar restriction or any injunction, order, restriction or decree, which could materially and adversely affect its business, operations, assets or financial condition; (iii) is a party to any “take or pay” contract as to which it is the purchaser; or (iv) has material contingent or long term liability, including any management contracts, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
(t)    Compliance with Laws. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries is in violation of any Requirement of Law, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(u)    Rights in Collateral; Priority of Liens. All of the Collateral of each Loan Party is owned or leased by it free and clear of any and all Liens in favor of third parties, other than Liens in favor of Agent and other Permitted Liens. Upon the proper filing of the financing and termination statements, as applicable, the Liens granted by the Loan Parties pursuant to the Loan Documents constitute valid, enforceable and, to the extent such Liens may be perfected by such filing, perfected first priority Liens on the Collateral (subject only to Permitted Liens).
(v)    ERISA.
(i)    Neither any Loan Party nor any ERISA Affiliate maintains or contributes to any Plan, other than those specified in Schedule 6.1(v).
(ii)    Each Loan Party and each ERISA Affiliate have fulfilled all contribution obligations for each Plan (including obligations related to the minimum funding standards of ERISA and the Code), and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Code has been made with respect to any Plan.
(iii)    No Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event except as could not reasonably be expected to result in a Material Adverse Effect or result in a Lien under ERISA or Section 430(k) of the Code. Neither a Loan Party or any ERISA Affiliate, nor any fiduciary of any Plan, is subject to any direct or indirect liability with respect to any Plan under any Requirement of Law or agreement, except for ordinary funding obligations which are not past due and except as could not reasonably be expected to result in a Material Adverse Effect.
(iv)    Neither a Loan Party nor any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Plan under Section 307 of ERISA or Section 401(a)(29) of the Code, and no Lien exists or could reasonably be expected to arise with respect to any Plan.
(v)    Each Loan Party and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the Code with respect to all Plans except as could not reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction as defined in Section 406 or 407 of ERISA or Section 4975 of the Code (a “Prohibited Transaction”) with respect to any Plan or any Multiemployer Plan. Each Loan Party and each ERISA Affiliate have made when due any and all payments required to be made under any agreement or any Requirement of Law applicable to any Plan or Multiemployer Plan except as could not reasonably be expected to result in a Material Adverse Effect. With respect to each Plan and Multiemployer Plan, neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC or had asserted against it any penalty for failure to fulfill the minimum funding requirements of ERISA or the Code other than for payments of premiums in the ordinary course of business and except as could not reasonably be expected to result in a Material Adverse Effect or result in a Lien under ERISA or Section 430(k) of the Code.
(vi)    Each Plan and each trust established thereunder which is intended to qualify under Section 401(a) or 501(a) of the Code has received a favorable determination or advisory opinion letter from the IRS, and no event has occurred since the date of such determination or advisory opinion letter which would reasonably be expected to result in a Material Adverse Effect
(vii)    The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date.

(viii)    Neither any Loan Party nor any ERISA Affiliate has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any such liability) under Section 4201 or 4243 of ERISA with respect to any Multiemployer Plan except as could not reasonably be expected to result in a Material Adverse Effect.
(ix)    The aggregate withdrawal liability that would be incurred in the event of a complete withdrawal as of the date of this Agreement by a Loan Party or any ERISA Affiliate from all Multiemployer Plans would not reasonably be expected to have a Material Adverse Effect.
(x)    There are no actions, suits, claims or other proceedings, either pending or threatened against any Loan Party, or any ERISA Affiliate, or otherwise involving a Plan (other than routine claims for benefits), which would reasonably be expected to be asserted successfully against any Plan, any Loan Party, or any ERISA Affiliate except as could not reasonably be expected to result in a Material Adverse Effect. To the extent that any Plan is funded with insurance, each Loan Party and each ERISA Affiliate have paid when due all premiums required to be paid. To the extent that any Plan is funded other than with insurance, it and each ERISA Affiliate have made when due all contributions required to be paid.
(w)    Intellectual Property. Each Loan Party owns or licenses all Patents, Trademarks, Copyrights and other Intellectual Property rights which are reasonably necessary for the operation of its business. No Loan Party, to its knowledge, has infringed any Patent, Trademark, Copyright or other intellectual property right owned by any other Person by the sale or use of any product, process, method, substance, part or other material now sold or used, where such sale or use could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no claim or litigation is pending or, to each Loan Party’s knowledge after due inquiry, threatened in writing against any Loan Party that contests its right to sell or use any such product, process, method, substance, part or other material.
(x)    Labor Matters. Schedule 6.1(x) accurately sets forth all labor contracts to which any Loan Party or any of its Subsidiaries is a party as of the Closing Date, and their dates of expiration. There are no existing or, to each Loan Party’s knowledge after due inquiry, threatened strikes, lockouts or other disputes relating to any collective bargaining or similar labor agreement to which any Loan Party or any of its Subsidiaries is a party which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(y)    Compliance with Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) there are and have been, no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Action against any Loan Party, any of its Subsidiaries or affect any real property used in the business of any Loan Party or any of its Subsidiaries; (iii) there are no pending Environmental Actions against any Loan Party or any of its Subsidiaries, and no Loan Party or any Subsidiary has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; and (iv) no Environmental Lien has attached to any Collateral and no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral. To the knowledge of each Loan Party, all of the real property used in the business (including its Equipment) is free, and has at all times been free, of Hazardous Materials, underground storage tanks and underground waste disposal areas.
(z)    Licenses and Permits. Each Loan Party and each of its Subsidiaries has obtained and maintained all Permits which are necessary or advisable for the operation of its business, except where the failure to possess any of the foregoing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(aa)    Compliance with Anti-Terrorism Laws. None of the Loan Parties nor any of their Subsidiaries is any of the following:

(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);
(ii)    a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering; or
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or a Person that is named as a “specially designated national and blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Revolving Credit Loans will be, directly or, to the knowledge of Borrowers or any of their respective Subsidiaries, indirectly, offered, lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently the subject of sanctions administered by OFAC.
(bb)    Government Regulation. None of the Loan Parties nor any of their Subsidiaries is subject to regulation under the Energy Policy Act of 2005, the Federal Power Act, the Interstate Commerce Act or any other Requirement of Law that limits its ability to incur Indebtedness or to consummate the transactions contemplated by this Agreement and the other Loan Documents.
(cc)    [Reserved].
(dd)    Business and Properties. No business of any Loan Party or any of its Subsidiaries is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(ee)    Business Plan. The Business Plan and the Financial Statements delivered to Agent on the Closing Date were prepared in good faith on the basis of assumptions which were fair in the context of the conditions existing at the time of delivery thereof, and, with respect to the Business Plan, represented, at the time of delivery, the Loan Parties’ best estimate of their and their Subsidiaries’ future financial performance (it being recognized by Agent and the Lenders that the projections and forecasts provided by the Loan Parties are prepared in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may materially differ from the projected or forecasted results).
(ff)    Affiliate Transactions. Except (i) as specified in Schedule 6.1(ff) as of the Closing Date, (ii) in connection with Permitted Intercompany Investments or (iii) as permitted by Section 8.23, Borrower is not a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of Borrower is a party.
(gg)    Anti-Money-Laundering Laws and Anti-Corruption Laws. Each Loan Party has complied and is and has been during the past five (5) years in compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. No Loan Party has received any communication (including any oral communication) from any Governmental Authority alleging that it is not in compliance with, or may be subject to liability under, any Anti-Money Laundering Laws or Anti-Corruption Laws.
(hh)    Eligible Credit Card Receivables and Eligible Receivables. As to each Receivable that is identified by Borrowers as an Eligible Credit Card Receivable or Eligible Receivable (as applicable) in a Borrowing Base Certificate submitted to Agent, such Receivable is (i) a bona fide existing payment obligation of the applicable account debtor created by the sale and delivery of Inventory or the rendition of services in the ordinary course of Borrowers’ business, (ii) owed to a Borrower without any known claimed defenses, disputes, offsets, counterclaims, or rights of return or cancellation other than as permitted under the definition of Eligible Credit Card Receivables or Eligible Receivables (as

applicable) and as noted on the Borrowing Base Certificate, and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) as required in the definition of Eligible Credit Card Receivables or Eligible Receivables (as applicable).
(ii)    Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (i) of good and merchantable quality, free from known defects, and (ii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory. Each Loan Party keeps materially correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.
Article VII.
AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees that, until Payment in Full of all Obligations:
Existence. Except as permitted by Section 8.3, the Loan Parties shall, and shall cause each of their Subsidiaries to, (a) maintain their Entity existence, (b) maintain in full force and effect all licenses, bonds, franchises, leases, Trademarks, qualifications and authorizations to do business, and all Patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses except where the failure to so maintain could not reasonably be expected to result in a Material Adverse Effect, and (c) continue in the same, ancillary, incidental or reasonably related lines of business as presently conducted by it.
Maintenance of Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, keep all assets used or useful and necessary to its business in good working order and condition (ordinary wear and tear excepted).
Affiliate Transactions. Except as permitted by Section 8.23, the Loan Parties shall, and shall cause each of their Subsidiaries to, conduct transactions with any of its Affiliates on an arm’s length basis or other basis no less favorable to the Loan Party or any Subsidiary than would apply in a transaction with a non-Affiliate and which are approved by the board of directors (or similar governing body) of such Loan Party or Subsidiary.
Taxes. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay, before the same becomes delinquent or in default, (a) all federal and other material Taxes imposed against it or any of its property, and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that, such payment and discharge will not be required with respect to any Tax or claim if (x)(i)  the validity thereof, or to the extent the amount thereof, is being contested in good faith, by appropriate proceedings diligently conducted, and (ii) an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP or (y) such Tax or claim does not exceed $1,000,000.
Requirements of Law. The Loan Parties shall, and shall cause each of their Subsidiaries to, comply in all material respects with all Requirements of Law applicable to it, including any state licensing laws and Environmental Laws, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.
Insurance. Each of the Loan Parties shall, and shall cause each of their Subsidiaries to maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause Agent to be listed as a lender loss payee on property policies and casualty policies and as an additional insured on liability policies, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. Borrower Agent will furnish to Agent, upon request, information in reasonable detail as to the insurance so maintained. Furthermore, the Loan Parties shall: (a) obtain certificates and endorsements reasonably acceptable to the Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 7.6 to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to Agent (giving Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to Agent; and (c) deliver to Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Agent, including an insurance binder) together with evidence reasonably satisfactory to Agent of payment of the premium therefor. If any Loan Party fails to obtain and maintain insurance as provided in this Section, or to keep the same in force, Agent, if Agent so elects, in its Permitted Discretion, may obtain such insurance and pay the premium therefor for Borrowers’ account, and charge Borrowers’ Loan Account or any other account of Borrowers with Agent for same, and such expenses so paid shall be part of the Obligations. Without limitation of the foregoing, if as of the Closing Date or at any time thereafter, all or a portion of the improvements situated on any fee owned Real Property are located within an area designated by the Federal Emergency Management Agency or the Flood Disaster Protection Act of 1973 (P.L. 93-234) as being in a “special flood hazard area” or as having specific flood hazards, Borrowers shall also furnish Agent with flood insurance policies which conform to the requirements of said Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968, as either may be amended from time to time. Agent acknowledges that the insurance maintained by the Loan Parties as of the Closing Date is acceptable as of the Closing Date.
Books and Records; Inspections.
(a)    The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Loan Parties and their Subsidiaries in such detail, form and scope as is consistent with good business practice.
(b)    The Loan Parties shall, and shall cause each of their Subsidiaries to, provide Agent and its agents and one representative of each of the Lenders access to the premises of the Loan Parties and their Subsidiaries at any time and from time to time, during normal business hours and with reasonable notice under the circumstances, and at any time after the occurrence and during the continuance of an Event of Default, for the purposes of (i) inspecting and verifying the Collateral, (ii) inspecting and copying any and all records pertaining thereto, (iii) conducting field examinations or audits and appraisals with respect to the Collateral, and (iv) discussing the affairs, finances and business of the Loan Parties and their Subsidiaries with any officer, employee or director thereof or with the Auditors, all of whom are hereby authorized to disclose to Agent and the Lenders all financial statements, work papers, and other information relating to such affairs, finances or business. Borrowers shall reimburse Agent for the reasonable and documented travel and related expenses of Agent’s employees or, at Agent’s option, of such outside accountants, appraisers or examiners as may be retained by Agent to verify or inspect Collateral, records or documents of the Loan Parties and their Subsidiaries or conduct field examinations, audits or appraisals; provided that, so long as no Event of Default has occurred and is continuing, the number of field examinations and appraisals for which Borrowers shall be liable for reimbursement to Agent hereunder shall be limited to one (1) field examination in each calendar year (increasing to two (2) field examinations during such calendar year if Excess Availability at any time during such calendar year is less than the greater of 17.5% of the Line Cap and $8,000,000) and one (1) appraisal in each calendar year (increasing to two (2) appraisals during such calendar year if Excess Availability at any time during such calendar year is less than the greater of 17.5% of the Line Cap and $8,000,000); provided that the foregoing shall not operate to limit the number of inspections, field examinations and appraisals the Agent can take in any fiscal year. Subject to the foregoing limitations if Agent’s own employees are used, Borrowers shall also pay such reasonable per diem allowance as Agent may from time to time establish, or, if outside examiners or accountants are used, Borrowers shall also pay Agent such sum as Agent may be obligated to pay as fees for such services. All such Obligations may be charged to the Loan Account or any other account of Borrowers with Agent or any of its Affiliates. Borrower Agent and Borrowers hereby authorize Agent to communicate directly with the Auditors and to have the Auditors disclose to Agent any and all financial information regarding the Loan Parties and their Subsidiaries, including matters relating to any audit and copies of any letters, memoranda or other correspondence related to the business, financial condition or other affairs of the Loan Parties and their Subsidiaries.

Notification Requirements. The Loan Parties shall timely give Agent the following notices and other documents:
(c)    Notice of Defaults. Promptly, and in any event within ten (10) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and Borrowers’ proposed response thereto, each in reasonable detail.
(d)    Proceedings or Changes. Promptly, and in any event within ten (10) Business Days after a Loan Party becomes aware of (i) any proceeding, including any proceeding the subject of which is based in whole or in part on a commercial tort claim, being instituted or threatened to be instituted against a Loan Party or any of its Subsidiaries before any Governmental Authority which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) any actual change, development or event which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a written statement describing such proceeding, change, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.
(e)    Changes. (i) Promptly, and in any event within ten (10) Business Days after (A) a change in the location of any Collateral (other than Offsite Collateral) with a value in excess of $500,000 from the locations specified in Schedule 6.1(b) or (B) a change of the legal name of any Loan Party, and (ii) prior to a change to the Entity structure or jurisdiction of organization of any Loan Party, in each case, together with a written statement describing such change, together with, in the case of clauses (i)(B) and (ii), copies of the Governing Documents of such Loan Party, certified by the Secretary of State (or equivalent) in each relevant jurisdiction, evidencing such change. If any notice is delivered with respect to Schedule 6.1(b) pursuant to this Section 7.8, such notice shall be deemed to be an addition to such Schedule.
(f)    ERISA Notices.
(i)    Promptly, and in any event within five (5) Business Days after a Termination Event has occurred, a written statement of a Responsible Officer of Borrower Agent describing such Termination Event and any action that is being taken with respect thereto by any Loan Party or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC;
(ii)    promptly, and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Plan subject to the funding requirements of Section 412 of the Code and all communications received by any Borrower or ERISA Affiliate with respect to such request; and
(iii)    promptly, and in any event within five (5) Business Days after receipt by any Loan Party or ERISA Affiliate of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, a copy of each such notice.
(g)    Material Contracts. Concurrently with the delivery of any Compliance Certificates delivered pursuant to Section 7.11(d), notice of any Material Contract that has been terminated or amended in any material respect, together with a copy of any such amendment and delivery of a copy of any new Material Contract that has been entered into, in each case since the later of the Closing Date or delivery of the prior Compliance Certificate.
(h)    Environmental Matters.
(i)    Promptly provide notice of any Release of Hazardous Materials in any reportable quantity from or onto real property owned or operated by a Loan Party or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect, and
(ii)    Promptly, but in any event within ten (10) Business Days of its receipt thereof, provide written notice of any of the following: (A) an Environmental Lien has been filed against any of the real or personal property of a Loan Party of one of its Subsidiaries, (B) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or one of its Subsidiaries, or (C) written notice of a violation, citation, or other administrative order from a Governmental Authority, which could reasonably be expected to result in a Material Adverse Effect.
(i)    Insurance. Promptly, and in any event within ten (10) Business Days after receipt by a Loan Party of notice or knowledge thereof, of the actual or intended cancellation of, or any material and adverse change in coverage or other terms of, any insurance required to be maintained by the Loan Parties pursuant to this Agreement or any other Loan Document.
Casualty Loss. The Loan Parties shall (a) provide written notice to Agent, within ten (10) Business Days, of any material damage to, the destruction of or any other material loss to any asset or property owned or used by any Loan Party other than any such asset or property with a net book value (individually or in the aggregate) less than $2,000,000 or any condemnation, confiscation or other taking, in whole or in part, or any event that otherwise diminishes so as to render impracticable or unreasonable the use of such asset or property owned or used by the Loan Parties together with a statement of the amount of the damage, destruction, loss or diminution in value (a “Casualty Loss”), and (b) diligently file and use commercially reasonable efforts prosecute its claim for any award or payment in connection with a Casualty Loss.
Qualify to Transact Business. The Loan Parties shall, and shall cause each of their Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized would, individually or in the aggregate, have a Material Adverse Effect.
Financial Reporting. Borrower Agent shall deliver to Agent the following:
(j)    Annual Financial Statements. Not later than ninety (90) days after the end of each fiscal year, (i) the annual audited and certified consolidated and consolidating Financial Statements of the Loan Parties and their Subsidiaries for or as of the end of the prior fiscal year; (ii) a comparison in reasonable detail to the prior year’s audited Financial Statements; and (iii) the Auditors’ opinion without Qualification, a “Management Letter” and a statement indicating that the Auditors have not obtained knowledge of the existence of any Event of Default during their audit;
(k)    Business Plan. Not later than forty-five (45) days after the end of each fiscal year of the Loan Parties, the Business Plan of the Loan Parties and their Subsidiaries certified by the chief financial officer of Borrower Agent.
(l)    Quarterly Financial Statements. Not later than, (x) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year and (y) sixty (60) days after the end of the last fiscal quarter of each fiscal year, (i) the interim consolidated Financial Statements of the Loan Parties and their Subsidiaries as at the end of such fiscal quarter and for the fiscal year to date, (ii) a comparison in reasonable detail to the prior year’s audited Financial Statements for such fiscal quarter and for the fiscal year to date, (iii) certification by Borrower Agent’s chief financial officer that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).
(m)    Compliance Certificate. Together with the financial statements required by Section 7.11(a) and (c), a compliance certificate, substantially in the form of Exhibit H (a “Compliance Certificate”), signed by Borrower Agent’s chief financial officer, with an attached schedule of computations calculating the Consolidated Fixed Charge Coverage Ratio as of the end of such fiscal quarter.
(n)    Borrowing Base Certificate.
(i)    Monthly, not later than twenty (20) days after the month most recently ended, a certificate signed by the chief financial officer of Borrower Agent substantially in the form of

Exhibit I (a “Borrowing Base Certificate”), which among other things details the Eligible Credit Card Receivables and Eligible Inventory, calculates the Borrowing Base, contains a detailed calculation of Excess Availability and reflects all sales, collections, and debit and credit adjustments, as of the last day of the preceding month, which shall be prepared by or under the supervision of the chief financial officer of Borrower Agent and certified by such officer; provided that, upon the occurrence of an Increased Reporting Event, and continuing on a weekly basis until the end of the corresponding Increased Reporting Period, Borrower Agent shall deliver the Borrowing Base Certificate weekly, on the third Business Day of each calendar week, as of the last Business Day of the preceding calendar week.
(ii)    At the discretion of Agent, for the purpose of preparing and delivering the Borrowing Base Certificate in accordance with this Section 7.11(e), Borrower Agent shall (i) not later than 3 Business Days prior to the Borrowing Base Certificate delivery date referenced in Section 7.11(e)(i) above, simultaneously deliver to Agent and Collateral Services, Inc., a Delaware corporation, or a third party designee acceptable to Agent (in each case, a “Collateral Service Agent”), all of the data necessary to prepare the report referenced in Section 7.11(e)(i) and all of the reports required in Sections 7.11(f) and 7.11(g), (ii) permit Collateral Service Agent to process and analyze the Loan Parties’ data and produce and send to Agent and Borrower Agent a Borrowing Base Certificate and a list of ineligible Credit Card Processor Accounts and Inventory (the “Ineligible List”) for the applicable time period intervals required under this Section 7.11(e). After Borrower Agent’s receipt and review of the Borrowing Base Certificate and Ineligible List produced by Collateral Service Agent, Borrower Agent shall forward to Agent the Borrowing Base Certificate and Ineligible List signed by a Responsible Officer of Borrower Agent.
(o)    Agings.  Monthly, not later than twenty (20) days after each month, agings of Borrowers’ Receivables and accounts payable, in scope and detail satisfactory to Agent, as of the last day of the preceding month; provided that, upon the occurrence of an Increased Reporting Event, and continuing on a weekly basis until the end of the corresponding Increased Reporting Period, Borrower Agent shall deliver such report weekly, on the third Business Day of each calendar week, as of the last Business Day of the preceding calendar week.
(p)    Inventory.  Monthly, not later than twenty (20) days after each month, a report of Borrowers’ Inventory, based upon a perpetual inventory, which shall describe such Inventory by category, item (in reasonable detail) and location, as of the last day of the preceding month; provided that, upon the occurrence of an Increased Reporting Event, and continuing on a weekly basis until the end of the corresponding Increased Reporting Period, Borrower Agent shall deliver such report weekly, on the third Business Day of each calendar week, as of the last Business Day of the preceding calendar week.
(q)    SEC Reports. As soon as available, but not later than five (5) Business Days after the same are sent or filed, as the case may be, copies of all financial statements and reports that any Loan Party sends to any of the owners of its Equity Interests or files with the Securities and Exchange Commission or any other Governmental Authority (other than a Form S-1 filed by any Loan Party on a “confidential treatment” basis).
(r)    Other Financial Information. Promptly after the request by Agent, such additional financial statements and other related data and information as to the business, operations, results of operations, assets, collateral, liabilities or financial condition of any Loan Party or any of its Subsidiaries as Agent may from time to time request in its Permitted Discretion.
Documents required to be delivered pursuant to Section 7.11(a), 7.11(c) and 7.11(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, shall be deemed to have been delivered on the date on which the Borrower Agent posts such documents, or provides a link thereto, either: (i) on the Borrower Agent’s website; (ii) when such documents are posted electronically on the Borrower Agent’s behalf on an internet or intranet website to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent), if any; or (iii) on which the Borrower Agent files such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto, if any; provided that during a Default or Event of Default, Borrower Agent gives Agent written notice of such posting or link within two (2) Business Days of the posting or provision of the link.

Payment of Liabilities. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay and discharge, in the ordinary course of business, all obligations and liabilities (excluding tax liabilities, which are addressed in Section 7.4 above), except (i) where the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP or (ii) where the failure to make any payment could not reasonably be expected to result in a Material Adverse Effect.
ERISA. The Loan Parties shall, and shall cause each of their Subsidiaries and ERISA Affiliates to, (a) maintain each Plan intended to qualify under Section 401(a) of the Code so as to satisfy the qualification requirements thereof, (b) contribute, or require that contributions be made, in a timely manner (i) to each Plan in amounts sufficient (x) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, if applicable, (y) to satisfy any other Requirements of Law and (z) to satisfy the terms and conditions of each such Plan, and (ii) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements, (c) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations) and (d) pay in a timely manner, in all material respects, all required premiums to the PBGC, in each case, except as could not reasonably be expected to result in a Material Adverse Effect or result in a Lien under ERISA or Section 430(k) of the Code. As used in this Section 7.13, “Foreign Plan” means any Plan that is subject to any Requirement of Law other than ERISA or the Code and that is maintained, or otherwise contributed to, by a Loan Party or any of its Subsidiaries for the benefit of employees outside the United States.
Environmental Matters. The Loan Parties shall, and shall cause each of their Subsidiaries to, (a) conduct its business so as to comply in all material respects with all applicable Environmental Laws and obtain and renew all Permits required under Environmental Laws; (b) handle all Hazardous Materials in compliance with all Environmental Laws and take any Remedial Action required to abate any Release of Hazardous Materials at, on or under an real property required by a Governmental Authority or pursuant to any Environmental Laws; and (c) keep any property owned or operated by a Loan Party or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.
Intellectual Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, use commercially reasonable efforts to do and cause to be done all things necessary to preserve and keep in full force and effect all of its material registrations of Trademarks, Patents and Copyrights.
Solvency. The Borrower and its Subsidiaries, on a consolidated basis, shall be and remain Solvent at all times.
[Reserved].
[Reserved].
Anti-Money Laundering Laws and Anti-Corruption Laws. Each of the Loan Parties shall comply with all Anti-Money Laundering Laws and Anti-Corruption Laws and shall maintain all of the necessary Permits required pursuant to any Anti-Money Laundering Laws and Anti-Corruption Laws for such Loan Party to continue the conduct of its business as currently conducted, and will maintain policies, procedures, and internal controls designed to promote and achieve compliance with such laws and with the terms and conditions of this Agreement.
Formation of Subsidiaries. Each Loan Party will, at the time that any Loan Party forms or acquires any direct or indirect Subsidiary (other than an Excluded Subsidiary) after the Closing Date, or at any time when any direct or indirect Subsidiary of a Loan Party that previously was an Immaterial Subsidiary becomes a Material Subsidiary, within sixty (60) days of such event (or such later date as permitted by Agent in its reasonably discretion) (i) cause such new Subsidiary to provide to Agent (x) if Borrower Agent requests, subject to the consent of Agent, that such Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, and (y) a joinder to the Guaranty and Security

Agreement, (ii) to the extent required by and subject to the exceptions set forth in this Agreement and the Security Documents, deliver to Agent financing statements with respect to such Subsidiary, a Pledged Interests Addendum with respect to the Equity Interests of such Subsidiary, and such other security agreements, all in form and substance reasonably satisfactory to Agent, necessary to create the Liens intended to be created under the Security Documents, (iii) provide, or cause the applicable Loan Party to provide, to Agent a Pledged Interests Addendum and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary to the extent constituting Collateral, and (iv) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its Permitted Discretion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above.
SECTION 7.21    Post-Closing Covenants. As promptly as practicable, and in any event within the applicable time period set forth on Schedule 7.21 (or such longer time as Agent may agree in its reasonable discretion), each Loan Party will deliver all documents and take all actions set forth on Schedule 7.21.
Article VIII.
NEGATIVE COVENANTS
Each Loan Party each covenant and agree that, until Payment in Full of all Obligations:
Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness existing on the Closing Date and set forth in Schedule 8.1(b) (excluding letters of credit issued by First-Citizens Bank & Trust Company, which are addressed in clause (m) below), and any Refinancing Indebtedness in respect of such Indebtedness;
(c)    Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) to finance all or any part of the purchase, lease, construction, installment, repair or improvement of property, plant or equipment or other fixed or capital assets, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, and any Refinancing Indebtedness in respect of such Indebtedness; provided that such Indebtedness is incurred within one hundred twenty (120) days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;
(d)    Bank Product Obligations (other than arising under Hedging Agreements) and Indebtedness under Permitted Hedging Agreements;
(e)    Indebtedness arising from agreements of any Loan Party or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any disposition of any business, assets or Subsidiaries not prohibited by this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiaries for the purpose of financing any such disposition; provided, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Loan Parties and their Subsidiaries in connection with such disposition;
(f)    Indebtedness comprised of Permitted Intercompany Investments;
(g)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business;

(h)    Guarantees of Indebtedness of the Loan Parties or their Subsidiaries permitted to be incurred under this Agreement; provided that (i) such guarantees are not prohibited by the provisions of Section 8.10; and (ii) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
(i)    unsecured Indebtedness in an aggregate principal amount outstanding not to exceed $2,500,000;
(j)    Subordinated Debt in an aggregate principal amount outstanding not to exceed $5,000,000, subject to the terms set forth in the Subordination Agreement corresponding thereto;
(k)    endorsement of negotiable instruments for deposit or collection in the ordinary course of business;
(l)    Indebtedness incurred in the ordinary course of business in respect of (i) overdraft facilities, credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements, and in connection with securities and commodities arising in connection with the acquisition or disposition of Permitted Investments and not any obligation in connection with margin financing, (ii) any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, (iii) the endorsement of instruments for deposit or the financing of insurance premiums, (iv) deferred compensation or similar arrangements to the employees of the Loan Parties or any of their Subsidiaries, (v) obligations to pay insurance premiums or take or pay obligations contained in supply agreements and (vi) Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to any Loan Party or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance;
(m)    prior to the date that is 120 days after the Closing Date, Indebtedness in respect of the letters of credit issued by First-Citizens Bank & Trust Company outstanding as of the Closing Date;
(n)    Indebtedness of a Person (other than a Loan Party or an existing Subsidiary) existing at the time such Person is merged with or into a Loan Party or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary and any of its Subsidiaries are the only obligors in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary and any of its Subsidiaries secure such Indebtedness, and (iv) the aggregate amount of such Indebtedness does not exceed $2,500,000 in the aggregate at any time outstanding;
(o)    Indebtedness in the form of purchase price adjustments, earn outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with Investments permitted by Section 8.10; provided that (i) the aggregate amount of such Indebtedness outstanding at any one time (other than purchase price adjustments and deferred compensation) shall not exceed $2,500,000 and (ii) the amount of such obligation shall be deemed part of the cost of such Investment (the amount of which shall be deemed to be the amount required to be accrued as a liability in accordance with GAAP or the amount actually paid);
(p)    Indebtedness consisting of the financing of insurance premiums;
(q)    Permitted Convertible Indebtedness in an aggregate principal amount outstanding at any time not exceeding an amount equal to $500,000,000, and any refinancings, refundings, renewals or extensions thereof so long as such Indebtedness continues to qualify as Permitted Convertible Indebtedness; and
(r)    Permitted Bond Hedge Transactions and Permitted Warrant Transactions.

Contingent Obligations. Except as specified in Schedule 8.2, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, assume, or suffer to exist any Contingent Obligation, excluding (a) indemnities given in connection with this Agreement or the other Loan Documents in favor of the Agent and the Lenders, or (b) Contingent Obligations incurred, assumed or suffered in connection with any Indebtedness permitted under Section 8.1.
Entity Changes, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, acquire, merge or consolidate with any Person (a “Target”) (including, without limitation, by the formation of any Subsidiary) (an “Acquisition”) other than in connection with a Permitted Acquisition or an Investment permitted by Section 8.10, or liquidate or dissolve itself (or suffer any liquidation or dissolution). Notwithstanding the foregoing, a Subsidiary may merge or consolidate into a Loan Party so long as the Loan Party is the surviving entity of such merger, and a Subsidiary may liquidate or dissolve, so long all of its material assets are first transferred to a Loan Party.
Change in Nature of Business. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make any material change in the nature of their business as carried on at the date hereof or enter into any new line of business that is not similar, corollary, related, ancillary, incidental or complementary, or a reasonable extension, development or expansion thereof or ancillary thereto the business as carried on as of the date hereof.
Sales, Etc. of Assets. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of any of its assets except:
(s)    sales of Inventory in the ordinary course of business;
(t)    the sale or other disposition for fair market value of obsolete, surplus or worn out property, or other property no longer used or useful in the conduct of business, in each case, disposed of in the ordinary course of business;
(u)    the sale, transfer or other disposition of cash and Cash Equivalents in the ordinary course of business;
(v)    sales, transfers or other dispositions of property that are a settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of any Loan Party or any Subsidiary;
(w)    non-exclusive licenses of Intellectual Property in the ordinary course of business and not interfering in any material respect with the business of the Loan Parties and their Subsidiaries and exclusive licenses of Intellectual Property given in the ordinary course of business with respect to customized products for specific customers that would not result in a transfer of title of the licensed property under applicable law nor materially impair the value or use of such Intellectual Property;
(x)    the abandonment of Intellectual Property (or lapse of any registration or application in respect of Intellectual Property) that is, in the reasonable good faith judgment of Borrower Agent, no longer economically practicable to maintain or useful in the conduct of the business of the Loan Parties and their Subsidiaries;
(y)    sales or dispositions of fixed assets (including intangible property related to such fixed assets) not otherwise permitted by this Section 8.5 so long as made at fair market value and the aggregate fair market value of all assets disposed of in fiscal year (including the proposed disposition) would not exceed $5,000,000;
(z)    sales or dispositions of the assets of Stitch Fix UK, Ltd. in connection with the wind down of such entity; provided that in no event shall Stitch Fix UK, Ltd. have acquired such assets from a Loan Party after the Closing Date;

(aa)    sales or dispositions of racking, shelving, warehouse equipment and tenant improvements, in each case, no longer used or useful in the conduct of business and in connection with the wind down or closure of warehouse facilities;
(bb)    the sale or issuance of the Equity Interests of a Subsidiary of the Borrower (i) to the Borrower or any other Loan Party, or (ii) by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party or (iii) in connection with any transaction that does not result in a Change of Control;
(cc)    the disposition of property (i) from any Loan Party to any other Loan Party, and (ii) from any Subsidiary (which is not a Loan Party) to any other Subsidiary or a Loan Party; provided that in each case in which there is a Lien over the relevant property in favor of the Agent in advance of the disposition, an equivalent Lien will be granted to the Agent by the Loan Party which acquires the property, if applicable;
(dd)    dispositions of property subject to a casualty event;
(ee)    leases or subleases of real property;
(ff)    the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and
(gg)    Restricted Payments permitted by Section 8.9 (including the unwinding, settlement or termination of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction in accordance with the terms of Section 8.9),, Investments permitted by Section 8.10 and Liens permitted by Section 8.8;
provided, that if, as of any date of determination, sales or dispositions of assets included in the Borrowing Base (other than sales of Inventory permitted by Section 8.5(a)) by the Borrowers during the period of time from the first day of the month in which such date of determination occurs until such date of determination, either individually or in the aggregate, would result in the amount of assets included in the Borrowing Base to be reduced by $5,000,000 or more (the “Threshold Amount”), then Borrowers shall have, prior to consummation of the sale or disposition that causes the assets included in the Borrowing Base (other than sales of Inventory permitted by Section 8.5(a)) that are disposed of during such period to exceed the Threshold Amount, delivered to Agent an updated Borrowing Base Certificate that reflects the removal of the applicable Inventory from the Borrowing Base.
For the avoidance of doubt, none of (a) the sale of any Permitted Convertible Indebtedness, (b) the entry into any Permitted Bond Hedge Transaction or Permitted Warrant Transaction by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness, or (c) the issuance of Equity Interests that is not Disqualified Equity Interests, shall constitute a disposition hereunder.
Use of Proceeds. Borrowers will not (a) use any portion of the proceeds of any Loan in violation of Section 2.4 or for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, or (b) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board.
[Reserved].
Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets other than Permitted Liens. The Loan Parties will not at any time create, incur, assume or suffer to exist any Lien on or with respect to the Collateral other than Permitted Liens.

Dividends, Redemptions, Distributions, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay any dividends or make any distributions on or in respect of its Equity Interests, or purchase, redeem or retire any of its Equity Interests or any warrants, options or rights to purchase any such Equity Interests, whether now or hereafter outstanding (“Interests”), or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of such Interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Loan Parties or any of their Subsidiaries (collectively, “Restricted Payments”), except that
(a)     a Subsidiary may pay dividends to Borrowers;
(b)     Borrower Agent may convert any of its convertible Equity Interests (including warrants but excluding Disqualified Equity Interests) into other Equity Interests (excluding Disqualified Equity Interests) issued by Borrower Agent pursuant to the terms of such convertible securities or otherwise in exchange thereof;
(c)     Borrower Agent may convert Subordinated Debt issued by Borrower Agent into Equity Interests (excluding Disqualified Equity Interests) issued by Borrower Agent pursuant to the terms of such Subordinated Debt and to the extent permitted under the terms of the applicable Subordination Agreement;
(d)     Borrower Agent may pay dividends solely in Equity Interests (excluding Disqualified Equity Interests) of Borrower Agent;
(e)     Borrower Agent may make cash payments in lieu of issuing fractional shares;
(f)     [reserved];
(g)     any Subsidiary may make Restricted Payments to any Loan Party or any other Subsidiary;
(h)    Borrower and its Subsidiaries may make Restricted Payments as long as the Payment Conditions are satisfied;
(i)    (i) each Loan Party and each Subsidiary may make repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such repurchased Equity Interests represents a portion of the exercise price of such options or warrants, and (ii) each Loan Party and each Subsidiary may make repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests issued, granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such issuance, grant or award (or upon vesting thereof);
(j)    each Loan Party and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it solely with the proceeds received from the substantially concurrent issue of new shares of its Equity Interests (other than Disqualified Equity Interests); provided that any such issuance is otherwise permitted hereunder;
(k)    the Borrower may deliver its common Equity Interests in connection with the exercise of stock options, warrants, restricted stock units or other equity awards by way of cashless exercise; and
(l)    the Borrower may make any required payment or delivery with respect to, or required unwind, settlement or termination of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction or otherwise in connection with any conversion or permitted redemption, purchase, retirement or defeasance of Permitted Convertible Indebtedness; provided that, to the extent cash is required to be paid under a Permitted Warrant

Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Borrower (or its Affiliate) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall not be permitted by this clause (m) other than to the extent such payment is offset against any payments received by the Borrower or any of its Subsidiaries pursuant to the exercise, settlement, termination or unwind of any related Permitted Bond Hedge Transaction substantially concurrently with, or a commercially reasonable period of time before or after, the unwind or settlement of the relevant Permitted Warrant Transaction.
Investments. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) except the following (collectively, the “Permitted Investments”):
(hh)    Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 8.10;
(ii)    Investments in cash and Cash Equivalents;
(jj)    Guarantees by the Loan Parties and their Subsidiaries constituting Indebtedness permitted by Section 8.1;
(kk)    loans or advances to employees, officers or directors of the Loan Parties or any of their Subsidiaries in the ordinary course of business (including for travel, relocation and related expenses); provided that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time outstanding;
(ll)    Permitted Hedging Agreements;
(mm)    transactions permitted pursuant to Section 8.3;
(nn)    Permitted Intercompany Investments;
(oo)    Permitted Acquisitions;
(pp)    Investments as long as the Payment Conditions are satisfied;
(qq)    so long as no Event of Default shall have occurred and is continuing, other Investments which in the aggregate do not exceed $1,000,000 in any fiscal year;
(rr)    Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;
(ss)    Investments received in settlement of amounts due to any Loan Party or a Subsidiary effected in the ordinary course of business or owing to such Loan Party or Subsidiary as a result of insolvency proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of such Loan Party or Subsidiary;
(tt)    Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;
(uu)    deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Permitted Liens;

(vv)    promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 8.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such dispositions; and
(ww)    Investments in any Permitted Bond Hedge Transaction.
[Reserved].
Fiscal Year. The Loan Parties will not, and will not permit any of their Subsidiaries to, change their fiscal year from a year ending on the Saturday closest to July 31st.
Accounting Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make or permit any change in accounting policies or reporting practices, except as required by GAAP.
Section VIII.2    [Reserved].
ERISA Compliance. The Loan Parties will not, and will not permit any of their Subsidiaries or ERISA Affiliates to, directly or indirectly: (i) engage in any Prohibited Transaction which could reasonably be expected to result in a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor; (ii) permit to exist with respect to any Pension Plan any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iii) terminate any Pension Plan where such event would result in any liability of any Loan Party or Subsidiary or ERISA Affiliate under Title IV of ERISA; (iv) fail to make any required contribution or payment to any Multiemployer Plan; (v) fail to pay any required installment or any other payment required under Section 412 or 430 of the Code on or before the due date for such installment or other payment; (vi) amend a Pension Plan resulting in an increase in current liability for the plan year such that any Loan Party or Subsidiary or ERISA Affiliate is required to provide security to such Plan under Section 307 of ERISA or Section 401(a)(29) of the Code; (vii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; or (viii) take any action that would cause a Termination Event or the imposition of an excise tax under Section 4978 or Section 4979A of the Code, in each case, except as could not reasonably be expected to result in a Material Adverse Effect or result in a Lien under ERISA or Section 430(k) of the Code.
[Reserved].
Prepayments and Amendments. The Loan Parties will not, and will not permit any of their Subsidiaries to,
(a)    at any time make any prepayment of any Indebtedness, other than: (i) the prepayment of the Loans in accordance with the terms of this Agreement, (ii) the incurrence of any Refinancing Indebtedness permitted by Section 8.1, (iii) so long as no Event of Default then exists or would be caused thereby, the prepayment of any Capitalized Lease Obligations in the ordinary course of business, (iv) mandatory prepayments of principal, premium and interest with respect to any Indebtedness incurred in compliance with Section 8.1, (vi) prepayments of Indebtedness if the Payment Conditions are satisfied on a pro forma basis, or (vi) prepayments of Subordinated Debt expressly permitted in the Subordination Agreement applicable thereto;
(b)    directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any Subordinated Debt, except conversions into Equity Interests (excluding Disqualified Equity Interests) of such issuer and as expressly permitted in the Subordination Agreement applicable thereto; or
(c)    directly or indirectly, amend, modify, or change any of the terms or provisions of: (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning

Indebtedness permitted under Section 8.1 (other than the Obligations in accordance with this Agreement), if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders or (ii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
Lease Obligations. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time create, incur or assume any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction except in transactions permitted under this Article VIII.
[Reserved]
[Reserved].
Securities and Deposit Accounts. The Loan Parties will not establish or maintain any securities account or deposit account (other than securities accounts or deposit accounts which constitute Excluded Property) unless Agent shall have received a Control Agreement or shall have agreed otherwise in writing, duly executed by the applicable Loan Party and the securities intermediary or depository bank parties thereto, in respect of such securities account or deposit account, and such accounts are in compliance with the requirements set forth in Section 2.7.
Negative Pledge. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or suffer to exist any agreement (other than in favor of Agent) prohibiting or conditioning the creation or assumption of any Lien upon any of its assets other than other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, and (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein.
Affiliate Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) transactions with Affiliates that are in effect as of the Closing Date, as shown on Schedule 8.23; (c) transactions with Affiliates in the ordinary course of business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate (other than the payment of management, consulting, monitoring, or advisory fees); (d) Restricted Payments permitted by Section 8.9 and Investments permitted by Section 8.10; or (e) reasonable and customary indemnification arrangements, employee benefits, compensation arrangements (including equity-based compensation and bonuses), and reimbursement of expenses of employees, consultants, officers, and directors, in each case, approved by the board of directors or management of Borrower and its Subsidiaries.
Equity Interests. The Loan Parties will not, and will not permit any Subsidiary to, issue any Equity Interests, unless (a) such Equity Interests are pledged to Agent as additional Collateral to the extent required under Article III, and (b) such issuance will not cause a Change of Control.

Article IX.
FINANCIAL COVENANTS
Until the Payment in Full of all Obligations:
SECTION 9.1    Liquidity. Borrowers hereby covenant and agree that the Loan Parties shall at all times prior to the Conversion Date have Excess Availability plus cash and Cash Equivalents held at Bank (as well as, for the avoidance of doubt, cash and Cash Equivalents held at Citi Private Bank) in an amount of $50,000,000 or more at all times.
SECTION 9.2    Consolidated Fixed Charge Coverage Ratio. Borrowers hereby covenant and agree that, commencing as of the Conversion Date, the Loan Parties and their Subsidiaries shall maintain a Consolidated Fixed Charge Coverage Ratio, calculated for the four (4) quarter period ending on the last day of the fiscal quarter most recently ended prior to the occurrence of a Covenant Trigger Event and for each four (4) quarter period ending on the last day of each fiscal quarter during such Covenant Testing Period (including the last day thereof), of at least 1.00 to 1.00.
Article X.
EVENTS OF DEFAULT
Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:
(a)    any Loan Party shall fail to pay any (i) principal of any Loan when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise; or (ii) interest, fees, Lender Group Expenses or other Obligations (other than an amount referred to in the foregoing clause (i)) when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise, and such default continues unremedied for a period of three (3) Business Days; or
(b)    there shall occur a default in the performance or observance of any agreement, covenant, condition, provision or term contained in (i) Section 2.4, 2.5(a), 2.5(b), 2.7 (with respect to any Loan Party), 7.1, 7.6, 7.7, 7.8, 7.11, 7.16, 7.19, 7.21, Article VIII, Article IX; or (ii) this Agreement or any other Loan Document (other than those referred to in Section 10.1(a) and Section 10.1(b)(i)) and such default continues for a period of thirty (30) days after the earlier of (x) the date on which such default first becomes known to any Responsible Officer of Borrower Agent or (y) written notice thereof from Agent to Borrower Agent; or
(c)    any Loan Party or any of its Material Subsidiaries shall dissolve, wind up or otherwise cease to conduct its business except as otherwise permitted by this Agreement; or
(d)    any Loan Party or any of its Material Subsidiaries shall become the subject of an Insolvency Event; or
(e)    (i) any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when due or within any applicable grace period (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or (ii) the occurrence of any breach or default under any terms or provisions of any Material Indebtedness that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or
(f)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries under or in connection with any Loan Document, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) when made or deemed made; or

(g)    any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties and their Subsidiaries exceeds $5,000,000 in the aggregate (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) and either (i) there is a period of sixty (60) consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, paid, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award; or
(h)    a Change of Control shall occur; or
(i)    this Agreement or any other Security Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors in respect of Capitalized Lease Obligations, first priority Lien on any material portion of the Collateral covered thereby (in each case other than solely as a result of an action or failure to act on the part of Agent); or
(j)    (i) any material covenant, agreement or obligation of a Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms (in each case other than solely as a result of an action or failure to act on the part of Agent); (ii) any Loan Party shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith or shall otherwise challenge any of its obligations under any of the Loan Documents; or (iii) any Liens granted on any of the Collateral shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement or any other Loan Document.
Acceleration, Termination and Cash Collateralization. Upon the occurrence and during the continuance of an Event of Default, Agent may, or at the direction of the Required Lenders shall, take any or all of the following actions, without prejudice to the rights of Agent or any Lender to enforce its claims against Borrowers:
(k)    Acceleration. To declare all Obligations immediately due and payable (except with respect to any Event of Default with respect to a Loan Party specified in Section 10.1(d), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of Agent or any Lender, all of which are hereby waived by Borrower Agent and each Borrower.
(l)    Termination of Commitments. To declare the Commitments immediately terminated (except with respect to any Event of Default with respect to a Loan Party set forth in Section 10.1(d), in which case the Commitments shall automatically terminate) and, at all times thereafter, any Loan made by the Lenders and any Letter of Credit issued by the Letter of Credit Issuer shall be in their and its respective discretion. Notwithstanding any such termination, until all Obligations shall have been Paid in Full, Agent and each Lender shall retain all rights under guaranties and all security in existing and future Receivables, inventory, general intangibles, investment property, real property and equipment of the Loan Parties and all other Collateral held by it hereunder and under the Security Documents, and the Loan Parties shall continue to turn over all Collections to Agent pursuant to the terms of this Agreement.
(m)    Cash Collateralization. With respect to all Letters of Credit outstanding at the time of the acceleration of the Obligations under Section 10.2(a) or otherwise at any time after the Termination Date, Borrowers shall at such time deposit in a cash collateral account established by or on behalf of Agent sufficient funds to Collateralize the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be under the sole dominion and control of Agent and applied by Agent to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations have been Paid in Full, the balance, if any, in such cash collateral account shall be returned to Borrowers or to such other Person as may be lawfully entitled thereto.

Other Remedies.
(n)    Upon the occurrence and during the continuance of an Event of Default, Agent shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law (including the UCC) and the Loan Documents, and Agent may do any or all of the following: (i) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to Borrowers’ Receivables or use (at the expense of Borrowers) such supplies or space of Borrowers at Borrowers’ places of business necessary to administer, enforce and collect such Receivables including any supporting obligations; (ii) accelerate or extend the time of payment, compromise, issue credits, or bring suit on Borrowers’ Receivables (in the name of Borrowers or Agent) and otherwise administer and collect such Receivables; (iii) sell, assign and deliver Borrowers’ Receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and (iv) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.
(o)    The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to, upon the occurrence and during the continuation of an Event of Default, (i) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (ii) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (iii) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy, in each case, free from any right of redemption, which right is expressly waived by Borrowers. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days’ notice shall constitute reasonable notification. Borrowers will assemble the Collateral in their possession and make it available at such locations in the United States as Agent may specify, whether at the premises of a Loan Party or elsewhere, and will make reasonably available to Agent the premises and facilities of each Loan Party for the purpose of Agent’s taking possession of or removing the Collateral or putting the Collateral in saleable form. Agent may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Agent may deem commercially reasonable. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Borrower Agent and each Borrower hereby grants Agent a license to enter and occupy any of Borrowers’ leased or owned premises and facilities, without charge, to exercise any of Agent’s rights or remedies. The proceeds received from any sale of Collateral shall be applied in accordance with Section 10.5.
License for Use of Software and Other Intellectual Property. Upon the occurrence and during the continuance of an Event of Default, Borrowers hereby grants to Agent a license or other right to use, without charge, all computer software programs, data bases, processes, trademarks, tradenames, copyrights, labels, trade secrets, service marks, advertising materials and other rights, assets and materials used by Borrowers in connection with its businesses or in connection with the Collateral.
Post-Default Allocation of Payments.
(p)    Allocation. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, if so directed by the Required Lenders or at Agent’s discretion, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff, or otherwise, shall be allocated as follows:

(i)    first, to all Lender Group Expenses owing to Agent (including attorneys’ fees) in its capacity as Agent and any Protective Advances and Overadvances made by Agent;
(ii)    second, to all Lender Group Expenses owing to Letter of Credit Issuer and the Lenders;
(iii)    third, to all amounts owing to Swingline Lender on Swingline Loans;
(iv)    fourth, to all amounts owing to Letter of Credit Issuer with respect to that portion of the Obligations which constitutes unreimbursed draws under Letters of Credit;
(v)    fifth, to all Obligations constituting fees (other than amounts which constitute Bank Product Obligations);
(vi)    sixth, to all Obligations constituting interest (other than amounts which constitute Bank Product Obligations);
(vii)    seventh, to the Collateralization of that portion of the Obligations constituting undrawn amounts under outstanding Letters of Credit;
(viii)    eighth, to all other Obligations (other than Bank Product Obligations); and
(ix)    ninth, up to the amount (after taking into account any amounts previously paid pursuant to this clause (ix) during the continuation of the applicable Event of Default) of the most recently established Bank Product Reserve, to Bank Product Obligations based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable on account of the Bank Product Obligations; and
(x)    tenth, to all other Bank Product Obligations; and
(xi)    finally, to the Loan Parties or whoever else may be lawfully entitled thereto.
Amounts shall be applied to each of the foregoing categories of Obligations in the order presented above before being applied to the following category. Where applicable, all amounts to be applied to a given category will be applied on a pro rata basis among those entitled to payment in such category. In determining the amount to be applied to Bank Product Obligations within any given category, each Bank Product Provider’s pro rata share thereof shall be based on the lesser of (x) the amount presented in the most recent notice from such Bank Product Provider to Agent (as contemplated in the definition of “Bank Product Obligations”) and (y) the actual amount of such Bank Product Obligations, calculated in accordance with a methodology presented to and approved by Agent by such Bank Product Provider to Agent. Agent has no duty to investigate the actual amount of any Bank Product Obligations and, instead, is entitled to rely in all respects on the applicable Bank Product Provider’s reasonably detailed written accounting thereof. If such Bank Product Provider does not submit such accounting of its own accord and in a timely manner, Agent, may instead rely on any prior accounting thereof. The allocations set forth in this section are solely to determine the rights and priorities of the Secured Parties among themselves and may be changed by agreement among them without the consent of any Loan Party. No Loan Party is entitled to any benefit under this Section or has any standing to enforce this section.
No Marshaling; Deficiencies; Remedies Cumulative. Agent shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from Agent’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral, including any and all Collections (after deducting all of Agent’s expenses related thereto), shall be applied by Agent to such of the Obligations and in such order as Agent shall elect in its discretion, whether due or to become due. Borrowers shall remain liable to Agent and the Lenders for any deficiencies, and Agent and the Lenders in turn agree to remit to the applicable Loan Party or its successor or assign any surplus resulting therefrom. All of Agent’s and the Lenders’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and any Loan Party or in such order and with respect to such Collateral or such Loan Party as Agent or the Lenders may deem desirable, and are not intended to be exhaustive.
Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, Borrowers hereby waive any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by Agent to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of Agent’s or any Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by Agent of any Collateral. Borrowers also waive any damages (direct, consequential or otherwise) occasioned by the enforcement of Agent’s or any Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral or the giving of notice to any account debtor or the collection of any Receivable of Borrowers. Borrowers also consent that Agent and the Lenders may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and Borrowers acknowledge that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.
Further Rights of Agent and the Lenders. If Borrowers shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if a Borrower shall fail to perform or comply with any other covenant, promise or obligation to Agent or any Lender hereunder or under any other Loan Document, Agent may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of Borrowers, and all amounts so paid by Agent shall be treated as a Revolving Credit Loan comprised of Base Rate Advances hereunder and shall constitute part of the Obligations.
Interest and Letter of Credit Fees After Event of Default. Borrowers agree and acknowledge that the additional interest and fees that may be charged under Section 4.2 are (a) an inducement to the Lenders to make Advances and to the Letter of Credit Issuer to cause Letters of Credit to be issued hereunder and that the Lenders and Agent would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions, (b) fair and reasonable estimates of the Lenders’ and Agent’s costs of administering the credit facility upon the occurrence and during the continuance of an Event of Default, and (c) intended to estimate the Lenders’ and Agent’s increased risks upon an Event of Default.
Receiver. In addition to any other remedy available to it, Agent shall also have the right, upon the occurrence of an Event of Default and during its continuation, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrowers.
Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy provided for herein or in any other Loan Document or otherwise provided by law from and after the occurrence of any Event of Default and during its continuation, all of which shall be cumulative and not alternative.

Article XI.
THE AGENT
Appointment of Agent.
(a)    Each Lender hereby designates Citibank as its agent and irrevocably authorizes it to take action on such Lender’s behalf under the Loan Documents and to exercise the powers and to perform the duties described therein and to exercise such other powers as are reasonably incidental thereto. Agent may perform any of its duties by or through its agents or employees or by or through one or more sub-agents appointed by it.
(b)    The provisions of this Article are solely for the benefit of Agent and the Lenders, and Borrowers shall not have any rights as third party beneficiaries of any of the provisions hereof. Agent shall act solely as agent of the Lenders and assume no obligation toward or relationship of agency or trust with or for Borrowers.
Nature of Duties of Agent. Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it or them as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature. Agent does not have a fiduciary relationship with or any implied duties to any Lender or any participant of any Lender.
Lack of Reliance on Agent.
(c)    Independent Investigation. Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrowers and the other Loan Parties in connection with taking or not taking any action related hereto and (ii) its own appraisal of the creditworthiness of Borrowers and the other Loan Parties, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or the issuance of the initial Letter of Credit or at any time or times thereafter.
(d)    No Obligation of Agent. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the Notes or the financial or other condition of Borrowers and the other Loan Parties. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, the financial condition of Borrowers and the other Loan Parties, or the existence or possible existence of any Default or Event of Default.
Certain Rights of Agent. Agent may request instructions from the Required Lenders at any time. If Agent requests instructions from the Required Lenders with respect to any action or inaction, it shall be entitled to await instructions from the Required Lenders. No Lender shall have any right of action based upon Agent’s action or inaction in response to instructions from the Required Lenders.
Reliance by Agent. Agent may rely upon any written, electronic or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper Person. Agent may obtain the advice of legal counsel (including counsel for Borrowers with respect to matters concerning Borrowers), independent public accountants and other experts selected by it and shall have no liability for any action or inaction taken or omitted to be taken by it in good faith based upon such advice.
Indemnification of Agent. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent to the extent of such Lender’s Pro Rata Share (determined as of the time that such indemnity payment is sought) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or otherwise relating to the Loan Documents unless resulting from Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. The agreements contained in this Section shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations.
Agent in Its Individual Capacity. In its individual capacity, Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interest and may exercise the same as though it was not performing the duties specified herein. The terms “Lenders,” “Required Lenders,” “holders of Notes,” or any similar terms shall, unless the context clearly otherwise indicates, include Citibank in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers or any Affiliate of Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
Holders of Notes. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.
Successor Agent.
(e)    Resignation. Agent may, upon twenty (20) Business Days’ notice to the Lenders and Borrowers, resign by giving written notice thereof to the Lenders and Borrowers. If, at the time that Agent’s resignation is effective, it is acting as Letter of Credit Issuer or Swingline Lender, such resignation shall also operate to effectuate its resignation as Letter of Credit Issuer or Swingline Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swingline Loans.
(f)    Replacement of Agent after Resignation. Upon receipt of notice of resignation by Agent, the Required Lenders may appoint a successor agent which shall also be a Lender. If a successor agent has not accepted its appointment within fifteen (15) Business Days, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor agent which, so long as no Event of Default then exists, shall be subject to the written approval of Borrower Agent, which approval shall not be unreasonably withheld and shall be delivered to the retiring Agent and the Lenders within ten (10) Business Days after Borrower Agent’s receipt of notice of a proposed successor agent.
(g)    Removal of Agent. If the Person serving as Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person as Agent and, in consultation with the Borrower, appoint a successor thereto.
(h)    Discharge. Upon its acceptance of the agency hereunder, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. The retiring Agent shall continue to have the benefit of the provisions of this Article for any action or inaction while it was Agent.
Collateral Matters.
(i)    Exercise Binding. Except as otherwise set forth herein, any action or exercise of powers by Agent provided under the Loan Documents, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and binding upon all of the Lenders. At any time and without notice to or consent from any Lender, Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.
(j)    Releases. Agent is authorized to release any Lien granted to or held by it upon any Collateral (i) upon Payment in Full of all of the Obligations, (ii) required to be delivered in connection with permitted sales or other dispositions of Collateral hereunder, if any, upon receipt of the proceeds by Agent (or, if permitted hereunder, the applicable Borrower) or (iii) if the release can be and is approved by the Required Lenders. Agent may request, and the Lenders will provide, confirmation of Agent’s authority to release particular types or items of Collateral.
(k)    Sale of Collateral. Upon any sale or transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by Borrower Agent, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent herein or under any of the other Loan Documents or pursuant hereto or thereto upon the Collateral that was sold or transferred, provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.
(l)    No Obligation for Agent. Agent shall not have any obligation to assure that the Collateral exists or is owned by any Borrower, that the Collateral is cared for, protected or insured, or that the Liens on the Collateral have been created or perfected or have any particular priority. With respect to the Collateral, Agent may act in any manner it may deem appropriate, in its sole discretion, given Citibank’s own interest in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders with respect thereto, except for its gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.
Actions with Respect to Defaults. In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders. Until Agent shall have received such directions, Agent may act or not act as it deems advisable and in the best interests of the Lenders.
Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrowers, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.
SECTION 11.13    Erroneous Payments.
    (a)    If the Agent (x) notifies a Lender, Letter of Credit Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party (any such Lender, Letter of Credit Issuer, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Letter of Credit Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 11.13 and held in trust for the benefit of the Agent, and such Lender, Letter of Credit Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
    (b)    Without limiting immediately preceding clause (a), each Lender, Letter of Credit Issuer, Secured Party or any Person who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Letter of Credit Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender, Letter of Credit Issuer or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 11.13(b).
For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 11.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.13(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender, Letter of Credit Issuer or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Letter of Credit Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender, Letter of Credit Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).
(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments)

with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii)     Subject to Section 12.7 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.
(e)    The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party, to the rights and interests of such Lender, Letter of Credit Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 11.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 11.13 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Letter of Credit Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Article XII.
GENERAL PROVISIONS
Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier or other form of electronic transmission, including email, as follows:

To Agent	Citibank, N.A. 388 Greenwich Street New York, NY 10013 Attention: ABF Portfolio Manager Email: peter.f.crispino@citi.com
To Borrower Agent or any Borrower:
Stitch Fix, Inc.
One Montgomery St. Suite 1100
San Francisco, CA 94104
Attention: Legal Department
E-Mail: legal-notices@stitchfix.com

with a copy (which shall not constitute notice) to:

Cooley LLP
3 Embarcadero Center, 20th Floor
San Francisco, CA 94111-4004
Attention: Maricel Mojares-Moore
Email: mmoore@cooley.com

To any Lender	to its address specified in Annex A or in the Assignment and Acceptance under which it became a party hereto

Any party hereto may change its address, email address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, five (5) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by facsimile or other form of electronic transmission (including by electronic imaging), when such transmission is confirmed. All notices and other communications sent to an e-mail address shall be (i) deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
Delays; Partial Exercise of Remedies. No delay or omission of Agent to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by Agent of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.
Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or any of its Affiliates may have under applicable law, and whether or not such Lender shall have made any demand or the Obligations of Borrowers have matured, each Lender and its Affiliates shall have the right to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of Borrowers or any of their Affiliates against any and all of the Obligations. In the event that any Lender or any of its Affiliates exercises any of its rights under this Section 12.3, such Lender shall provide notice to Agent and Borrowers of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.
Indemnification; Reimbursement of Expenses of Collection.
(a)    Borrowers hereby agree that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, Borrowers will indemnify, defend and hold harmless Agent, each Lender, the Letter of Credit Issuer and each other Secured Party and their respective successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by a Borrower of the proceeds of the Loans, (C) the issuance of any Letter of Credit or the acceptance or payment of any document or draft presented to any issuer thereof or (D) any Indemnified Party’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) the presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries; any Environmental Actions or any Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries; or any other action taken or required to be taken by a Borrower in connection with compliance by such Borrower, or any of its properties, with any Environmental Laws, and (iii) any pending, threatened or actual action, claim, proceeding or suit by any Owner of any Borrower against such Borrower or any actual or purported violation of a Borrower’s Governing Documents or any other agreement or instrument to which a Borrower is a party or by which any of its properties is bound.
(b)    In addition, Borrowers shall, upon demand, pay to each of Agent, the Letter of Credit Issuer and the Lenders all Lender Group Expenses incurred by each of them.
(c)    If and to the extent that the obligations of any Borrower hereunder are unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(d)    Borrowers’ obligations under Sections 4.10 and 4.11 and this Section 12.4 shall survive any termination of this Agreement and the other Loan Documents, the termination, expiration or Collateralization of all Letters of Credit and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.
(D)    Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), or consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers and the Required Lenders (or by Agent at their instruction on their behalf), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by Borrowers and all the Lenders, do any of the following at any time: (a) change the number or percentage of Lenders that shall be required for the Lenders or any of them to take any action hereunder; (b) amend the definition of “Required Lenders”, “Super Majority Lenders” or “Pro Rata Share”; (c) amend this Section 12.5; (d) reduce the amount of principal of, or interest on, or the interest rate applicable to, the Loans or Letters of Credit or any fees or other amounts payable hereunder; (e) postpone any date on which any payment of principal of, or interest on, the Loans or Letters of Credit or any fees or other amounts payable hereunder is required to be made; (f) extend the stated expiry date of any Letter of Credit beyond the Termination Date; (g) release all or substantially all of the value of the guaranties made pursuant to the Guaranty and Security Agreement or any other Loan Document (except as expressly provided in the Loan Documents); (h) release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in the Loan Documents as in effect on the Closing Date); (i)  subordinate any of Agent’s Liens on all or substantially all of the Collateral (except as expressly provided in the Loan Documents as in effect on the Closing Date) or subordinate the Obligations to any other Indebtedness for borrowed money; (j) amend any of the provisions of Section 10.5 or amend, modify or waive any provision of the Loan Documents requiring pro rata treatment of the Lenders; or (k) increase any advance rates under the definition of Borrowing Base (provided that the foregoing shall not impair the ability of Agent to add, remove, reduce or increase reserves against the Borrowing Base in accordance with Section 2.1(b)); provided further that no amendment, waiver or consent shall change the definition of Borrowing Base or any of the component definitions thereof (in each case, provided that the foregoing shall not impair the ability of the Agent to add, remove, reduce or increase reserves against the Aggregate Revolving Credit Commitment, the Borrowing Base, or the Eligible Credit Card Receivables, Eligible Receivables or Eligible Inventory in accordance with Section 2.1(b)) to the extent that any such change results in more credit being available to Borrowers based upon the Borrowing Base, but not otherwise, without the written consent of the Super Majority Lenders; provided, further that no amendment, waiver or consent shall, unless in writing and signed by (i) a Lender, increase the amount of or extend the expiration date of any Commitment of such Lender, (ii) the Letter of Credit Issuer, in addition to the Lenders required above, take any action that affects the rights or duties of the Letter of Credit Issuer under this Agreement or any other Loan Document, (iii) the Swingline Lender, in addition to the Lenders required above, take any action that affects the rights or duties of the Swingline Lender, and (iv) Agent, in addition to the Lenders required above, take any action that affects the rights or duties of Agent under this Agreement or any other Loan Document. Anything in this Section 12.5 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender and the Loans of any Defaulting Lender shall be excluded in determining whether all Lenders or the Required Lenders have taken or may take action hereunder, other than (x) any of the matters governed by Section 12.5(d) and (e) that affect such Lender and (y) with respect to any amendment, waiver, modification, elimination or consent requiring the consent of all Lenders that by its terms specifically discriminates against such Defaulting Lender.

Nonliability of Agent and Lenders. The relationship between and among Borrowers, Agent and the Lenders shall be solely that of borrower, agent and lender and, respectively. Neither the Lenders nor Agent shall have any fiduciary responsibilities to Borrowers. Neither the Lenders nor Agent undertake any responsibility to Borrowers to review or inform Borrowers of any matter in connection with any phase of Borrowers’ business or operations.

Assignments and Participations.
(e)    Borrower Assignment. None of Borrower Agent or any of Borrowers shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Agent and the Lenders, and any assignment in contravention of the foregoing shall be absolutely null and void.
(f)    Lender Assignments. Each Lender may, with the consent of Agent (not to be unreasonably withheld or delayed) and, so long as no Event of Default then exists, Borrower Agent (not to be unreasonably withheld or delayed, and not required in connection with an assignment to a Person that is a Lender or an Affiliate of a Lender and provided that the Borrower Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within 5 Business Days after having received notice thereof), assign to one or more Eligible Assignees (or, if an Event of Default has occurred and is continuing, to one or more other Persons) all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents upon execution and delivery to Agent, for its acceptance and recording in the Register, of an Assignment and Acceptance, together with surrender of any Note or Notes subject to such assignment and a processing and recordation fee payable to Agent for its account of $3,500. No such assignment shall be for less than $2,500,000 of the Commitments or Loans unless it is to another Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, and each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations in respect of the Commitments and the Loans. Upon the execution and delivery to Agent of an Assignment and Acceptance and the payment of the recordation fee to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the “Acceptance Date”), (i) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it under such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it under such Assignment and Acceptance, relinquish its rights (other than any rights it may have under Sections 4.10, 4.11 and 12.4, which shall survive such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(g)    Agreements of Assignee. By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other Loan Documents, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document, (iii) such assignee confirms that it is an Eligible Assignee and has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 6.1(i), the Financial Statements delivered pursuant to Section 7.11, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(h)    Agent’s Register. Agent, acting solely for this purpose, as non-fiduciary agent of the Borrowers shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount (and stated interest) of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of each Assignment and Acceptance and surrender of the affected Note or Notes subject to such assignment, Agent will give prompt notice thereof to Borrower Agent. Within five (5) Business Days after its receipt of such notice, Borrowers shall execute and deliver to Agent a new Note to the assignee in the amount of the applicable Commitment or Loans assumed by it and to the assignor in the amount of the applicable Commitment or Loans retained by it, if any. Such new Note or Notes shall re-evidence the indebtedness outstanding under the surrendered Note or Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated as of the Acceptance Date. Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.
(i)    Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may securitize their Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release any Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to subsection (b) above.
(j)    Lender Participations. Each Lender may sell participations to one or more parties (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents. Notwithstanding a Lender’s sale of a participation interest, such Lender’s obligations hereunder shall remain unchanged. Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No Lender shall grant any Participant the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from which the Participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on, the Loans or participations in Letters of Credit subject to such participation interest; or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans or participations in Letters of Credit subject to such participation interest. To the extent permitted by applicable law, each Participant shall also be entitled to the benefits of Section 4.10, Section 4.11 and 12.4 as if it were a Lender, provided that such Participant agrees to be subject to the last sentence of Section 2.9(b) as if it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and state interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(k)    Securities Laws. Each Lender agrees that it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States or of any other jurisdiction.

(l)    Information. In connection with any assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.21, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.
(m)    Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Counterparts; Facsimile Signatures. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by facsimile or other electronic transmission (including by electronic imaging) all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.
Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Agent or any Lender for the use, forbearance, or detention of the money loaned to Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance Agent or any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrowers. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of Borrowers to Agent and the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until Payment in Full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.

Borrower Agent; Borrowers, Jointly and Severally.
(n)    Economies of Scale. Each Borrower acknowledges that it, together with each other Borrower, make up a related organization of various entities constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, Borrowers render services to or for the benefit of each other, purchase or sell and supply goods to or from or for the benefit of each other, make loans, advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative, marketing, payroll and management services to or for the benefit of each other; have centralized accounting, common officers and directors; and are in certain circumstances are identified to creditors as a single economic and business enterprise. Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower pursuant hereto will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economies of scale associated with Borrowers, as a group, applying for credit or other financial accommodations pursuant hereto on a collective basis.
(o)    Attorney. Each Borrower hereby irrevocably designates Borrower Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, collectively, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrower Agent.
(p)    Co-Borrowers. The handling of this credit facility as a co-borrowing facility with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither the Lenders nor Agent shall incur any liability to Borrowers as a result thereof. To induce Agent and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and the Lenders and holds Agent and the Lenders harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrower Agent or any other action taken by Agent or any Lender with respect to this Section except due to willful misconduct or gross (not mere) negligence by the indemnified party.
(q)    Waivers. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and Payment in Full of the Obligations.
(r)    Joint and Several Obligations. Each Borrower’s liabilities in respect of the Obligations shall at all times be joint and several and shall be absolute and unconditional irrespective of: (i) any lack of validity, regularity or enforceability of this Agreement or any other Loan Document; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document; (iii) any exchange, release or non-perfection of any security interest in any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; (iv) any failure on the part of Agent or any Lender or any other Person to exercise, or any delay in exercising, any right under this Agreement or any other Loan Document; or (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any of Borrowers, any Guarantor or any other guarantor with respect to the Obligations (including all defenses based on suretyship or impairment of collateral, and all defenses that any of Borrowers may assert to the repayment of the Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, and usury), this Agreement and the obligations of Borrowers under this Agreement. The joint and several liabilities of Borrowers hereunder shall remain in full force and effect until the Obligations have been Paid in Full.

(s)    Anything contained in this Agreement to the contrary notwithstanding, the amount of the Obligations for which each Borrower is jointly and severally liable hereunder shall be the aggregate amount of the Obligations unless a court of competent jurisdiction adjudicates such Borrower’s obligations under this Agreement (or the amount thereof) to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), in which case the amount of the Obligations payable by such Borrower hereunder shall be limited to the maximum amount of the Obligations that could be incurred by such Borrower without rendering such Borrower’s obligations under this Agreement invalid or unenforceable under such applicable law.
Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.
LIMITATION OF LIABILITY. NEITHER THE AGENT, ANY LENDER NOR ANY OTHER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO THE LOAN PARTIES (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY THE LOAN PARTIES IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT, SUCH LENDER OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE) THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT, SUCH LENDER, OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE). THE LOAN PARTIES HEREBY WAIVE ALL FUTURE CLAIMS AGAINST THE AGENT AND THE LENDERS AND EACH OTHER INDEMNIFIED PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.
GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.
SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN ANY OF THE LOAN PARTIES AND THE AGENT OR ANY LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES OR THE AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, THAT THE AGENT SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY LOAN PARTY OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE AGENT TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. THE LOAN PARTIES AGREE THAT THEY WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE LENDER. EACH LOAN PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING,

INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.
[RESERVED].
JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE LOAN PARTIES, THE AGENT AND THE LENDERS, OR ANY OF THEM; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES, THE AGENT OR THE LENDERS OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.
Agent Titles. Each Lender, other than Citibank, that is designated (on the cover page of this Agreement or otherwise) by Citibank as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
Publicity. Agent and, upon consultation with Agent, the Loan Parties, may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement (including the use of company logos) and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.
No Third Party Beneficiaries. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto.
Confidentiality. Each of Agent and the Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed by any of them (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any assignee or any actual or prospective assignee, participant, pledgee or Secured Party (or any of their respective advisors) in connection with any actual or prospective assignment, participation or pledge of any Lender’s interest under this Agreement; (g) with the consent of Borrowers (not to be unreasonably withheld, conditioned or delayed); or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent or the Lenders or any of its or their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties. Notwithstanding the foregoing, Agent or the Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ logos, trademarks or product photographs in advertising materials, as provided in Section 12.19. As used herein, “Information” means all information received from a Loan Party relating to it or its business that a reasonable person would consider confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Agent and the Lenders acknowledge that (i) Information may include material non-public information concerning a Loan Party; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

Patriot Act Notice. Agent hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, Agent is required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Lender to identify it in accordance with the Patriot Act. Agent will also require information regarding each personal guarantor, if any, and may require information regarding the Loan Parties’ management and owners, such as legal name, address, social security number and date of birth.
Advice of Counsel. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.
Captions. The captions at various places in this Agreement and any other Loan Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any other Loan Document.
Section XII.2    Platform.
(a)    The Borrowers agree that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Letter of Credit Issuers and the Lenders by posting the Communications on the Platform.
(b)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent nor any of its directors, officers, agents, employees, advisors, shareholders, attorneys or Affiliates (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Agent’s transmission of communications through the Platform, unless it is determined by a final and nonappealable judgment or court order that the damages were the result of acts or omissions constituting gross negligence or willful misconduct of the Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Agent, any Lender or any Letter of Credit Issuer by means of electronic communications pursuant to this Section, including through the Platform.
Right to Cure. Agent may, in its discretion, (a) cure any default by any Loan Party under this Agreement, any other Loan Document or any Material Contract that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of any Collateral or the rights and remedies of Agent and the Lenders therein or the ability of any Loan Party to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any judgment entered against any Loan Party, (c) discharge any charges, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which Agent, in its discretion, determines is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and the Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge the Loan Account or any other account of Borrowers with Agent or the amounts thereof, such amounts to be repayable by Borrowers on demand and bear interest until paid in full at the highest rate then applicable to the Loans. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default and to proceed accordingly.
Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(c)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(d)    the effects of any Bail-in Action on any such liability, including, if applicable:
(e)    a reduction in full or in part or cancellation of any such liability;
(f)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(g)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Time. Time is of the essence in this Agreement and each other Loan Document. Unless otherwise expressly provided, all references herein and in any other Loan Documents to time shall mean and refer to New York time.
Keepwell. Each Borrower and each other Loan Party, to the extent constituting a Qualified ECP Guarantor, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the guaranty contained in the Guaranty and Security Agreement made by it in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect at all times hereafter until the Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that this Section shall constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 12.30    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
(b)    As used in this Section 12.30, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its proper and duly authorized officer as of the date first set forth above.
BORROWER
STITCH FIX, INC.
By:    _David Aufderharr____________________
Name: David Aufderhaar
Title: Chief Financial Officer

LENDERS
CITIBANK, N.A.
By:     __/s/ Peter F. Crispino___________________
Name: Peter F. Crispino
Title:    Authorized Signatory

AGENT
CITIBANK, N.A.
By:     __/s/ Peter F. Crispino___________________
Name: Peter F. Crispino
Title:    Authorized Signatory

ANNEX A

Lender Name and Address for Notices	Revolving Credit Commitment	Pro Rata Shares

Citibank, N.A. 388 Greenwich Street New York, NY 10013 Attention: ABF Portfolio Manager Email: peter.f.crispino@citi.com	$50,000,000	100%